   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           GRIC COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

          CALIFORNIA                        334410                 77-0368092
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
              of                 classification code number)     identification
incorporation or organization)                                        no.)

                           GRIC COMMUNICATIONS, INC.
                            1421 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 955-1920
   (Address and telephone number of Registrant's principal executive offices)

                                JOSEPH M. ZAELIT
                SENIOR VICE PRESIDENT, FINANCE & ADMINISTRATION
                          AND CHIEF FINANCIAL OFFICER
                           GRIC COMMUNICATIONS, INC.
                            1421 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 955-1920
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

         DAVID W. HEALY, ESQ.                       KENNETH LAMB, ESQ.
         HORACE L. NASH, ESQ.                    RICHARD A. STRONG, ESQ.
      WILLIAM R. SCHREIBER, ESQ.                    STANLEY SZE, ESQ.
         THOMAS J. HALL, ESQ.                        TILDA CHO, ESQ.
         JOSHUA N. SUN, ESQ.                        JOHN Z. CHEN, ESQ.
         H. DANIEL KIM, ESQ.                   GIBSON, DUNN & CRUTCHER LLP
          KYLE M. CHIN, ESQ.                      ONE MONTGOMERY STREET
          FENWICK & WEST LLP                 SAN FRANCISCO, CALIFORNIA 94104
         TWO PALO ALTO SQUARE                         (415) 393-8200
     PALO ALTO, CALIFORNIA 94306
            (650) 494-0600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                       TITLE OF EACH CLASS                              PROPOSED MAXIMUM                 AMOUNT OF
                 OF SECURITIES TO BE REGISTERED                    AGGREGATE OFFERING PRICE(1)       REGISTRATION FEE
Common Stock.....................................................          $50,000,000                    $13,900

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                           SHARES

                                     [LOGO]

                                  COMMON STOCK

                               $       PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of GRIC Communications, Inc. This is a firm commitment underwriting.

GRIC expects that the price to the public in the offering will be between $
and $   per share. The market price of the shares after the offering may be higher or lower than the offering price.

We have applied to include the common stock on the Nasdaq National Market under the symbol "GRIC."

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS."

                                                             PER SHARE       TOTAL
                                                            -----------  -------------
Price to the public.......................................   $           $
Underwriting discount.....................................
Proceeds to GRIC..........................................

GRIC has granted an over-allotment option to the underwriters. Under this
option, the underwriters may elect to purchase a maximum of           additional
shares from GRIC within 30 days following the date of this prospectus to cover over-allotments.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
             U.S. BANCORP PIPER JAFFRAY
                                                    VOLPE BROWN WHELAN & COMPANY

               The date of this prospectus is             , 1999.

INSIDE FRONT COVER:

[GRIC logo]

Headline: Global Alliance Network

[picture of our network footprint for Internet roaming and telephony showing countries covered by roaming, and hubs and gateway locations for telephony]

INSIDE FRONT SPREAD:

[GRIC logo]

Headline: Multiple Internet Services. One Global Solution.

[picture shows how we operate our network and CSP to manage the GRIC Alliance, and how service providers in the GRIC Alliance provide Internet services to their end users]

Text:

We manage the network and provide the infrastructure that we make available to telecommunications service providers and Internet service providers to deploy the value-added Internet services which keep our customer's end-users connected globally.

1. Convergent Services Platform (CSP) is the software platform that manages multiple IP-based services over a global network. Operating as a global clearinghouse, we use CSP to handle worldwide authentication, authorization, route origination and termination, provisioning, and clearinghouse services.

2. We manage a global network of our customers, the GRIC Alliance, which is distinguished by companies such as America Online, MindSpring, o.tel.o, and Singapore Telecommunications. We created the GRIC Alliance by forming relationships that allow our customers to share their communications networks, expand their global presence and increase their revenue opportunities.

3. CSP + GRIC Alliance = a single solution that makes it possible for service providers to quickly and economically deploy and manage multiple IP-based services such as global Internet roaming, including corporate remote access capability, and Internet telephony, including voice, fax and prepaid capabilities.

INSIDE BACK COVER:

Logos of our key alliance members and technology partners.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                     ---------
Prospectus Summary.................................................................          4
Risk Factors.......................................................................          7
Forward-Looking Statements.........................................................         16
Use of Proceeds....................................................................         16
Dividend Policy....................................................................         17
Capitalization.....................................................................         18
Dilution...........................................................................         19
Selected Financial Data............................................................         20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.......................................................................         22
Business...........................................................................         33
Management.........................................................................         51
Principal Stockholders.............................................................         61
Related Party Transactions.........................................................         63
Description of Capital Stock.......................................................         64
Shares Eligible for Future Sale....................................................         68
Underwriting.......................................................................         71
Legal Matters......................................................................         73
Experts............................................................................         73
Where You Can Find Additional Information..........................................         74
Index to Consolidated Financial Statements.........................................        F-1

                          ----------------------------

GRIC is our registered trademark and GRIC Alliance, GRIC Network, Global Reach Internet Connection, GRICprepaid, GRICtraveler, GRICphone, GRICfax, GRIC CSP, GRIC Convergent Services Platform and "Technology that brings intelligence to the Internet" are our trademarks. This prospectus also contains trademarks of other companies and organizations.

UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS
ASSUMES:

  - OUR REINCORPORATION IN DELAWARE;

  - THE CONVERSION OF EACH OUTSTANDING SHARE OF PREFERRED STOCK INTO ONE SHARE OF COMMON STOCK;

  - THE ADOPTION OF A 1999 EQUITY INCENTIVE PLAN AND A 1999 EMPLOYEE STOCK PURCHASE PLAN;

  - THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION; AND

  - NO EXERCISE OF WARRANTS TO PURCHASE 995,187 SHARES OF COMMON AND PREFERRED STOCK PRIOR TO THE CLOSING OF THIS OFFERING.

                               PROSPECTUS SUMMARY

YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, "GRIC," "WE," "US" AND "OUR" REFER TO GRIC COMMUNICATIONS, INC., A DELAWARE CORPORATION AND ITS PREDECESSORS AND "IP" OR INTERNET PROTOCOL REFERS TO A STANDARD INDUSTRY METHOD OF IDENTIFYING, TRACKING, AND REASSEMBLING PACKETS OF INFORMATION TRANSFERRED OVER MULTIPLE COMMUNICATIONS NETWORKS, INCLUDING THE INTERNET.

                           GRIC COMMUNICATIONS, INC.

OVERVIEW

We enable telecommunications service providers, Internet service providers and other emerging communications service providers to offer IP-based products and services such as Internet telephony and Internet roaming to their end users on a global basis. Our customers are able to deploy IP-based products and services across our managed global network. We created our network, which we call the GRIC Alliance, by forming relationships with our customers that allow them to share their communications networks. We manage this shared network and provide clearinghouse services using our internally-developed CSP software platform. Our clearinghouse services allow us to settle charges between our customers. These charges are incurred when our customers' end users access the GRIC Alliance network to initiate Internet roaming services or to originate Internet telephony communications. Our global network and CSP technology benefit our customers by enabling them to provide global services to their users over a network managed through the implementation of common technical, service and payment standards.

As of August 31, 1999, the GRIC Alliance included the communications networks of over 300 GRIC Alliance members and over 4,000 Internet access points located in over 140 countries. Current members of the GRIC Alliance include Chunghwa Telecom, Fujitsu Nifty, Globus, MindSpring, o.tel.o, Singapore
Telecommunications and Telstra's On Australia subsidiary, as well as America Online, which recently began offering our Internet roaming service to its subscribers, and Primus Telecommunications, which recently began to offer Internet telephony calls.

Our CSP, or Convergent Services Platform, software is an open, standards-based platform that we use to manage our global infrastructure. CSP is designed to facilitate the introduction, deployment and management of new IP-based services on a global scale across the multiple networks that comprise the GRIC Alliance network. Through CSP, we also provide multi-service transaction management, user authentication and authorization, route termination and clearinghouse services.

Improvements in technology, the efficiency of Internet-based communications, global deregulation of the communications industry and the convergence of the IP-based communications and traditional telecommunications markets all have combined to create significant new opportunities for providers of IP-based services. For example, according to International Data Corporation, voice minutes transmitted over IP-based networks are expected to increase from 300 million minutes in 1998 to 135 billion minutes in 2004, representing an estimated revenue increase from approximately $100 million in 1998 to approximately $19 billion in 2004.

In addition, demand for other IP-based communications services, including Internet roaming, is also expected to increase. According to International Data Corporation, the number of Internet users will increase from approximately 142 million in 1998 to approximately 502 million by 2003.

Our Internet telephony services enable our customers to offer their end users low-cost, high quality, Internet-based phone calls. Our global Internet roaming solution, which includes GRICtraveler and GRICdial, allows our customers to provide their end users with low cost access to the Internet throughout the world by dialing a local number, thereby eliminating the need for costly international calls to their "home" Internet service provider.

STRATEGY

Our goal is to become the preferred global provider of IP-based communications infrastructure and clearinghouse services. In order to achieve this goal, we intend to:

  - continue to add high-quality GRIC Alliance members;

  - cross-sell products and services to GRIC Alliance members;

  - enhance our technology leadership;

  - promote the adoption of CSP;

  - leverage strategic relationships; and

  - increase transaction-based revenue.

PRODUCTS

We enable our customers to offer global Internet roaming through the combination of our GRICtraveler, GRICdial and CSP software. Our global Internet roaming solution allows our customers to provide their end users with low cost access to the Internet throughout the world by dialing a local number, thereby eliminating the need for costly international calls to their "home" Internet service provider. Our Internet telephony services enable our customers to offer their end users low-cost, high quality, Internet-based phone calls. We generate settlement revenues when we provide clearinghouse services to customers whose end users initiate Internet roaming services or originate Internet telephony communications. We also intend to make significant investments to enhance CSP and to develop and market additional IP-based products and services.

Our principal executive offices are located at 1421 McCarthy Blvd., Milpitas, California 95035 and our telephone number is (408) 955-1920.

                                  THE OFFERING

Common stock offered.....................................  shares
Common stock to be outstanding after the offering........  shares
Use of proceeds..........................................  For general corporate purposes, capital expenditures and working
                                                           capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...................  GRIC

The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding as of August 31, 1999. This number does not include 7,206,981 shares of our common stock subject to options and warrants outstanding under our stock plans as of August 31, 1999. The number of shares to be outstanding includes 29,886,911 shares of preferred stock that will be converted into common stock upon the completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

                                                                                                    SIX MONTHS
                                                          FISCAL YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                                       ------------------------------------  ------------------------
                                                          1996        1997         1998         1998         1999
                                                       ----------  ----------  ------------  ----------  ------------
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues.......................................  $      403  $    1,534  $      2,549  $      939  $      3,064
Operating loss.......................................      (1,035)     (8,206)      (17,487)     (6,899)       (8,552)
Net loss.............................................  $   (2,614) $   (3,842) $    (17,902) $   (6,779) $     (9,652)
  Basic and diluted net loss per share from
    continuing operations............................  $    (0.19) $    (1.58) $      (3.28) $    (1.25) $      (1.72)
                                                       ----------  ----------  ------------  ----------  ------------
                                                       ----------  ----------  ------------  ----------  ------------
Shares used to compute basic and diluted net loss per
  share..............................................   5,008,315   5,183,191     5,455,588   5,419,377     5,600,411
                                                       ----------  ----------  ------------  ----------  ------------
                                                       ----------  ----------  ------------  ----------  ------------
Pro forma basic and diluted net loss per share from
  continuing operations(1)...........................                          $      (0.81)             $      (0.35)
                                                                               ------------              ------------
                                                                               ------------              ------------
Shares used to compute pro forma basic and diluted
  net loss per share.................................                            22,090,104                27,496,821
                                                                               ------------              ------------
                                                                               ------------              ------------

                                                                                                 JUNE 30, 1999
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................................................  $  16,593   $
Working capital............................................................................     12,000
Total assets...............................................................................     20,448
Long-term debt and other long-term liabilities, less current portion.......................        995
Redeemable convertible preferred stock.....................................................      8,590
Total stockholders' equity.................................................................      4,944

---------------------
(1) Pro forma gives the effect of the conversion of all outstanding shares of preferred stock into 29,886,911 shares of common stock and the termination of all outstanding warrants to purchase convertible preferred stock upon the closing of this offering without the exercise of any of such warrants.

The as adjusted data give effect to the sale of the       shares of common stock
that we are offering under this prospectus at an assumed initial public offering
price of $      per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the conversion of the redeemable convertible preferred stock and convertible preferred stock into common stock which will occur upon the completion of the offering. See "Capitalization."

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, PROSPECTS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

We have limited experience in developing and providing some of the products and services we currently offer, including our clearinghouse, global Internet roaming and Internet telephony offerings. Since our inception, we have had limited revenue from our current IP-based communications software products and services, and have never generated revenues from licensing our Convergent Services Platform, or "CSP," software as a separately licensed product. Finally, many members of our senior management team and other employees have worked together at GRIC for only a short period of time. Consequently, we have not demonstrated that our business can succeed.

WE HAVE NOT BEEN PROFITABLE TO DATE, AND WE ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

To date, we have not been profitable. We cannot assure you that we will ever achieve or sustain profitability. We reported operating losses of $8.6 million for the first six months of 1999, $17.5 million for 1998, $8.2 million for 1997, and as of June 30, 1999, our accumulated deficit was $34.8 million. We expect to continue to incur operating losses for the foreseeable future. In particular, we expect to continue to invest heavily in research and development and sales and marketing, and we expect to face pressure to adopt new pricing arrangements, including volume discounts, that may lower our gross margins. If revenues do not meet levels we anticipate, or if our costs and expenses exceed our expectations, our business and the price of our common stock may be harmed. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and anticipation of continued losses.

IF WE ARE NOT ABLE TO DEVELOP CSP SOFTWARE PRODUCTS THAT WE CAN LICENSE TO OUR CUSTOMERS, OR TO DEVISE AN APPROPRIATE PRICING MODEL FOR THAT SOFTWARE, WE WOULD LOSE A FUNDAMENTAL PART OF OUR EXPECTED FUTURE BUSINESS.

Our future growth and profitability depend, to a great extent, on our being able to develop and market future versions of our CSP software that can be licensed to current and potential customers as a separate product. This is a complex, long-term development effort, in a rapidly changing and competitive arena. We may not be able to complete the effort successfully, particularly given our lack of experience in development projects of this magnitude.

Even if we succeed in developing future versions of our CSP software, we do not know whether they will achieve market acceptance at all, or if they do that they will support the pricing levels or generate the revenues we anticipate. We have not yet established pricing for the standalone CSP software product or for any related services. We have limited experience with the transaction-based revenue models we hope to use with our CSP software. If we are unable to establish a pricing and revenue model acceptable to our customers, our standalone CSP software product may not be commercially successful. Further, we do not know whether third party developers of Internet communications applications will be willing to develop new applications that interface with CSP, or that we will be able to develop any such applications. These uncertainties make any judgment about our future business prospects particularly risky.

WE MAY NOT BE ABLE TO MAINTAIN OR INCREASE OUR CUSTOMER BASE, WHICH WOULD HARM OUR REVENUE GROWTH.

Our success depends on our ability to maintain and expand our customer base. However, our customers are generally free to use competing products and services, and the costs of switching are low, so we could face significant customer turnover in the future. Our customers are generally not obligated to generate minimum revenues, and some generate very little revenue for us. These factors make it difficult to anticipate what our actual future revenues will be, or to anticipate the rate at which we will add or retain new customers. If we are unable to expand the overall size of our customer base and to increase the average revenues per customer, our business would be harmed.

WE DEPEND ON OUR CUSTOMERS TO MARKET NEW SERVICES TO THEIR END USERS, SO OUR REVENUES DEPEND ON THE ACTIVITIES OF OTHERS AND THE MARKET ACCEPTANCE OF THOSE NEW SERVICES.

Our business depends on the efforts and success of our customers in marketing various IP-based services to their end users because our ability to promote those services is limited. Many of those services, such as Internet telephony, are new and have not proven themselves in the marketplace. Accordingly our customers may be reluctant to promote these services until they gain greater commercial acceptance. If our customers fail to effectively market IP-based services, due to the unproven nature of these services or other factors, our business would be harmed.

WE FACE SIGNIFICANT COMPETITION IN THE MARKETS IN WHICH WE OPERATE, INCLUDING COMPETITION FROM LARGE TELECOMMUNICATIONS COMPANIES, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO SUCCEED.

There are low barriers to entry to new or existing businesses seeking to offer services on the Internet. As a result, our business environment is intensely competitive, highly fragmented and rapidly changing. Competition can come from many sources and may be focused on different segments of our business. For example, we compete directly with iPass in the market for Internet roaming and related settlement services and iPass has a competing alliance. Transnexus offers a clearinghouse service for Internet telephony and, like us, it supports the Open Standards Protocol which is a specification designed to facilitate inter-domain communications for future Internet telephony architectures. Providers of Internet telephony services, such as iBasis (formerly VIP Calling) and ITXC, compete with our Internet telephony products. Potential competitors to future standalone CSP products may include independent software vendors and vendors of operations support system software, such as CAP Gemini, EDS and Lucent Technologies. Large telecommunications companies such as AT&T and MCI Worldcom have the ability and resources to compete in each of our markets or future markets if they choose to do so, including by offering clearinghouse and roaming services.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. In addition, a number of these competitors may combine or form strategic partnerships. As a result, our competitors may be able to offer, or bring to market earlier, products and services that are superior to our own in terms of features, quality, pricing or other factors. Our failure to compete successfully in any of the markets in which we compete could harm our business, and the price of our common stock. See "Business--Competition."

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING GROWTH, WHICH COULD HARM OUR ABILITY TO COMPETE EFFECTIVELY AND OUR OPERATING RESULTS.

In recent periods the rapid growth of the GRIC Alliance and acceleration of our product development efforts, particularly relating to our CSP software, has strained our network operations, product development and other managerial, operating and financial resources. We expect these strains to continue as we grow. In the future, our financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we will have to be able to:

  - manage our research and development efforts effectively;

  - expand the capacity, scalability and performance of our network and software infrastructure;

  - develop our administrative, accounting and management information systems and controls;

  - improve coordination among our engineering, accounting, finance, marketing and operations personnel; and

  - hire and train additional qualified personnel.

We cannot assure you that we will be able to accomplish these tasks, and if we are unable to accomplish any of these tasks, our business may be harmed.

THE MARKET FOR INTERNET TELEPHONY SERVICES, AND OUR INTERNET TELEPHONY PRODUCTS AND SERVICES, INVOLVE SPECIAL UNCERTAINTIES AND RISKS.

INTERNET TELEPHONY IS A NEW AND UNPROVEN MARKET. Using Internet telephony for voice traffic may never achieve widespread acceptance. The Internet telephony market is relatively new; less than 1% of all voice calls worldwide are currently transmitted over IP-based data networks. Telecommunications companies and phone users can be expected to resist migrating to Internet telephony unless it offers clear benefits. If Internet telephony does not achieve commercial acceptance at all or in the time frame anticipated, our Internet telephony business would be harmed.

WE MUST CONTINUOUSLY IMPROVE THE QUALITY OF OUR INTERNET TELEPHONY
SOLUTION. Historically, the sound quality of Internet telephony calls has been poor. Due to capacity constraints on the Internet over which calls travel, Internet telephony callers sometimes experience transmission delays or transmission errors. Failure of the technology to overcome problems causing poor Internet telephony voice quality, or bad connections, could hamper our efforts to grow our Internet telephony business, or result in customer or end user disputes.

THE SUCCESS OF OUR INTERNET TELEPHONY BUSINESS DEPENDS ON THIRD PARTIES. The success of our Internet telephony business depends on our ability to develop and maintain strategic relationships with technology leaders. For example, we must maintain compatibility of our products with the Internet telephony gateways of Lucent Technologies and Cisco Systems and remain compliant with industry standards set by third parties. Further, to increase voice traffic using our Internet telephony service, we must continue to establish arrangements for originating and terminating customer calls and build out our network.

THE PRICING ADVANTAGE OF INTERNET TELEPHONY MAY DECLINE. Today, Internet telephony generally enjoys a price advantage over traditional international long distance rates. We expect this price differential to decline, and it may decline more rapidly than we expect. Should prices of traditional international long distance calls decline to a point where Internet telephony no longer offers a price advantage, Internet telephony would lose a significant competitive advantage, and our Internet telephony business would suffer.

TO DATE, OUR INTERNET TELEPHONY REVENUE IS CONCENTRATED. A small number of customers originate or terminate Internet telephone calls using our Internet telephony services. The loss of any such customer could have a material adverse effect on our Internet telephony business. Any future growth depends in large part on our ability to establish new call origination or termination relationships with customers.

OUR BUSINESS IS PARTICULARLY SENSITIVE TO TECHNICAL DIFFICULTIES IN DELIVERY OF THE SERVICES WE ENABLE.

Our success depends in large part on our ability to assure substantially error-free clearinghouse services, uninterrupted operation of our network and software infrastructure, and a satisfactory experience for our customers' end users when they use IP-based communications services. To achieve these objectives, we depend on the quality, performance and scalability of our products and services, the responsiveness of our technical support and the capacity, reliability and security of our network operations. We also depend on third parties over which we have no control. For example, our ability to serve approximately 66 countries is solely based on our network access agreement with Equant and on Equant's ability to provide reliable Internet access points in those countries. In the past, we have experienced problems due to our inability to detect system malfunctions and due to errors in collection or processing of account usage and settlement data. Due to the high level of performance required for critical communications traffic, any failure to deliver a satisfactory experience to end users, whether or not caused by our own failures, and any failure to provide accurate settlement data in connection with acting as a clearinghouse, could cause demand for our products and services to decline and could harm our business.

AS A CLEARINGHOUSE, WE MAY FACE DIFFICULTIES IN COLLECTING ACCOUNTS RECEIVABLE.

Our financial results may be harmed if our accounts receivable are not collected. There is a financial risk inherent in serving as a clearinghouse for communications service providers because we are obligated to pay amounts owed to customers with a net balance due whether or not we have collected all the net amounts due to us from other customers. In addition, if end users or unauthorized third parties engage in unauthorized or otherwise fraudulent roaming or telephony activity, we may face difficulty collecting the resulting accounts receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS AND SERVICES, WE WILL BE LESS LIKELY TO INCREASE OR MAINTAIN OUR REVENUES.

We expect the market for Internet communications products and services to continue to change rapidly. To succeed, we will be required to adapt to those changes by improving and enhancing our existing products and services, and developing and introducing new products and services. We have not demonstrated that we can develop and market such enhancements and new products or services on a timely or on a cost-effective basis. In the past, we have experienced delays and difficulties that increased expenses of our research and development activities. On several occasions, we have altered the course of our product development efforts or discontinued products after their introduction. If we fail to produce technologically competitive products and services in a cost-effective manner and on a timely basis our business would be harmed.

OUR OPERATING RESULTS FLUCTUATE AND ARE DIFFICULT TO PREDICT, SO WE MAY FAIL TO SATISFY THE EXPECTATIONS OF INVESTORS OR MARKET ANALYSTS AND OUR STOCK PRICE MAY DECLINE.

Our quarterly operating results have fluctuated in the past, and we expect them to continue to fluctuate in the future. Factors that cause these fluctuations, many of which are beyond our control, include:

  - volume of transaction-based revenues;

  - management of our growth;

  - the rate at which customers use our services;

  - our dependence on the timely and successful launch of future products, including future versions of our standalone CSP software products;

  - the mix of services used by end user subscribers of GRIC Alliance members;

  - economic conditions specific to the Internet, as well as general economic and market conditions;

  - our ability to avoid problems in managing the GRIC Alliance network;

  - intense competition;

  - our ability to collect accounts receivable;

  - fluctuations in interest rates; and

  - the international regulatory environment.

Business models relying on the Internet as a medium for providing IP-based communications services are still evolving. As a result, we believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet or exceed securities analysts' or market expectations, the price of our common stock is likely to decline.

OUR LONG SALES CYCLE MAKES IT PARTICULARLY DIFFICULT FOR US TO FORECAST REVENUE, REQUIRES US TO INCUR HIGH COSTS OF SALES, AND AGGRAVATES FLUCTUATIONS IN QUARTERLY FINANCIAL RESULTS.

We compete in the global markets for multiple IP-based communications services, including Internet telephony and Internet roaming. These are all new markets with uncertain demand and there are many technical challenges to overcome. Because these markets are not proven, we have historically experienced, and expect to continue to experience, a long sales cycle in establishing relationships with new customers as well as a significant time lag before licensed customers generate significant transaction-based revenues for us. This makes it difficult for us to predict future revenues. In addition, we generally incur significant sales costs prior to recognizing any related revenue. As a result, our quarterly results of operations are likely to be volatile, which could harm the price of our common stock.

WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Because we conduct business internationally, we are subject to special risks associated with international operations, both directly and indirectly through our affiliates. Those risks include:

  - longer payment cycles;

  - difficulty in accounts receivable collection, including delays due to currency controls and fluctuations;

  - the impact of fluctuating foreign currency exchange rates;

  - foreign taxes; and

  - the burdens of complying with a variety of foreign laws, trade standards, and tariffs and of overcoming trade barriers.

We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. Any of these risks associated with our international operations may harm our business.

WE NEED TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUSTAIN OUR BUSINESS, WHICH IS PARTICULARLY DIFFICULT FOR US BECAUSE WE COMPETE WITH OTHER INTERNET-RELATED COMPANIES IN THE SAN FRANCISCO BAY AREA WHERE WE ARE BASED.

Our future success depends, in part, on the continued service of our key executive, management, and technical personnel, many of whom have only recently been hired, and our ability to attract highly skilled employees. If any key officer or employee were unable or unwilling to continue in their present positions, our business could be harmed. From time to time we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Competition for employees in our industry is intense, particularly in the San Francisco Bay area where we are located, and we have experienced significant attrition. Declines in the market price of our common stock could also hurt employee morale and retention. If we are unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future, that may have a material adverse effect on our business.

LITIGATION ARISING OUT OF INTELLECTUAL PROPERTY INFRINGEMENT OR OTHER COMMERCIAL DISPUTES COULD BE EXPENSIVE AND DISRUPT OUR BUSINESS.

We cannot be certain that our products do not, or will not, infringe upon valid patents, trademarks, copyrights or other intellectual property rights held by third parties. See "Business--Intellectual Property." In addition, since we rely on third parties to help us develop, market and support our product and service offerings, we cannot assure you that litigation will not arise from disputes with such third parties. From time to time we have been, and expect to continue to be, parties to disputes with such third parties. We may incur substantial expenses in defending against these claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters or materially disrupt the conduct of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 to our Financial Statements.

WE EXPECT TO NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

We expect to be required in the future to raise additional capital to fund our operations, to finance the investments in equipment and corporate infrastructure needed for the expansion of our network, to enhance and expand the range of products and services we offer and to respond to competitive pressures and perceived opportunities. To date, our cash flow from operations has not been sufficient to cover our expenses and capital needs, and we cannot assure you that it will be sufficient in the future. We also cannot assure you that any financing will be available on terms favorable to us. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could have a material adverse effect on our business, prospects, results of operations or financial condition or on the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL AFTER THESE OFFERINGS.

Immediately after the closing of the offering, our executive officers and directors and their respective affiliates will own approximately ___% of our outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control of our company.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER AND SUPPRESS OUR STOCK PRICE.

Provisions of our certificate of incorporation, bylaws and Delaware law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders and this may potentially lower the price of our common stock. These provisions of our certificate of incorporation and bylaws:

  - authorize the board to issue preferred stock;

  - prohibit cumulative voting in the election of directors;

  - limit the persons who may call special meetings of stockholders;

  - prohibit stockholder action by written consent; and

  - establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, we may adopt a shareholder rights plan or "poison pill" and we have elected to remain subject to the anti-takeover provisions of Section 203 of the Delaware Corporations Code. As a result of all this, we may discourage takeover attempts.

THE YEAR 2000 RISKS WE FACE ARE PARTICULARLY COMPLEX AND UNPREDICTABLE BECAUSE WE INTERFACE WITH SO MANY OTHER SYSTEMS.

On January 1, 2000, computer systems and software used by many companies in a wide variety of industries may produce erroneous results or fail unless they process date information correctly. We may face claims based on Year 2000 issues arising from the integration of multiple products or services, including ours, within an overall system or network. In addition, we rely on networks, including the Internet, the circuit-switched telephone network and private data networks, and computer hardware and software, owned and maintained by third-parties, some of which may not be Year 2000 compliant. We have not assessed the Year 2000 compliance of the many parties with whom we interface. Failure of any of these parties' systems or software to process date information on and after January 1, 2000 could seriously impact our ability to deliver our services or involve us in expensive litigation. We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies we are dependent upon are not Year 2000 compliant and fail to operate effectively on and after January 1, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

RISKS RELATED TO OUR INDUSTRY

THE FUTURE DIRECTION AND GROWTH OF CONVERGED IP-BASED COMMUNICATIONS SERVICES, UPON WHICH WE DEPEND, IS UNCERTAIN.

The growth of our revenues requires validation of the Internet as an effective medium for the delivery of Internet roaming, Internet telephony and other IP-based communications services. The infrastructure of the public Internet may not continue to be able to support increased demands on it, and the performance or reliability of the Internet may be adversely affected. Our business would be harmed if the Internet does not continue to grow as a telecommunications medium, but that growth may be inhibited by factors such as:

  - quality of the Internet infrastructure, including the ability of vendors to develop Internet networking equipment that offers telecommunications-grade communications services over the Internet;

  - security concerns;

  - new regulatory requirements;

  - inconsistent quality of service; and

  - lack of availability of cost-effective service.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR BUSINESS AND OTHER IP-BASED COMMUNICATIONS.

A significant barrier to widespread adoption of electronic commerce and communications is the secure transmission of confidential information over public networks. The Internet is a public network and data is sent over this network from many sources. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of the security of our network or those of others, and impact the ability to ensure proprietary information is protected. If any well-publicized compromises of such information were to occur, it could have the effect of substantially reducing or delaying the expansion of the use of the Internet for IP-based communications.

U.S. OR FOREIGN GOVERNMENTAL REGULATIONS REGARDING INTERNET TELEPHONY OR THE INTERNET GENERALLY MAY BE ENACTED, WHICH COULD IMPEDE OUR BUSINESS.

To date, governmental laws and regulations applicable to access to or commerce on the Internet or use of the Internet to provide telephone service have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. For example, the Federal Communications Commission, or the FCC, has at times considered proposals to impose surcharges or other common carrier regulations upon certain providers of Internet telephony to end users located within the U.S. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation which would apply to Internet telephony providers. In addition, Congress and other federal entities have adopted or are considering other legislative and regulatory proposals that would further regulate the Internet. Further, a number of foreign countries prohibit Internet telephony or permit but regulate Internet telephony. Other foreign countries, have considered or are considering whether to regulate Internet telephony. The European Union has also enacted several directives relating to the Internet, including one which affects U.S. companies that collect or transmit information over the Internet from individuals in European Union Member States. New domestic or foreign taxes could also be adopted that would apply to the delivery or use of communications services over the Internet. Uncertainty and new regulations could increase our costs of doing business or prevent us from delivering our products and services over the Internet or significantly slow the growth of the Internet. This could delay growth in demand for our products and services and harm our business. See "Business--Governmental Regulations."

RISKS RELATED TO THIS OFFERING

MARKET VOLATILITY MAY AFFECT OUR STOCK PRICE.

Prior to the offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our common stock or how liquid that market might become. The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in any future trading market.

The stock market has experienced extreme price and volume fluctuations. In particular, the market prices of the securities of Internet-related companies have been especially volatile, and often these fluctuations have been unrelated to operating performance. In the past, following periods of market volatility, security holders have instituted class action litigation. If the market value of our stock experiences adverse fluctuations and we become involved in this type of litigation, we could incur substantial legal costs and management's attention could be diverted. These developments could harm our business.

OUR STOCK PRICE MAY BE SUBJECT TO WIDE FLUCTUATIONS DUE TO BUSINESS, FINANCIAL, COMPETITIVE OR MARKET DEVELOPMENTS OR STOCK SALES BY CURRENT STOCKHOLDERS.

Factors which could cause the market price for our common stock to be highly volatile and subject to wide fluctuations include:

  - quarterly variations in our operating results;

  - announcements of technological innovations by us or our competitors;

  - announcements of new products or services by us or our competitors;

  - investor perception of us, the market for IP-based communications services or the Internet in general;

  - changes in financial estimates by securities analysts; and

  - general economic and market conditions.

In addition, the market price of our common stock could decrease as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. The risk of such sales will increase substantially when the underwriter lockup agreements or equivalent contractual restrictions, covering approximately 36,030,945 shares, expire 180 days after closing of this offering. These factors could make it more difficult for us to raise funds through future offerings of our common stock. See "Dilution."

INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

Persons purchasing shares of common stock in this offering will incur immediate and substantial dilution in net tangible book value per share. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements that involve substantial uncertainties. These statements include, among others, statements concerning the following:

  - use of proceeds;

  - projected increases in sales and marketing, research and development and capital expenditures;

  - liquidity;

  - the expansion of the GRIC Alliance;

  - our strategy of enhancing our current products and services and expanding into new products and services;

  - our efforts to increase brand awareness;

  - our development of strategic relationships; and

  - our strategy to encourage widespread adoption of CSP and to make CSP a preferred platform.

We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

In addition, this prospectus includes data relating to the long-distance telephone, Internet telephony, Internet roaming and IP-based communications markets. Some of this data was obtained from industry publications and reports, such as reports by TeleGeography and International Data Corporation. These reports assume certain events, trends and activities will occur and they project information on those assumptions. We have not independently verified this data. Also, we have not sought the consent of all of these organizations to refer to their reports in this prospectus.

We cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         from
the sale of       shares of our common stock ($       if the underwriters'
over-allotment option is exercised in full) at an assumed initial public
offering price of $       per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses. The primary purposes of this offering are to obtain additional working capital, create a public market for our common stock, facilitate our future access to public capital markets and provide liquidity to existing stockholders.

We intend to use the proceeds from this offering for working capital and general corporate requirements. We may use the proceeds for acquisitions of technologies, product lines or businesses that are complementary to our business. We have no current acquisition plans. Pending such uses, we plan to invest the net proceeds in short-term to medium-term interest-bearing, investment grade securities. Management will have broad discretion over the allocation of the net proceeds from this offering.

                                DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock or other securities. A current equipment financing arrangement prohibits us from paying cash dividends. We do not anticipate paying a cash dividend in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth the following information, as of June 30, 1999:

  - our actual capitalization;

  - our pro forma capitalization after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock and convertible preferred stock into shares of common stock upon the closing of this offering; and

  - our pro forma as adjusted capitalization to give effect to the sale of shares of common stock offered under this prospectus at an assumed
    initial public offering price of $         per share, less the estimated
    underwriting discounts and commissions and estimated offering expenses.

                                                                    JUNE 30, 1999
                                                        -------------------------------------
                                                                                   PRO FORMA
                                                          ACTUAL      PRO FORMA   AS ADJUSTED
                                                        -----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                     SHARE DATA)
Current portion of long-term debt.....................   $     373    $     373    $     373
                                                        -----------  -----------  -----------

Long-term debt and other long-term liabilities........         995          995          995
                                                        -----------  -----------  -----------

Redeemable convertible preferred stock, $0.001 par
  value, 16,870,000 shares authorized, 14,596,752
  shares issued and outstanding, actual; no shares
  authorized, issued or outstanding, pro forma and pro
  forma as adjusted...................................       8,590           --           --
                                                        -----------  -----------  -----------

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $0.001 par value,
    17,500,000 shares authorized, actual; 15,290,159
    shares issued and outstanding, actual; none pro
    forma; no shares authorized, issued or outstanding
    pro forma as adjusted.............................          15           --           --
  Common stock, $0.001 par value, 60,000,000 shares
    authorized, 5,978,790 shares issued and
    outstanding, actual; 60,000,000 shares authorized,
    35,865,701 shares issued and outstanding, pro
    forma;           shares authorized,         shares
    issued and outstanding, pro forma as adjusted.....           6           36
  Additional paid-in capital..........................      39,753       48,328
  Accumulated deficit.................................     (34,830)     (34,830)
                                                        -----------  -----------  -----------
    Total stockholders' equity........................       4,944       13,534
                                                        -----------  -----------  -----------
      Total capitalization............................   $  14,902    $  14,902    $
                                                        -----------  -----------  -----------
                                                        -----------  -----------  -----------

The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted column exclude:

  - 6,464,294 shares issuable upon the exercise of options outstanding at June 30, 1999 under our stock option plans and 1,556,916 shares available for future issuance under those plans;

  - 893,937 shares issuable upon exercise of outstanding warrants as of June 30, 1999; and

  - 1,368,250 shares issuable upon exercise of outstanding options granted after June 30, 1999 and prior to August 31, 1999.

                                    DILUTION

The pro forma net intangible book value of our common stock as of June 30, 1999, after giving effect to the conversion of all outstanding shares of preferred
stock into common stock, was $         , or approximately $         per share.
Pro forma net tangible book value per share represents the amount of our total
tangible assets less total liabilities, divided by       shares of common stock
outstanding before the offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to this offering, our pro forma net tangible book value as of June 30, 1999
would have been $         , or $         per share. This represents an immediate
increase in pro forma net tangible book value of $         per share to existing
stockholders and an immediate dilution in net tangible book value of $ per share to new investors purchasing shares at the initial public offering price. Investors participating in this offering will incur immediate, substantial dilution. The following table illustrates the per share dilution:

Assumed initial public offering price per share.........................             $
  Pro forma net tangible book value per share as of June 30, 1999.......  $
  Increase in pro forma net tangible book value per share attributable to new investors....................................................  $
                                                                                ---
Pro forma net tangible book value per share after offering..............             $
                                                                                           ---
Dilution per share to new investors.....................................             $
                                                                                           ---
                                                                                           ---

The following table summarizes, on a pro forma basis as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We
have assumed an initial public offering price of $         per share, and we
have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                                                                  TOTAL CONSIDERATION
                                                          SHARES PURCHASED                                  AVERAGE
                                                      ------------------------  ------------------------     PRICE
                                                        NUMBER       PERCENT      AMOUNT       PERCENT     PER SHARE
                                                      -----------  -----------  -----------  -----------  -----------
Existing stockholders...............................                         %                         %
New investors.......................................
                                                           -----          ---        -----          ---
  Total.............................................                      100%                      100%
                                                           -----          ---        -----          ---
                                                           -----          ---        -----          ---

The foregoing discussion and table assume no exercise of any outstanding stock options or warrants. As of June 30, 1999, there were options and warrants outstanding to purchase a total of 7,358,231 shares of common stock. The exercise of outstanding stock options or warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

                            SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with, and is qualified by reference to, the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

The statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The balance sheet data at December 31, 1996 is derived from our audited balance sheet not included in this prospectus. The statements of operations data for the six months ended June 30, 1998 and June 30, 1999, and the balance sheet data at June 30, 1999, are derived from unaudited financial statements included elsewhere in this prospectus and, in our opinion, include all adjustments, consisting solely of normal recurring accruals, which are necessary to present fairly the data for such periods. Selected financial data for the years prior to 1996 relate to discontinued operations and are not presented. Historical results are not necessarily indicative of future results, and the results for interim periods are not necessarily indicative of results to be expected for the entire year.

                                                                                            SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                         -----------------------------------------  ---------------------------
                                             1996          1997          1998           1998          1999
                                         ------------  ------------  -------------  ------------  -------------
                                                                                            (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Settlement...........................  $         --  $        254  $       1,666  $        629  $       1,966
  Software and other...................           403         1,280            883           310          1,098
                                         ------------  ------------  -------------  ------------  -------------
    Total revenues.....................           403         1,534          2,549           939          3,064
Costs and expenses:
  Cost of settlement revenues..........            --           156          1,444           391          1,523
  Cost of software and other
    revenues...........................            --           708          2,482           219             74
  Network and operations...............            --           837          1,117           411          1,163
  Research and development.............           998         2,314          5,080         2,397          3,430
  Sales and marketing..................            49         3,723          6,373         2,932          3,560
  General and administrative...........           391         2,002          3,540         1,488          1,866
                                         ------------  ------------  -------------  ------------  -------------
    Total costs and expenses...........         1,438         9,740         20,036         7,838         11,616
                                         ------------  ------------  -------------  ------------  -------------
Operating loss.........................        (1,035)       (8,206)       (17,487)       (6,899)        (8,552)
Interest income and other, net.........           104            79            192           137            159
Interest expense.......................            --            --           (575)           --         (1,241)
                                         ------------  ------------  -------------  ------------  -------------
Loss from continuing operations before
  income taxes.........................          (931)       (8,127)       (17,870)       (6,762)        (9,634)
Provision for income taxes from
  continuing operations................            --            59             32            17             18
                                         ------------  ------------  -------------  ------------  -------------
Net loss from continuing operations....          (931)       (8,186)       (17,902)       (6,779)        (9,652)
Discontinued operations:
  Loss from discontinued operations....        (1,683)         (774)            --            --             --
  Gain on disposal of discontinued
    operations.........................            --         5,118             --            --             --
                                         ------------  ------------  -------------  ------------  -------------
Net loss...............................  $     (2,614) $     (3,842) $     (17,902) $     (6,779) $      (9,652)
                                         ------------  ------------  -------------  ------------  -------------
                                         ------------  ------------  -------------  ------------  -------------

                                                                                            SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                         -----------------------------------------  ---------------------------
                                             1996          1997          1998           1998          1999
                                         ------------  ------------  -------------  ------------  -------------
                                                                                            (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Basic and diluted net loss per share
  from continuing operations...........  $      (0.19) $      (1.58) $       (3.28) $      (1.25) $       (1.72)
                                         ------------  ------------  -------------  ------------  -------------
                                         ------------  ------------  -------------  ------------  -------------
  Basic and diluted net loss per
    share..............................  $      (0.52) $      (0.74) $       (3.28) $      (1.25) $       (1.72)
                                         ------------  ------------  -------------  ------------  -------------
                                         ------------  ------------  -------------  ------------  -------------
  Shares used to compute basic and
    diluted net loss per share.........     5,008,315     5,183,191      5,455,588     5,419,377      5,600,411
                                         ------------  ------------  -------------  ------------  -------------
                                         ------------  ------------  -------------  ------------  -------------
  Pro forma basic and diluted net loss
    per share from continuing
    operations(1)(2)...................                              $       (0.81)               $       (0.35)
                                                                     -------------                -------------
                                                                     -------------                -------------
  Shares used to compute pro forma
    basic and diluted net loss per
    share..............................                                 22,090,104                   27,496,821
                                                                     -------------                -------------
                                                                     -------------                -------------

                                                                     DECEMBER 31,                        PRO FORMA
                                                            -------------------------------  JUNE 30,    JUNE 30,
                                                              1996       1997       1998       1999       1999(2)
                                                            ---------  ---------  ---------  ---------  -----------
                                                                    (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $   3,342  $   8,481  $   1,362  $  16,593   $  16,593
Working capital (deficit).................................      4,026      7,839     (7,509)    12,000      12,000
Total assets..............................................      5,796      9,855      4,740     20,448      20,448
Long-term debt and other long-term liabilities, less
  current portion.........................................         --         19      1,069        995         995
Redeemable convertible preferred stock....................      8,590      8,590      8,590      8,590          --
Total stockholders' equity (deficit)......................     (3,402)        61    (14,806)     4,944      13,534

---------------------
(1) See Note 2 of Notes to the Consolidated Financial Statements for information concerning the calculation of pro forma basic and diluted net loss per share.
(2) Pro forma gives the effect of the conversion of all outstanding shares of preferred stock into 29,886,911 shares of common stock and the termination of all outstanding warrants to purchase convertible preferred stock upon the closing of this offering without exercise of any of such warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. SEE "FORWARD-LOOKING STATEMENTS." THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF SEVERAL FACTORS, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

We enable telecommunications service providers, Internet service providers and other emerging communication service providers to offer IP-based products and services such as Internet telephony and Internet roaming to their end users on a global basis. Our customers are able to deploy IP-based products and services across our managed global network. We created our network, which we call the GRIC Alliance, by forming relationships with our customers that allow them to share their communications networks. We manage this shared network and provide clearinghouse services using our internally-developed CSP software platform. Our clearinghouse services allow us to settle charges between our customers. These charges are incurred when our customers' end users access the GRIC Alliance network to initiate Internet roaming services or to originate Internet telephony communications. Our global network and CSP technology benefit our customers by enabling them to provide global services to their users over a network managed through the implementation of common technical, service and payment standards.

Our predecessor corporation, incorporated in California in 1994, was both an Internet service provider, or "ISP," in Northern California and a developer of software for the ISP community, including our current Internet roaming software. In 1997 we sold our local ISP business and related assets. Operations that related to our ISP business through 1997 are reflected as discontinued operations. We intend to reincorporate in Delaware prior to the completion of this offering.

To date, we have derived our revenues primarily from clearinghouse services to customers providing Internet roaming and Internet telephony services to their end users and from licenses of software to customers seeking to offer those services using our network. We have also derived revenue from sales of equipment, maintenance and support services.

Settlement revenues are generated when we provide clearinghouse services to customers whose end users initiate Internet roaming services or originate Internet telephony communications. For each global Internet roaming transaction, we use CSP to track the usage, collect the amount that a roamer's "home" service provider owes us, pay the appropriate amount to the service provider enabling local access, and provide the underlying usage data to our customer to enable billing of its end user. For each Internet telephony call, we use CSP to track the usage, settle the amounts owed for use of the GRIC network between our customers that were involved in the transaction and provide the underlying usage data to our customers to enable billing of its end users.

We have incurred substantial losses since our inception as a result of expenses associated with building our GRIC Alliance and distributed network infrastructure, and developing our software products. As of June 30, 1999, we had an accumulated deficit of approximately $34.8 million. We anticipate that our operating expenses will increase substantially in the future as we continue to expand our network and develop our software products. Accordingly, we expect to incur additional losses for the foreseeable future and, we cannot assure you that we will achieve or sustain profitability. See "Risk Factors--We have not been profitable to date, and we anticipate continued losses for the foreseeable future."

Our business model has evolved in the course of our development and we believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. See "Risk Factors--Our operating history is limited, so it will be difficult for you to evaluate our business in making an investment decision."

RESULTS OF OPERATIONS

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated.

                                                                                                      SIX MONTHS
                                                                          YEAR ENDED                    ENDED
                                                                         DECEMBER 31,                  JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1996       1997       1998       1998       1999
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Revenues:
  Settlement..................................................         --%        17%        65%        67%        64%
  Software and other..........................................        100         83         35         33         36
                                                                      ---        ---        ---        ---        ---
    Total revenues............................................        100        100        100        100        100
Costs and expenses:
  Cost of settlement revenues.................................         --         10         57         42         50
  Cost of software and other revenues.........................         --         46         97         23          2
  Network and operations......................................         --         55         44         44         38
  Research and development....................................        248        151        199        255        112
  Sales and marketing.........................................         12        243        250        312        116
  General and administrative..................................         97        131        139        158         61
                                                                      ---        ---        ---        ---        ---
    Total costs and expenses..................................        357        636        786        834        379
                                                                      ---        ---        ---        ---        ---
Operating loss................................................       (257)%      (536)%      (686)%      (734)%      (279)%
                                                                      ---        ---        ---        ---        ---
                                                                      ---        ---        ---        ---        ---

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

  REVENUES

Total revenues increased to $3.1 million for the first six months of 1999 from $939,000 for the first six months of 1998, representing an increase of 226%. Both settlement revenues and software and other revenues grew significantly during this period.

SETTLEMENT REVENUES. Settlement revenues increased to $2.0 million for the first six months of 1999 from $629,000 for the first six months of 1998, an increase of 213%. This increase reflects higher volumes of Internet roaming and, to a lesser extent, Internet telephony transactions. We expect revenues from Internet telephony to increase in the future at a faster rate than revenues from Internet roaming.

SOFTWARE AND OTHER REVENUES. Software and other revenues increased to $1.1 million for the first six months of 1999 from $310,000 for the first six months of 1998, representing an increase of 254%. This increase is primarily due to higher sales of our prepaid Internet telephony software and related services, which we introduced in February 1999, and higher sales of our Internet roaming software and related services.

  COSTS AND EXPENSES

COST OF SETTLEMENT REVENUES. Cost of settlement revenues represents the amounts we pay for access points of presence for Internet roaming services for our customers, and to terminate Internet telephony services for our customers. Cost of settlement revenues increased to $1.5 million for the first six months of 1999 from $391,000 for the first six months of 1998, an increase of 290%. The increase is due to higher sales volumes, primarily our Internet roaming and Internet telephony services.

COST OF SOFTWARE AND OTHER REVENUES. Cost of software and other revenues represents license fees for third-party software that is incorporated into our software products, and the cost of Internet telephony equipment. Cost of software and other revenues decreased to $74,000 for the first six months of 1999 from $219,000 for the first six months of 1998, representing a decrease of 66%. This decrease is primarily attributable to our decision to no longer sell certain customized software and hardware, offset partially by increased sales of Internet telephony equipment.

NETWORK AND OPERATIONS. Network and operations costs include expenses associated with operating our network, such as salaries, benefits, allocated facility and management information systems costs, co-location of network equipment and leased telecommunication lines, and depreciation on network equipment. Network and operations expenses increased to $1.2 million for the first six months of 1999 from $411,000 for the first six months of 1998, representing an increase of 183%. This increase was primarily due to higher costs associated with the expansion of our customer support and network operations center to 24 hours-per-day, seven days-a-week, co-location of network equipment, leased line costs, allocated expenses, and personnel costs. We expect that network and operations costs will continue to increase in absolute dollars as we expand our network infrastructure to meet anticipated increases in transaction processing volume.

RESEARCH AND DEVELOPMENT. Research and development expenses include salaries, benefits, and recruiting costs of employees and outside consultants who work on the development of our software and quality assurance, allocated facility, management information services and depreciation costs. Research and development increased to $3.4 million for the first six months of 1999 from $2.4 million for the first six months of 1998, representing an increase of 43%. This increase was primarily due to the development of our CSP software. To date, all software development costs have been expensed in the period incurred. We believe that continued investment in research and development is critical to achieve our strategic objectives, and we expect that research and development expenses will increase significantly in absolute dollars in the future.

SALES AND MARKETING. Sales and marketing expenses include salaries, benefits and commissions earned by sales and marketing personnel, allocated facility, management information systems and depreciation costs, marketing and promotional programs, and the costs associated with our domestic and international sales offices. Sales and marketing expenses increased to $3.6 million for the first six months of 1999 from $2.9 million for the first six months of 1998, representing an increase of 21%. This increase reflects the hiring of additional personnel to expand the coverage of geographic markets and support Internet telephony, which was introduced in the fourth quarter of 1998. We expect that sales and marketing expenses will increase significantly in absolute dollars in the future as we seek to expand our customer base and increase brand awareness.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of general corporate and facility costs as well as salary, benefits and related costs for executive, finance, legal, administrative, human resources and management information systems functions. General and administrative expenses increased to $1.9 million for the first six months of 1999 from $1.5 million for the first six months of 1998, representing an increase of 25%. This increase reflects the hiring of additional personnel, including key executives, to provide the infrastructure to support future growth. We expect that general and administrative expenses will continue to increase in absolute dollars in the future as a result of the continued expansion of our administrative staff and the expenses associated with becoming a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.

  INTEREST INCOME AND OTHER, NET

Interest income and other, net primarily represents interest income on cash balances. Interest income and other, net increased to $159,000 for the first six months of 1999 from $137,000 for the first six months of 1998, an increase of 16%. This increase is primarily due to higher average cash balances during the first six months of 1999.

  INTEREST EXPENSE

Interest expense consists of amortization of warrant expense associated with the fair value of warrants issued in connection with our financing activities and interest expense associated with capital leases and bridge financing. Interest expense of $1.2 million for the first six months of 1999 was primarily due to the amortization of warrants. We incurred no interest expense for the first six months of 1998.

  INCOME TAXES

The provision for income taxes consists primarily of foreign taxes. FASB Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. We intend to evaluate the ability to realize the deferred tax assets on a quarterly basis.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  REVENUES

Total revenues increased to $2.5 million in 1998 from $1.5 million in 1997, an increase of 66%, and to $1.5 million in 1997 from $403,000 in 1996, an increase of 281%.

SETTLEMENT REVENUES. Settlement revenues increased to $1.7 million in 1998 from $254,000 in 1997, an increase of 556%. We recognized no settlement revenues in 1996. These increases were due to increases in the numbers of customers and transactions.

SOFTWARE AND OTHER REVENUES. Software and other revenues decreased to $883,000 in 1998 from $1.3 million in 1997, a decrease of 31%, and increased to $1.3 million in 1997 from $403,000 in 1996, an increase of 218%. The decrease in 1998 from 1997 was primarily attributable to our decision to no longer sell certain customized software and hardware. The increase in 1997 from 1996 was primarily due to increased sales of Internet fax hardware and software and, to a lesser extent, to increased sales of Internet roaming software and related services.

  COSTS AND EXPENSES

COST OF SETTLEMENT REVENUES. Cost of settlement revenues increased to $1.4 million in 1998 from $156,000 in 1997, an increase of 826%. We incurred no cost of settlement revenues in 1996. The increases during these periods were due to higher volumes of transactions, primarily for Internet roaming.

COST OF SOFTWARE AND OTHER REVENUES. The cost of software and other revenues increased to $2.5 million in 1998 from $708,000 in 1997, an increase of 251%. We incurred no cost of software and other revenues in 1996. The increase in 1998 from 1997 was primarily due to a charge of $1.5 million in the fourth quarter of 1998 related to a purchase commitment for licenses of certain customized software which we are no longer selling and due to sales of Internet telephony equipment. The increase in 1997 from 1996 was primarily due to higher volumes of software licenses.

NETWORK AND OPERATIONS. Network and operation expenses increased to $1.1 million in 1998 from $837,000 in 1997, an increase of 34%. We incurred no network and operations expenses in 1996. The increases during the periods were due to an expansion of our network operations center.

RESEARCH AND DEVELOPMENT. Research and development expenses increased to $5.1 million in 1998 from $2.3 million in 1997, an increase of 120%, and to $2.3 million in 1997 from $998,000 in 1996, an increase of 132%. The increases are primarily due to increased spending on development of our CSP software.

SALES AND MARKETING. Sales and marketing expenses increased to $6.4 million in 1998 from $3.7 million in 1997, an increase of 71%. We incurred sales and marketing expenses of $49,000 in 1996. These increases are due to the costs of establishing and expanding our sales and marketing departments.

GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $3.5 million in 1998 from $2.0 million in 1997, an increase of 77%, and to $2.0 million in 1997 from $391,000 in 1996, representing an increase of 412%. These increases were primarily due to the recruiting and hiring of additional personnel, including key executives.

  INTEREST INCOME AND OTHER, NET

Interest income and other, net, increased to $192,000 in 1998 from $79,000 in 1997, an increase of 143%, and decreased to $79,000 in 1997 from $104,000 in 1996, a decrease of 24%. These fluctuations were due to changes in the average cash balances during each year.

  INTEREST EXPENSE

Interest expense of $575,000 in 1998 primarily represents amortization of warrants. We had no interest expense in 1997 and 1996.

  INCOME TAXES

Income taxes decreased to $32,000 in 1998 from $59,000 in 1997, representing a decrease of 46%. We incurred no income taxes in 1996.

  DISCONTINUED OPERATIONS

In 1997, we sold our interest in our local ISP business and related assets that we operated as a separate segment of the business. The sale has been accounted for as discontinued operations. Losses from discontinued operations were $774,000 in 1997 and $1.7 million in 1996. Gain on disposal of this operation was $5.1 million in 1997.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth certain unaudited consolidated statement of operations data for the six quarters ended June 30, 1999, as well as such data expressed as a percentage of our total revenues for the respective periods indicated. This data has been derived from unaudited Consolidated Financial Statements that have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the Consolidated Financial Statements and Notes thereto. Our quarterly results have been in the past and may in the future be subject to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as an indication of the results to be expected in future periods.

                                                                                    QUARTERS ENDED
                                                         --------------------------------------------------------------------
                                                          MARCH 31,   JUNE 30,   SEPT 30,    DEC 31,    MARCH 31,   JUNE 30,
                                                            1998        1998       1998       1998        1999        1999
                                                         -----------  ---------  ---------  ---------  -----------  ---------
                                                                                    (in thousands)
Revenues:
  Settlement...........................................   $     284   $     345  $     444  $     593   $     736   $   1,230
  Software and other...................................         176         134        330        243         430         668
                                                         -----------  ---------  ---------  ---------  -----------  ---------
    Total revenues.....................................         460         479        774        836       1,166       1,898
                                                         -----------  ---------  ---------  ---------  -----------  ---------
Costs and Expenses:
  Cost of settlement revenues..........................         171         220        481        572         631         892
  Cost of software and other revenues..................          88         131        270      1,993          24          50
  Network and operations...............................         195         216        318        388         561         602
  Research and development.............................       1,047       1,350      1,321      1,362       1,461       1,969
  Sales and marketing..................................       1,430       1,502      1,592      1,849       1,643       1,917
  General and administrative...........................         617         871        998      1,054         924         942
                                                         -----------  ---------  ---------  ---------  -----------  ---------
    Total costs and expenses...........................       3,548       4,290      4,980      7,218       5,244       6,372
                                                         -----------  ---------  ---------  ---------  -----------  ---------
Operating loss.........................................      (3,088)     (3,811)    (4,206)    (6,382)     (4,078)     (4,474)
Interest income and other, net.........................          75          62         16         39          40         119
Interest expense.......................................          --          --        (33)      (542)       (391)       (850)
                                                         -----------  ---------  ---------  ---------  -----------  ---------
Loss before income taxes...............................      (3,013)     (3,749)    (4,223)    (6,885)     (4,429)     (5,205)
Provision for income taxes.............................           5          12         11          4           8          10
                                                         -----------  ---------  ---------  ---------  -----------  ---------
Net loss...............................................   $  (3,018)  $  (3,761) $  (4,234) $  (6,889)  $  (4,437)  $  (5,215)
                                                         -----------  ---------  ---------  ---------  -----------  ---------
                                                         -----------  ---------  ---------  ---------  -----------  ---------

                                                                                      QUARTERS ENDED
                                                            -------------------------------------------------------------------
                                                              MARCH 31,     JUNE 30,     SEPT 30,      DEC 31,      MARCH 31,
PERCENTAGE OF REVENUE:                                          1998          1998         1998         1998          1999
----------------------------------------------------------  -------------  -----------  -----------  -----------  -------------
Revenues:
  Settlement..............................................           62%           72%          57%          71%           63%
  Software and other......................................           38            28           43           29            37
                                                                    ---           ---          ---          ---           ---
    Total revenues........................................          100           100          100          100           100
                                                                    ---           ---          ---          ---           ---
Costs and Expenses:
  Cost of settlement revenues.............................           37            46           62           68            54
  Cost of software and other revenues.....................           19            27           35          238             2
  Network and operations..................................           42            45           41           46            48
  Research and development................................          228           282          171          163           125
  Sales and marketing.....................................          311           314          206          221           141
  General and administrative..............................          134           182          129          126            79
                                                                    ---           ---          ---          ---           ---
    Total costs and expenses..............................          771           896          644          862           449
                                                                    ---           ---          ---          ---           ---
Operating loss............................................          (671)%       (796)%       (544)%       (762)%         (349)%
                                                                     ---          ---          ---          ---            ---
                                                                     ---          ---          ---          ---            ---


                                                             JUNE 30,
PERCENTAGE OF REVENUE:                                         1999
----------------------------------------------------------  -----------
Revenues:
  Settlement..............................................          65%
  Software and other......................................          35
                                                                   ---
    Total revenues........................................         100
                                                                   ---
Costs and Expenses:
  Cost of settlement revenues.............................          47
  Cost of software and other revenues.....................           3
  Network and operations..................................          32
  Research and development................................         104
  Sales and marketing.....................................         101
  General and administrative..............................          50
                                                                   ---
    Total costs and expenses..............................         337
                                                                   ---
Operating loss............................................        (237)%
                                                                   ---
                                                                   ---

The discussions of the annual and six-month operating results for the periods ended June 30, 1999 apply generally to the comparisons of results of operations for the six quarters ended June 30, 1999.

Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

  - utilization, or changes in the size, of the GRIC Alliance;

  - our ability to establish and maintain relationships with service providers and strategic partners;

  - demand for our products and services;

  - software defects and other product quality problems;

  - size and timing of specific sales;

  - the length of our sales cycles;

  - budgeting cycles of our customers;

  - delay of customer purchases caused by the announcement of new hardware or software platforms;

  - level of product and price competition;

  - changes in our pricing policies;

  - timing and market acceptance of our new product and service introductions and enhancements;

  - our ability to hire, train and retain sales and consulting personnel to meet demand;

  - personnel changes;

  - mix of international and domestic revenues;

  - changes in our sales force incentives;

  - changes in our strategy; and

  - general domestic and international economic and political conditions.

We have in the past experienced delays in the planned release dates of new software products or upgrades, have discovered software defects in new products after their introduction and discontinued products after introduction. We cannot assure you that new products or upgrades will be released according to schedule, or that when released they will not contain defects or be discontinued. Any of these situations could result in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against us, any of which could have a material adverse effect on our business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,      SIX MONTHS
                                                                                --------------------     ENDED
                                                                                  1997       1998      JUNE 30,
                                                                                ---------  ---------     1999
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                                                                         (IN THOUSANDS)
Cash and cash equivalents.....................................................  $   8,481  $   1,362   $  16,593
Net cash used in operating activities.........................................     (6,815)   (12,806)     (7,881)
Net cash provided by (used in) investing activities...........................      4,649     (2,283)       (722)
Net cash provided by financing activities.....................................      7,305      7,970      23,834

OPERATING ACTIVITIES. Net cash used in operating activities was $7.9 million for the first six months ended June 30, 1999, $12.8 million in 1998 and $6.8 million in 1997. Net cash used in operating activities for the first six months of 1999, and for the years ended December 31, 1998 and 1997, respectively, was primarily a result of net operating losses.

INVESTING ACTIVITIES. Our investing activities have consisted primarily of capital expenditures for computer hardware relating to the network infrastructure as well as computer hardware and software for our increasing employee base. Net cash used in investing activities was $722,000 for the six months ended June 30, 1999 and $2.3 million in 1998. Net cash provided by investing activities totaled $4.6 million in 1997 primarily due to the sale for $5.4 million of our interest in our local ISP business and related assets that we operated as a separate segment of the business. We expect that capital expenditures will increase due to continued expansion of our network infrastructure as well as our increasing employee base.

FINANCING ACTIVITIES. Net cash provided by financing activities was $23.8 million in the first six months of 1999, $8.0 million in 1998 and $7.3 million in 1997. We have funded our operations primarily through private placement of our preferred stock, through which we have raised net proceeds of approximately $47.1 million since inception. We have also financed our operations through equipment promissory notes. At June 30, 1999, our principle source of liquidity is approximately $16.6 million of cash and cash equivalents. As of June 30, 1999, we had $1.2 million of outstanding equipment promissory notes.

COMMITMENTS. We lease all of our facilities under operating leases that expire at various dates through 2003. As of June 30, 1999, we had $3.0 million in future operating lease commitments. As of June 30, 1999, we had $115,000 of capital lease obligations and we expect to continue to finance the acquisition of computer and network equipment through additional capital lease arrangements.

We believe that the net proceeds of this offering, together with existing cash and cash equivalents, and funds available under existing credit facilities, will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private debt or equity financing or from other sources. We cannot assure you that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the AICPA issued SOP No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP No. 98-1 requires entities to capitalize selected costs related to internal-use software once specified criteria have been met. We expect that the adoption of SOP No. 98-1 will not have a material impact on our financial position or operating results. We will be required to implement SOP No. 98-1 for the year ending December 31, 1999.

In April 1998, the AICPA issued SOP No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. We expect that the adoption of SOP No. 98-5 will not have a material impact on our financial position or results of operations. We will be required to implement SOP No. 98-5 for the year ending December 31, 1999.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position

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
or results of operations. We will be required to implement SFAS No. 133 for the year ending December 31, 2000.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISKS

We have limited exposure to financial market risks, including changes in foreign currency exchange rates and interest rates. We have foreign operations in Europe and Asia. To date, our exposure to foreign currency fluctuations has not been significant.

Our interest income and interest expense is sensitive to changes in the general level of U.S. interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest income on cash balances due to our cash being primarily invested in demand deposits.

Due to the short-term nature of our investments and immaterial amount of debt obligations, we believe that there is no significant material risk exposure to interest rate fluctuation. Therefore, no accompanying table has been provided.

YEAR 2000 COMPLIANCE

BACKGROUND OF YEAR 2000 ISSUES. The "year 2000" issue refers generally to the problems that some date-sensitive computer systems and software may have in recognizing and processing date information beyond the year 1999, and in particular distinguishing whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. As a result, many companies' computer and communications systems and software may need to be upgraded or replaced to become "year 2000 compliant."

We have defined "year 2000 compliant" as the ability to:

  - correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  - respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

  - store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

  - recognize year 2000 as a leap year.

STATE OF READINESS

OUR SOFTWARE. We have conducted a review as to year 2000 compliance for the current generally available and immediately preceding versions of our software. The review includes assessment, validation testing, contingency planning, and implementation, including remediation, upgrading and replacement of some software versions.

We have substantially completed all phases of our review, except for contingency planning, with respect to the current generally available and immediately preceding versions of our software. We believe that as a result, the current generally available and immediately preceding versions of our software are year 2000 compliant when configured and used in accordance with the related documentation, provided that the underlying operating system of the host machine and any other software used with or in the host machine or our software are also year 2000 compliant and assuming any data received from third parties has been properly processed by that party's hardware and software. We have not tested our software on all platforms or all versions of operating systems that it currently supports.

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
THIRD-PARTY SOFTWARE. We are currently either testing software obtained from third parties (licensed software, shareware, and freeware) that is incorporated into our products or sold in conjunction with our products or seeking to confirm that their software is year 2000 compliant. We have not yet received confirmation that all of our vendors' licensed software is year 2000 compliant. Despite our testing, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, or liability from our customers, any of which could seriously harm our business.

THE GRIC NETWORK AND THE GRIC ALLIANCE. We have initiated an assessment of the components of the GRIC network that are within our control. In the fourth quarter of 1999, we expect to complete testing of those portions of the GRIC network over which we maintain control. Although we are not currently aware of any material operational issues or costs associated with making our internal systems year 2000 compliant, we may experience unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal systems.

We may experience problems to the extent that members of the GRIC Alliance and other telecommunications carriers whose networks connect with or are a part of the GRIC Alliance network are not year 2000 compliant. Our ability to determine the year 2000 compliance of GRIC Alliance members and telecommunications carriers who are not members of the GRIC Alliance is limited. Even if we receive these assurances, these third parties may still experience year 2000 problems with their software or systems, and these problems could have a materially harmful effect on our business.

END USERS. We currently have only limited information concerning the year 2000 compliance status of our end users. As is the case with other similarly situated companies, if our current or future end users fail to achieve year 2000 compliance, our business could be harmed.

OUR INTERNAL BUSINESS SYSTEMS. We have initiated an assessment of all of our business critical internal systems. We expect to complete testing of our internal systems in the fourth quarter of 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are year 2000 compliant. Although we are not currently aware of any material operational issues or costs associated with making our internal systems year 2000 compliant, we may experience unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal systems.

RISKS RELATED TO YEAR 2000 ISSUES

Although we are taking steps to make our private, managed, network and our software and internal systems year 2000 compliant and to evaluate the year 2000 compliance of telecommunications providers on which our business depends, the most reasonably likely worst-case year 2000 scenario is that our settlement, authentication and other services, or the Internet communications services we enable, may not operate properly or at all. If these disruptions occur and are frequent or lengthy in duration, we could lose settlement revenues and customer confidence, we may have to refund amounts paid by customers and we may lose members of the GRIC Alliance. Other potential year 2000 risks include the following:

  - the loss or alteration of data regarding usage of the Internet communications services we enable, with resulting inaccuracy of information used in connection with our clearinghouse and settlement revenues;

  - an inability to properly authenticate or connect end users desiring to engage in Internet roaming; and

  - the inability to properly originate or terminate Internet telephony calls.

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
In addition, our future business depends on the successful operation of the Internet following the commencement of the year 2000. If the Internet is inaccessible for an appreciable period of time, our business and revenues could be materially harmed. We are also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company year 2000 compliance failures, related service interruptions and the economic impact that these failures could have on GRIC Alliance members and end users.

Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we are aware of such lawsuits against other Internet and software-related companies. Because of the unprecedented nature of this litigation, we are uncertain whether or to what extent we may be affected by it.

CONTINGENCY PLAN

The year 2000 compliance of third-party global, national and local communications networks and the compliance of individual Internet service providers is not within our control. Accordingly, a contingency plan for this worst-case scenario does not exist and we do not believe we will be able to develop one.

COSTS

Costs related to our efforts to address year 2000 issues have been expensed as incurred and have not been material to date. We expect to incur additional costs related to the year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our software, product engineering and customer satisfaction. We expect to fund the year 2000-related costs through funds provided by operations and do not expect these costs to have a materially harmful effect on our liquidity or results of operations. Our estimates of the cost of these efforts are partially based on numerous assumptions about future events. We cannot assure you that these estimates will be correct. Actual costs could differ materially from these estimates.

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
                                    BUSINESS

THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE ASSUMPTIONS, UNCERTAINTIES AND RISKS. ACTUAL OUTCOMES MAY DIFFER FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS IN SIGNIFICANT WAYS, AS A RESULT OF FACTORS SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS."

We enable telecommunications service providers, Internet service providers and other emerging communication service providers to offer IP-based products and services such as Internet telephony and Internet roaming to their end users on a global basis. Our customers are able to deploy IP-based products and services across our managed global network. We created our network, which we call the GRIC Alliance, by forming relationships with our customers that allow them to share their communications networks. We manage this shared network and provide clearinghouse services using our internally-developed CSP software platform. Our clearinghouse services allow us to settle charges between our customers. These charges are incurred when our customers' end users access the GRIC Alliance network to initiate Internet roaming services or to originate Internet telephony communications. Our global network and CSP technology benefit our customers by enabling them to provide global services to their users over a network managed through the implementation of common technical, service and payment standards.

As of August 31, 1999, the GRIC Alliance included the communications networks of over 300 GRIC Alliance members and over 4,000 Internet access points located in over 140 countries. By joining the GRIC Alliance, members enable their end users to access a global network consisting of the aggregation of the local, regional, and international networks of the GRIC Alliance members. Through our strategic relationships with Internet telephony equipment vendors, such as Lucent Technologies and Cisco Systems, we help ensure that members can readily adopt and deploy new technology across the GRIC network. Current members of the GRIC Alliance include Chunghwa Telecom, Fujitsu Nifty, Globus, MindSpring, o.tel.o, Singapore Telecommunications and Telstra's On Australia subsidiary, as well as America Online, which recently began offering our Internet roaming service to its subscribers, and Primus Telecommunications, which recently began to offer Internet telephony calls.

Our CSP, or Convergent Services Platform, software is an open, standards-based platform that we use to manage our global infrastructure. CSP is designed to facilitate the introduction, deployment and management of new IP-based services on a global scale across the multiple networks that comprise the GRIC Alliance network. Through CSP, we also provide multi-service transaction management, user authentication and authorization, route termination and clearinghouse services.

INDUSTRY BACKGROUND

  GROWTH OF THE IP-BASED SERVICES MARKET.

Improvements in technology, the efficiency of Internet-based communications, global deregulation of the communications industry and the convergence of the IP-based communications and traditional telecommunications markets all have combined to create significant new opportunities for providers of IP-based services including the opportunity to address the large and growing telecommunications market. TeleGeography, a market research firm, estimates the amount of international long distance traffic is expected to grow from approximately 94 billion minutes in 1998 to approximately 143 billion minutes in 2001.

The convergence of the IP-based communications and traditional telecommunications markets is gaining momentum because technological improvements have recently made it more practical to utilize IP to not only transport data over the Internet, but also to utilize it for telephone connections, particularly international calls. It is now possible to transmit phone-to-phone calls over IP-based networks with quality approaching that of traditional, switch-based voice networks.

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
Transmitting voice over the Internet, or "Internet telephony," presents a significant opportunity because it allows telecommunications providers to bypass incumbent long distance telephone tariff and rate structures and greatly reduces the cost of connecting international calls. Internet telephony is also more cost-effective and efficient than traditional switched telephony because IP-based networks allow voice and data calls to be pooled, enabling them to carry more calls over lines with the same amount of bandwidth. As a result of these factors, Internet telephony is expected to capture an increasing share of the international long distance telephone market. According to International Data Corporation, voice minutes transmitted over IP-based networks are expected to increase from 300 million minutes in 1998 to 135 billion minutes in 2004 representing an estimated revenue increase from approximately $100 million in 1998 to approximately $19 billion in 2004.

Demand for a wide variety of other IP-based communications services, such as Internet roaming, is also expected to increase. Internet roaming enables end users to access the Internet by using the network facilities and services of a provider different from their "home provider" or provider with whom they have their access account. This demand for Internet roaming services is being driven by a number of factors including the rapid growth of Internet users worldwide, the increase in global consumer and business travel and the prevalence of e-mail as a medium for the exchange of information. According to International Data Corporation, the number of Internet users are expected to increase from approximately 142 million in 1998 to approximately 502 million by 2003.

Finally, we believe demand for all IP-based services, including Internet telephony and Internet roaming, is expected to increase as a result of deregulation in global telecommunications markets. Global deregulation has also compelled communications service providers to add services as a means to differentiate themselves from their competitors and to generate increased revenues.

  THE CHALLENGES ASSOCIATED WITH PROVIDING IP-BASED SERVICES.

If emerging Internet communications services are to achieve widespread commercial acceptance, they will require an underlying global IP-based infrastructure that enables activities such as inter-network communications and clearinghouse services that provide settlement for multi-party, multi-service transactions. There are several impediments to the development of such an infrastructure.

NEED FOR A GLOBAL IP-BASED NETWORK. Access to, or ownership of, an IP-based network with Internet access points around the world is required to enable the global delivery of multiple IP-based services. The capital and lead time required for any one service provider to establish such a global network can be significant. Legal and regulatory impediments can create further barriers. Therefore, many individual providers must partner and share networks with multiple providers in order to enable a broad range of IP-based services on a global basis.

NEED FOR NUMEROUS GLOBAL RELATIONSHIPS. As more service providers attempt to provide global services, the number and complexity of relationships among such providers will likely increase. Establishing the necessary contracts, service and payment standards, cross-marketing rights and access rights can be a costly and time consuming process.

NEED FOR INTERNET COMMUNICATIONS INFRASTRUCTURE. Traditional telecommunications companies require software, hardware and network management solutions, known as Operations Support System solutions, to enable them to provide their services. The market for Operations Support System solutions in the telecommunications industry is large and is currently addressed by numerous vendors. We believe that as Internet communications services become more widespread and continue to converge with traditional telecommunication services, a similar need for an Internet Operations Support System infrastructure is emerging. We believe this Internet communications infrastructure will need to include the following key functions:

  - CONFIGURATION--assigning a user name and password to establish a person's account;

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
  - PROVISIONING--designating one or more IP-based services that a person is authorized to use once an account is established;

  - AUTHENTICATION--determining whether a person is authorized to use a particular service and then connecting that person to the appropriate hardware and software;

  - ROUTE ORIGINATION AND TERMINATION--determining the appropriate network routing of an Internet transaction, including the origination and termination points, based on applicable cost and quality of service parameters;

  - TRACKING--tracking each end user's individual Internet service transaction and service quality and collecting the corresponding accounting data necessary to bill customers; and

  - CLEARINGHOUSE AND SETTLEMENT--billing and collecting the amounts owed by the communications service provider whose end users accessed another provider's facilities or services and paying the second provider for the use of those facilities or delivery of those services. Settlement becomes more complex with multiple parties because all such parties must agree on a common set of rules for settlement and payment. A settlement clearinghouse establishes these rules and provides these settlement services for multiple parties.

Until recently no single company has had the combined expertise as an infrastructure and service provider to successfully address each of these challenges.

THE GRIC SOLUTION

We are a leading provider of IP-based communications infrastructure products and services, including clearinghouse services, that enable telecommunications service providers, Internet service providers, and emerging communications providers to offer IP-based products and services to their customers worldwide. Our IP-based platform consists of a globally managed network, CSP software and the GRIC Alliance. Through this IP-based platform, we offer transaction management and clearinghouse services to our customers to settle the charges between customers. Our combination of software, network infrastructure and business relationships allows our customers to provide to their end users, on a global basis, IP-based services such as global Internet roaming, including secure corporate remote access capability, and Internet telephony, including voice, fax, and prepaid capabilities. As a clearinghouse managing a global alliance, we establish critical business relationships and processes and implement common technical, service and payment standards needed to enable our customers to provide services through a shared global network.

Our infrastructure platform enhances our customers' service offerings and end user relationships in several ways:

  - ENABLES BUNDLING OF MULTIPLE IP-BASED SERVICES. Our solution enables new IP-based communications services, either alone or in bundled offerings, such as global Internet roaming, including secure corporate remote access capability, and Internet telephony. We believe the ability to bundle services will also allow our customers to more easily cross-sell other IP-based services to each end user and reduce end user turnover.

  - PROVIDES GLOBAL NETWORK TO EXPAND GEOGRAPHIC REACH. Each of our customers gains an immediate global presence for the benefit of its end users. By accessing an existing network, each customer avoids the cost and time required to negotiate, build and maintain its own network of relationships, instantly becoming a global service provider through us as a single point of contact.

  - LOWERS COSTS. Our customers can gain a competitive advantage or maintain competitive parity by expanding their end user service offerings without incurring the substantial capital investments and operating costs that would otherwise be required to build and deploy their own global IP-based multiple-service network.

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
  - LEVERAGES ESTABLISHED BUSINESS RELATIONSHIPS TO ENABLE NETWORK AND SERVICE INTERCHANGE. We have designed our software technology, structured our business and formed the GRIC Alliance in a way that allows our customers to leverage the end user base and share the network facilities of each GRIC Alliance member. Our common set of technical, service and payment standards facilitates this interchange by providing enhanced predictability as well as business and technical interoperability.

Utilizing our CSP software, we administer and monitor the GRIC Alliance network and provide transaction management and clearinghouse services to our customers. We believe CSP benefits our customers in the following ways:

  - PROVIDES FUNCTIONALITY NECESSARY TO MANAGE A GLOBAL NETWORK. CSP provides configuration, authentication, route origination and termination, tracking, settlement and other clearinghouse services, which are essential to integrate the dispersed networks of the GRIC Alliance members into a globally managed, interconnected network.

  - SUPPORTS EFFICIENT BILLING AND TRANSACTION MANAGEMENT. By tracking usage data through the GRIC Alliance network, we use CSP to provide the information necessary for our members to bill their end users with the convenience of a single bill.

  - FACILITATES ADDITION OF NEW IP-BASED SERVICES. CSP's open, standards-based architecture is designed to readily enable the introduction of new IP-based services. This ensures that our customers can develop and quickly deploy new service offerings to their end users.

STRATEGY

Our goal is to become the preferred global provider of IP-based communications infrastructure and clearinghouse services. In order to achieve this goal, we intend to:

CONTINUE TO ADD HIGH-QUALITY GRIC ALLIANCE MEMBERS. We believe that the benefits of the GRIC Alliance increase as the number and quality of GRIC Alliance members increase. Accordingly, we will continue to focus our efforts on identifying new GRIC Alliance members with high quality attributes that enhance the GRIC Alliance, such as extensive network facilities, a diverse array of IP-based service offerings and large subscriber bases, particularly those with a high percentage of roaming and telephony subscribers.

CROSS-SELL PRODUCTS AND SERVICES TO GRIC ALLIANCE MEMBERS. We intend to focus on opportunities to cross-sell our products and services to GRIC Alliance members that do not currently offer to their end users all available IP-based services that we enable. We are well positioned for such cross-selling because our infrastructure readily enables and supports the delivery of bundled and new IP-based services. Our existing Internet telephony infrastructure should make it easier for us to offer new Internet telephony services, such as PC-to-phone, video conferencing and collaboration, as they become available.

ENHANCE OUR TECHNOLOGY LEADERSHIP. We intend to continue to enhance our technology leadership by devoting significant resources to developing CSP's features and functionality, enhancing our existing IP-based service offerings and introducing new IP-based services. We expect that new enhancements of CSP will offer integration with third party provisioning and billing systems and the ability to allow future proprietary and third party IP-based services to operate on the CSP platform. We also plan to increase functionality of CSP to enable it to operate with a greater range of computing devices as well as offering fault tolerance, remote network management capabilities and improved scalability.

PROMOTE THE ADOPTION OF CSP. We intend to encourage the adoption of CSP as the preferred platform world-wide for delivery of multiple IP-based services which in turn is expected to provide us with increased settlement revenues. In addition to continuing to use CSP to manage the GRIC Alliance network and provide our clearinghouse services, we intend to license future versions of CSP directly

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
to our customers. By licensing our customers an enhanced CSP solution with a broader range of functionality, we hope to enable them to provide better service to their customers and to increase their transaction volume. We also plan to create and market a software developer kit for CSP, which we believe will encourage demand for CSP by enabling technology partners to develop new CSP-compatible IP-based services, such as e-commerce, PC-to-phone, unified messaging, multimedia, wireless and customer management solutions. We believe that these new services will be deployed through our own existing global channel--potentially benefiting all members of the GRIC Alliance.

LEVERAGE STRATEGIC RELATIONSHIPS. To expand our sales channels we intend to leverage the capabilities, resources, expertise and market presence of our customers and strategic partners through joint marketing and original equipment manufacturer arrangements. For example, we intend to bundle our products and services with the offerings of hardware vendors such as Lucent Technologies and Cisco Systems or integrate CSP with third party billing, Internet telephony or e-commerce software solutions. We also intend to work with system integrators, who could integrate CSP into a complete Internet communications solution, and network computer system vendors, who could serve as an original equipment manufacturer or sales channel to deliver settlement services to corporate enterprises and large organizations.

INCREASE TRANSACTION-BASED REVENUE. By supporting and promoting the development of new IP-based products and services, we expect to facilitate the growth of Internet transactions generated by our customers. We intend to adopt flexible pricing models to include transaction-based fees and transaction revenue sharing. For example, we are designing CSP to enable settlement of e-commerce micropayments, so as to allow content providers who operate Internet web sites to charge very small amounts for web site services and collect using our clearinghouse service.

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
PRODUCTS AND SERVICES

  OVERVIEW

Our products and services enable telecommunications companies, ISPs and other communication service providers to offer multiple IP-based services, including global Internet roaming and Internet telephony, to their customers world-wide. As shown in the chart below, we enable these products and services to be delivered by providing our IP-based infrastructure. This infrastructure includes our distributed CSP software, our world-wide managed network and the GRIC Alliance, which is our global alliance of service providers. The GRIC Alliance functions because its members generally operate in accordance with technical, quality, payment and business rules and procedures that we establish and implement through contracts and our role as a global clearinghouse. In addition to enabling our customers to expand their service offering as a means to generate incremental revenue by offering multiple IP-based services, we also provide a comprehensive clearinghouse solution to our customers.

                                     [LOGO]

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The table below summarizes our current products and services. We provide clearinghouse services for each of our IP-based services.

      IP-BASED SERVICE             GRIC PRODUCT/SERVICE          INFRASTRUCTURE ELEMENTS
Global Internet Roaming        - GRICtraveler software        - Over 4000 Internet access
                               - GRICdial software            points in over 140 countries
                               - secure corporate remote      -High quality network
                               access                         - 82% of Internet access
                               - CSP clearinghouse services   points offer 56k access speed
                                                              - Easy to use with automatic
                                                                update feature
                                                              - Network quality monitored
                                                              by dialer software and 24x7
                                                                network operations center
Internet Telephony             - GRICphone service            - Allows phone to phone
                               - GRICprepaid software           Internet telephony,
                               - CSP clearinghouse services     including voice, prepaid
                                                              and fax
                                                              -Provides worldwide
                                                               termination
                                                              - Supports Lucent and Cisco
                                                                gateways
                                                              - World-wide private backbone
                                                                network for enhanced
                                                                quality of service
                                                              - Network quality monitored
                                                              by dialer software and 24x7
                                                                network operations center

  GLOBAL INTERNET ROAMING

We enable our customers to offer global Internet roaming through the combination of our GRICtraveler, GRICdial and CSP software. Our global Internet roaming solution allows our customers to provide their end users with low cost access to the Internet throughout the world by dialing a local number, thereby eliminating the need for costly international calls to their "home" Internet service provider.

GRICTRAVELER. Our GRICtraveler software normally resides on our customer's server and enables our customers to provide global Internet roaming to end users who have installed GRICdial software. We can also host the GRICtraveler software at our facilities, enabling a customer to offer global Internet roaming to its end users as a virtual service provider. GRICtraveler authenticates end users' access to the GRIC network, enables access to services offered by other GRIC Alliance members and sends a record of the transaction to our central clearinghouse server for settlement. Settlement records may be reviewed by our customers at any time using our website.

GRICDIAL. After our customers' end users install our GRICdial software on their computer, they are able to use the global Internet roaming service to access the Internet through the GRIC Alliance network. GRICdial can be customized for branding purposes which benefits our customers by allowing them to create special or premium rate access services. Three steps are needed to access the Internet using our roaming product:

      1. Launch GRICdial, which automatically updates an electronic phone book of available Internet access points to ensure the most current listing;

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
      2. Choose an Internet access point by entering the country and city and selecting among the phone numbers listed by GRICdial or automatically using a number that has been previously bookmarked; and

      3. Connect and be authenticated using the name and password information previously stored in GRICdial.

SECURE CORPORATE REMOTE ACCESS. Secure corporate remote access provides a business traveler with an integrated solution for secure, remote access to his or her corporate network through a public Internet connection. We enable our customers to offer this service through a combination of our GRICtraveler and GRICdial software as well as third-party virtual private networking or VPN software. Our GRICdial software is compatible with and launches a variety of industry-leading third party VPN software.

  INTERNET TELEPHONY

Our Internet telephony services enable our customers to offer their end users low-cost, high quality, Internet-based phone calls.

GRICPHONE. Our GRICphone is a phone-to-phone Internet telephony service enabling phone calls to be made across the Internet to many locations throughout the world. Generally, end users make an Internet telephony call in the same way as they would make a traditional telephone call. GRICphone requires our customers to operate an Internet telephony gateway from GRIC-compatible vendors, which currently are Cisco Systems and Lucent Technologies. Our CSP software and these Internet telephony gateways handle authentication, routing of phone calls based on quality of service and cost parameters, and settlement services. Our flexible business model allows our customers to elect to originate or terminate calls, select the countries to which calls may be made and offer different quality of service levels. To help ensure the quality of our Internet telephony service, we operate a world-wide, private asynchronous transfer mode, or ATM, network over which calls can be routed.

GRICPREPAID. GRICprepaid software enables our customers to offer prepaid Internet telephony services to their end users. The convenience to end users and the reduced collection risk for customers have made prepaid services increasingly popular. Utilizing our GRICprepaid software together with an Internet telephony gateway from a GRIC-supported vendor, our customers can immediately enter the prepaid telecommunications market at a fraction of the cost associated with traditional prepaid telephony systems and offer their end users access to our existing international Internet telephony network. Additional functions allow our customers to perform administrative tasks such as monitoring balances, increasing balances or changing the status of accounts.

  CSP CLEARINGHOUSE SERVICES

The combination of our clearinghouse services and CSP software establishes critical business relationships and processes needed to enable our customers to provide services through a shared global network. We generate settlement revenues when we provide clearinghouse services to customers whose end users initiate Internet roaming services or originate Internet telephony communications. For each global Internet roaming transaction, we use CSP to track the usage, collect the amount that a roamer's "home" service provider owes us, pay the appropriate amount to the service provider enabling local access, and provide the underlying usage data to our customer to enable billing of its end user. For each Internet telephony call, we use CSP to monitor usage, settle the amounts owed for use of the GRIC network between participating customers and provide the underlying usage data to facilitate our customer's billing of its end user.

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FUTURE PRODUCTS AND SERVICES

We intend to make significant investments to enhance CSP and to develop and market other products and services. However, we cannot assure you that we will be able to successfully develop or implement any new or enhanced product or service in the future, and we may offer new products not listed below.

CSP AS A LICENSED PRODUCT. We currently use CSP internally to administer and monitor the GRIC Alliance network. However, we are developing an enhanced version of CSP that we expect to license directly to our customers. We expect to offer our next generation of CSP software in three editions:

  - We are designing one edition to be offered to our current installed base of GRIC Alliance members to support both global Internet roaming and Internet telephony as well as future IP-based services. This edition will add significant features and functionality over our current CSP software, including enhanced scalability, extensibility, portability, security and remote network management capabilities, fault tolerance, and integration with third party provisioning and billing systems. Two important benefits of this edition are the ability to update CSP features remotely to ease network administration and allow future proprietary and third party IP-based services to operate on and plug into CSP so that they can be deployed throughout an existing marketing channel--the GRIC Alliance. Given the substantially increased functionality to be offered by this edition, we believe our customers will view CSP as a flexible platform for quickly adding and bundling new IP-based services for use by their end users.

  - We intend to license a CSP software development kit to independent software vendors and hardware companies that wish to develop new or improve existing IP-based services to be deployed throughout the GRIC Alliance. This software development kit will consist of documentation and software tools, bundled with consulting and training. We expect that third party developers will enhance the value of CSP by increasing the number of available IP-based services, making it a more attractive and widely adopted platform for GRIC Alliance members.

  - We intend to license a third edition of CSP that will enable large service providers, principally telecommunications companies, to use CSP to provide IP-based services and clearinghouse services within their own network domain. We are designing this edition of CSP to allow us and our customers to partition the GRIC Alliance network into multiple sub-networks. We intend to continue to provide clearinghouse services and to track and price transactions among and between these sub-networks and to allocate payments among multiple parties.

E-COMMERCE. We intend to enhance our CSP software capability to enable us to provide clearinghouse services for e-commerce transactions. We believe that this will be attractive to e-commerce companies in a variety of settings, including high volume settlement of business-to-business transactions among more than two parties and settling of micro-payments, which are typically very small, high volume payments for products and services offered over a Web site.

PC-TO-PHONE, UNIFIED MESSAGING AND OTHER IP-BASED SERVICES. We intend to partner with leading hardware and software vendors to facilitate the development of other new CSP-compatible IP-based services, which may include PC-to-phone, unified messaging, call center, multimedia, wireless and customer management solutions.

OUR IP-BASED TECHNOLOGY AND COMMUNICATIONS INFRASTRUCTURE

Our IP-based infrastructure consists of a world-wide managed network, distributed software and the GRIC Alliance. Using this infrastructure, we provide clearinghouse services for, and enable our customers to offer, multiple IP-based services.

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
  CONVERGENT SERVICES PLATFORM (CSP)

Our Convergent Services Platform, or CSP, currently consists of software that we use to manage and operate the GRIC network, provide clearinghouse services, and enable our customers to offer IP-based communications services to their end users. CSP's capabilities and features fall into the following three categories:

OPERATIONS. CSP provides the functionality to support our network operation by providing:

  - AUTHENTICATION. CSP determines whether a user is permitted to use a particular service based upon that user's name and password.

  - TRACKING. CSP monitors each end user's individual service transaction and service quality, collects the corresponding accounting data necessary to bill customers and forwards it to our central settlement server.

  - ROUTE ORIGINATION AND TERMINATION. For Internet telephony, CSP helps locate the information that an Internet telephony gateway needs to choose the appropriate route for a telephone call, based on parameters such as cost and quality.

  - CLEARINGHOUSE AND SETTLEMENT. CSP currently provides the functionality that we need to settle charges through our central clearinghouse server.

CONFIGURATION. These services perform functions such as defining subscribers and their account information and defining the use, configuration and provisioning of IP-based services such as global Internet roaming, secure corporate remote access and Internet telephony.

ARCHITECTURE. We have designed CSP to support a distributed network architecture, which means the servers and software are located around the globe. CSP supports several widely-adopted Internet protocols, which enable our customers and their end users to transfer information across our customers' network boundaries in a reliable manner without sacrificing the security of our customers' networks. CSP supports the Open Standards Protocol, which is a specification designed to facilitate inter-domain communications for future Internet telephony architectures, and which we use to facilitate the interface between CSP and Internet telephony gateways and gatekeepers. We believe our adoption of this standard will facilitate compliance with new Internet telephony standards in the future.

  GRIC ALLIANCE

As of August 31, 1999, the combined network of over 300 active GRIC Alliance members includes over 4,000 Internet access points located in over 140 countries. GRIC Alliance members that connect their networks to the GRIC Alliance network enable their end users to access the networks of other members. Current members of the GRIC Alliance include Chunghwa Telecom, Fujitsu Nifty, Globus, MindSpring, o.tel.o, Singapore Telecommunications, Telstra's On Australian subsidiary and America Online, which recently began offering our Internet roaming service to its subscribers and Primus Telecommunications, which recently began to offer Internet telephony calls.

  OUR PHYSICAL NETWORK

The following is a summary of the primary components of our physical network:

  - our central clearinghouse, phone-book and network management servers in Milpitas, California;

  - our regionally distributed servers and Internet routing equipment in Los Angeles, New York, San Jose, Washington, D.C., London and Singapore;

  - Lucent Technologies and Cisco Systems Internet routing equipment owned either by us or our customers, through which we have the capability to terminate calls in 27 countries; and

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
  - our world-wide private ATM-based network, which we use to maintain quality of service for Internet telephony calls. This network has hubs in Los Angeles, New York, London and Singapore connected by leased lines.

To ensure the quality of the GRIC network, we monitor the performance of each Internet access point. This data enables us to identify the best quality Internet access points, update routes and remove poor quality Internet access points from the electronic phone book contained in GRICdial and from the network.

Prior to permitting new customers to enter the GRIC Alliance, we evaluate the quality of their Internet telephony capabilities to help ensure call quality. Routing tables are established which facilitate routing of Internet telephony calls through the public Internet, our world-wide, private ATM-based network or traditional switch-based phone networks depending on our customer's desired call quality. We monitor our network 24 hours-a-day, seven days-a-week using a Hewlett-Packard OpenView system. Additionally, each new GRIC Alliance member desiring to provide Internet telephony agrees to maintain specified quality levels for that service.

STRATEGIC RELATIONSHIPS

LUCENT TECHNOLOGIES. We have been enabling Internet telephony service over the GRIC network with Lucent Technologies ITS-SP gateways since 1997. These Lucent Technologies ITS-SP gateways are configured to interface with our CSP software. We believe the deployment of more than 100 Internet telephony gateways owned either by our GRIC Alliance members or us makes the GRIC Alliance one of the largest alliance networks of Lucent Technologies ITS-SP gateways in the world. Our GRIC prepaid software has been available on the Lucent Technologies ITS-SP gateway since February 1999. We co-market and recruit customers for the GRIC Alliance with the Lucent Technologies sales force.

CISCO SYSTEMS. Working together with Cisco Systems, we have developed standards-based inter-domain settlement software, based on the widely supported standard known as Open Settlement Protocol (OSP), which is used to enable Cisco Systems' AS5300 Internet telephony gateways and 36xx series gatekeepers to interface with our CSP software. In many instances, our customers will be able to utilize their existing Cisco Systems equipment, such as routers and gateways, to support Internet telephony through inexpensive hardware and software upgrades. Beta testing of the GRICphone network with Cisco Systems Internet telephony gateways began in September 1999. GRIC is involved in joint sales and marketing activities with the Cisco Systems sales force.

CUSTOMERS

Our typical customers are service providers that benefit from a global multi-service network built over an IP-based infrastructure for providing and managing IP-based services. As of August 31, 1999, the GRIC Alliance was comprised of over 300 members.

Our top 10 customers by revenue during the period January through July 1999, by geographic region, include:

        ASIA-PACIFIC           EUROPE, MIDDLE EAST & AFRICA              AMERICAS
            ACCOS                        Belgacom                         CARATS
    Amtel Communications             Cybernet Internet                     Corix
           Caltran              Emirates Telecommunications               Globus
     Chembell Technology             Internet Iprolink               HCI Technologies
      Chunghwa Telecom                    Nacamar                        Interpath
          Circlecom                     Net Vision                   KF Communications
        Fujitsu Nifty                     o.tel.o                       MindSpring
        On Australia                  Sovam Teleport                New Global Telecom
        Shanghai T&M                    TeleDanmark               WinStar Communications
Singapore Telecommunications           UUNET France           World Access Telecommunications

During the past 90 days, several new customers with large subscriber bases have begun offering our Internet roaming or Internet telephony services to their end users, including America Online and Primus Telecommunications.

SALES, MARKETING AND CUSTOMER SERVICE AND SUPPORT

  SALES

Our sales strategy is to pursue targeted accounts both through our direct sales force and indirectly through our strategic partners. To date, we have targeted our sales efforts at medium and large ISPs, Internet divisions of traditional telecommunications providers and other providers of Internet-based services. In many instances, we have initially established a customer relationship based on our Internet roaming capabilities and subsequently sold additional value-added services, such as Internet telephony and prepaid Internet telephony services. As our service offerings have expanded, we have broadened our sales focus to include regional and emerging telephone companies and telecommunications providers.

We maintain direct sales personnel domestically in our Milpitas, California headquarters, Florida, Texas and Virginia, and internationally in France, Germany, Malaysia, Singapore, South Korea and the United Kingdom. The direct sales force is organized into individual regional account teams, which include both sales representatives and systems and marketing engineers. As of August 31, 1999, our direct sales force was comprised of 23 individuals. We intend to increase the size of our direct sales force and establish additional sales offices domestically and internationally.

We complement our direct sales force by utilizing value added resellers and systems integrators, as well as with hardware platform and software applications developers such as Lucent Technologies and Cisco Systems. These partners provide a global extension of our direct sales force and serve as a source of leads and referrals.

In addition to our marketing and sales staff, we rely on our executive and operations personnel, including the staff of our globally distributed, 24 hours-a-day, seven days-a-week network operations center, to identify sales opportunities within existing customer accounts and to provide quality customer service.

We also maintain an extensive Internet web site which, among other things, provides information to prospective customers and affiliates concerning the technical and other requirements for becoming a member of the GRIC Alliance.

  MARKETING

Our marketing programs are targeted at providers of Internet-based services and are currently focused on creating awareness of, and generating interest in, CSP and our services. We engage in a variety of marketing activities, including:

  - conducting direct mailings and ongoing public relations campaigns;

  - conducting seminars;

  - creating and placing advertisements;

  - managing and maintaining our Web site; and

  - establishing and maintaining close relationships with recognized industry analysts.

We are an active participant in technology-related conferences and demonstrate our products at trade shows targeted at providers of Internet-based services. We also focus on a range of joint marketing strategies and programs with our partners in order to leverage their existing strategic relationships and resources.

  CUSTOMER SERVICE AND SUPPORT

We believe that customer service and support are critical to maintaining existing customer relationships and developing relationships with new customers. Our customer services group performs

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
pre-sales support, product installation and customization, technical support and consulting services, customer training and product maintenance. Through our offices in North America, Asia and Europe, we have established a globally distributed sales and support capability that provides support coverage 24 hours-a-day, seven days-a-week.

RESEARCH & DEVELOPMENT

Our research and development efforts are currently focused on improving the functionality and performance of our existing products and developing new products, such as a stand alone, separately licensable version of CSP. See "Future Products and Services." We obtain extensive product development input from our customers and monitor our customers' needs and changes in the marketplace. We are currently working on key areas such as electronic commerce as well as the interoperability of our products with those of other vendors. In addition, we are developing improved network management capabilities and enhanced end user features.

We believe our success will depend, in part, on our ability to develop and introduce new products and enhancements to our existing products. In the past we have made, and intend to continue to make, significant investments in research and development. Our research and development expenditures were approximately $3.4 million for the first six months of 1999, $5.1 million in 1998, $2.3 million in 1997 and $1.0 million in 1996. If we are unable to develop new products or enhancements to existing products on a timely basis, or if the new products or enhancements fail to achieve market acceptance, our business, prospects, and results of operations would suffer.

COMPETITION

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, primarily on the basis of the following factors:

  - breadth of geographic presence;

  - the availability and breadth of IP-based communications services;

  - quality of service;

  - ease of integration;

  - ability to offer turnkey solutions;

  - price;

  - performance;

  - customizability;

  - customer service;

  - scalability;

  - extensibility;

  - reliability; and

  - network quality and capacity.

There are low barriers to entry to new or existing businesses seeking to offer services on the Internet. As a result, our business environment is intensely competitive, highly fragmented and rapidly changing. Competition can come from many sources and may be focused on different segments of our business. We presently compete directly with iPass in the market for Internet roaming and related settlement services and iPass has formed a competing alliance. Providers of Internet telephony services such as iBasis (formerly VIP Calling) and ITXC compete with our Internet telephony services. Transnexus offers a clearinghouse service for Internet telephony that supports the Open

Standards Protocol. Potential competitors to future stand-alone CSP products include operations support system vendors, such as CAP Gemini, EDS and Lucent Technologies. AT&T and other large telecommunication companies, such as MCI Worldcom, may compete, or have the ability and resources to compete, in each of our markets, including by offering clearinghouse and roaming services. Some companies, such as AT&T, may in the future develop an intelligent platform network that competes with existing or planned future versions of our CSP software.

Other companies specialize only in a single IP-based service such as Internet roaming or Internet telephony. While we believe that the multi-service nature of our product offering may give us a competitive advantage in general, the narrower focus of these competing companies may give them the ability to compete more effectively in the market for their respective individual products and services.

The long distance telephony market and the Internet telephony market are highly competitive. There are several large and numerous small competitors, and we expect to face continuing competition for Internet telephony based on price and service offerings from existing competitors and new market entrants in the future. Our competitors in these markets include major and emerging telecommunications carriers in the United States and foreign telecommunications carriers. These include AT&T Global Clearinghouse, iBasis and ITXC, who compete in both the business and retail segments, and other Internet telephony service providers who currently focus only on a retail customer base. In addition, companies currently in related markets have begun to enter the Internet telephony market.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. In addition, a number of these competitors may merge or form strategic partnerships. As a result, certain of these competitors may be able to offer, or bring to market earlier, products or services that are superior to our own in terms of features, quality, pricing or other factors. Our failure to compete successfully in any of the markets in which we compete could have a material adverse effect on our business, prospects, results of operations or financial condition or on the price of our common stock.

GOVERNMENT REGULATION

We are not currently subject to federal or state telecommunications common carrier regulation, and we do not believe that we are subject to local regulation or laws or regulations applicable to access to or commerce on the Internet or use of the Internet to provide telephone service, other than regulations applicable to businesses generally.

  REGULATION OF INTERNET TELEPHONY

The use of the Internet to provide telephone service is a recent market development. We are currently aware of no domestic and few foreign, laws or regulations that prohibit voice communications over the Internet.

UNITED STATES. We believe that, under United States law, the Internet-related services that we provide constitute information services and are not regulated as telecommunications services and therefore are not currently actively regulated by the Federal Communications Commission, or FCC, or any state agencies charged with regulating telecommunications carriers. We cannot assure you that Internet-related services will not be actively regulated in the future. Several efforts have been made in the U.S. to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Increased regulation of the Internet generally may slow our growth, particularly if other countries also impose regulations. Such regulation could materially adversely affect our business, prospects, operating results and financial condition.

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
Recently, the FCC has considered whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end users located within the U.S. While the FCC has presently decided that information service providers, including Internet telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with FCC conclusions could result in legislation requiring that the FCC impose greater or lesser regulation, which in turn could materially adversely affect our business, financial condition, operating results and future prospects. On April 10, 1998, the FCC issued a report to Congress discussing the implementation of certain universal service provisions contained in 1996 amendments to the Communications Act of 1934. In the report, the FCC indicated that it would examine the question of whether certain forms of phone-to-phone Internet protocol telephony are information services, which are exempt from Universal Service Fund contribution requirements, or telecommunications services, which must make such contributions. The FCC noted that it did not have, as of the date of the report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet protocol telecommunications services and lack the characteristics that would render them classified as information services, which are exempt from Universal Service Fund contribution requirements, or telecommunications services, which must make such contributions. Additionally, the FCC has expressly found that at least one kind of data communications service using the frame relay protocol meets the definition of a basic service. This means that any service provider that is providing voice over frame relay service could be classified as a telecommunications common carrier and therefore subject to regulation, including being required to contribute to universal service subsidies. The FCC has not expressly made any similar regulatory determination with respect to transmissions made over asynchronous transfer mode, or ATM protocols. Additionally, to the present time, transmission services provided over leased lines that are "contaminated" with true information services have been categorized by the FCC as unregulated. Any determination by the FCC that the simple transmission of voice over ATM or Internet protocols constitutes a basic telecommunications service similar to frame relay could affect the regulatory treatment of our customers, particularly customers that operate their own transmission facilities. A determination by the FCC that some of our customers should be regulated as telecommunications service providers could materially affect the way we conduct our business.

On February 25, 1999, the FCC ruled that telephone traffic bound for ISPs is predominantly "interstate" traffic that is subject to federal jurisdiction. Incumbent local exchange carriers, or ILECs have since argued on this basis that ISPs should be required to pay the same kinds of access charges that are presently applied to traditional-style interstate voice telephone services. However, having found that most ISP-bound traffic is jurisdictionally interstate, the FCC has clarified that its jurisdictional determination does not preclude states from continuing to apply local service tariffs to calls made by end users to ISPs. The Commission emphasized that neither the October 1998 decision nor its finding that dial-up calls to ISPs are subject to federal jurisdiction compels it to hold that dial-up calls to ISPs must be federally tariffed. The FCC could later change its position on this issue, however, or be compelled to do so by a court or directed to do so by Congress. For the time being, despite its acknowledgement that state authorities may regulate the dial-up portion of voice calls made to ISP providers, the FCC has continued to make statements supporting the continued treatment of Internet related services under its jurisdiction as "unregulated" information services. However, the FCC is continuing to examine these issues, and expanded reliance on Internet-protocol or Internet based services by traditional telephone carriers may result in changes to FCC policies in the future.

If the FCC were to determine that IP-based telephony services are subject to FCC regulations as telecommunications services, the FCC could require providers of Internet telephony services to be subject to traditional common carrier regulation, make Universal Service Contributions or pay access charges. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation which would apply to Internet telephony providers. Any FCC regulatory regime could materially adversely affect our business, prospects, operating results and financial condition to the extent that they would negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet.

State regulatory authorities may assert jurisdiction to regulate the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

INTERNATIONAL. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated, for example, as a voice service or as another telecommunications service. In many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of or significant restrictions upon Internet telephony in one or more countries could materially adversely affect our business, prospects, operating results and financial condition.

The European Union regulatory regime, for example, distinguishes between voice telephony services and other telecommunications services. In Services Directive 90/388/EEC, issued in 1990, the European Commission required its Member States to allow competition for all telecommunications services except voice telephony and certain other services. The Services Directive was amended in 1996 by Commission Directive 96/19/EC, which required the liberalization of all telecommunications services, including voice telephony, by January 1, 1998. In addition, Services Directive 96/19/EC held that services other than voice telephony could be subjected to no more than a general authorization or declaration procedure. For purposes of these Services Directives, "voice telephony" is defined as the commercial provision for the public of the direct transport and switching of speech in real time between public switch network termination points.

On January 10, 1998, the European Commission issued a Communication which addressed whether Internet telephony was voice telephony and thus subject to regulation by the Member States. Consistent with its earlier directives, the Commission stated that Internet telephony could properly be considered voice telephony, and thus subject to regulation by the Member States, only if all elements of its "voice telephony" definition were met. In this January 1998 Communication, the European Commission concluded that no form of Internet telephony currently meets the definition of "voice telephony". The European Commission stated that only phone-to-phone communications reasonably could be considered voice telephony and that, at present, even phone-to-phone Internet telephony does not meet all elements of its voice telephony definition. Therefore, the European Commission concluded that voice over Internet services cannot "for the time being" be classified as "voice telephony."

As a result of the European Commission's conclusion, providers of Internet telephony should be subjected to no more than a general authorization or declaration requirement by the Member States. However, we cannot assure you that more stringent regulatory requirements will not be imposed by individual Member States, since Commission Communications, unlike Directives, are not binding on the Member States. The Member States therefore are not obligated to reach the same conclusions as the Commission on this subject so long as they adhere to the definition of "voice telephony" in the Services Directive. In fact, France is currently conducting an investigation into how Internet telephony should be regulated. In its January 10, 1998 IP Telephony Communication, the European Commission stated that providers of Internet telephony whose services satisfy all elements of the "voice telephony" definition and whose users can dial out to any telephone number can be considered providers of voice telephony and may be regulated as such by the Member States. We cannot assure you that the services provided over our global network will not be deemed voice telephony subject to heightened regulation by one or more EU Member States. Moreover, we cannot assure you that our failure or the failure of any of our customers or affiliates to obtain any necessary authorizations will not have a material adverse effect on our business, prospects, operating results and financial condition. Moreover, the European Commission is continuing to examine the regulatory treatment of Internet telephony in inquiries on convergence of telecommunications and information services technologies.

As our services are made available in foreign countries, and as we facilitate sales by our customers and affiliates to end users located in foreign countries, such countries may claim that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business as conducted in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could subject us to taxes and penalties or preclude us from, or limit our ability in, enforcing contracts in such jurisdictions, which could materially adversely affect our business, prospects, operating results and financial condition.

Our customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, or will continue in compliance with any such requirements. The failure of our customers and affiliates to comply with such requirements could materially adversely affect our business, prospects, operating results and financial condition.

  OTHER REGULATIONS AFFECTING THE INTERNET

UNITED STATES. Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress is, for example, currently considering legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow our growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, prospects, results of operations and financial condition.

INTERNATIONAL. The European Union has also enacted several directives relating to the Internet. The European Union has, for example, adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to resource in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directives could, among other things, affect U.S. companies that collect or transmit information over the Internet from individuals in Member States, and will impose restrictions that are more stringent than current Internet privacy standards in the U.S. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. Although we do not engage in the collection of data for purposes other than routing our services and billing for our services, the directive is broad and the European Union privacy standards are stringent. Accordingly, the potential effect on us is uncertain.

INTELLECTUAL PROPERTY

We rely on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing restrictions and arrangements to establish and protect our proprietary rights. We cannot assure you that these forms of protection will be effective. We have been issued United

States Patent Number 5,898,780 dated April 27, 1999 for "Method and Apparatus for Authorizing Remote Internet Access," and have two other U.S. patents pending relating to Internet telephony and Internet settlement. We cannot assure you that a patent will issue from the pending applications or, if any patents are issued, that they will be sufficiently broad to adequately protect our technology. We have a number of trademarks and trademark applications and use copyright and trade secret protection to protect our software and other original works.

We enter into confidentiality and proprietary information and invention agreements with our customers, employees and consultants, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy, reverse engineer or otherwise obtain and use our products or technology or otherwise appropriate our proprietary network information. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we operate.

From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products or services. We have not conducted an exhaustive search of patents issued to others. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, current or potential customers, competitors and other third parties may have filed, or may file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or intend to use. If these third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against us. Furthermore, former employers of our current or future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights and the rights of others. Any of these claims, with or without merit, may be time-consuming, may result in costly litigation, may divert technical and management personnel, or may require us to develop non-infringing technology, which may be costly and time consuming. Alternatively, others may claim that we infringe their intellectual property rights, and we may be required to obtain a license or royalty agreement from those parties claiming the infringement. We cannot assure you that any such license or royalty agreement would be available. The terms of any such license or royalty agreement that is available may be very unfavorable to us. In addition, an adverse ruling could result in substantial damages or the issuance of an injunction against us requiring that we cease development and withdraw some products and services from the marketplace. Limitations on our ability to market our products and services, and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement, could seriously harm our business, prospects, results of operations and financial condition.

EMPLOYEES

As of August 31, 1999, we had 161 employees: 14 in network and operations, 55 in research and development, 60 in sales and marketing and 32 in finance, administration and management information systems. Our future performance depends, in significant part, on our ability to retain existing personnel in key areas such as engineering, technical support, sales and senior management. The competition for such individuals in the San Francisco Bay area, and in the Internet field in particular, is intensely competitive and we cannot assure you that we will be able to attract and retain enough qualified employees in the future. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

FACILITIES

We occupy approximately 31,000 square feet of space in Milpitas, California under a lease that expires in February 2003. We also lease sales and support offices in France, Malaysia and South Korea. In the event that existing facilities are not adequate for our needs, we anticipate that additional facilities will be available on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors, and their ages as of August 31, 1999, are as follows:

NAME                                                      AGE                            POSITION
----------------------------------------------------      ---      ----------------------------------------------------
Roger L. Peirce (1).................................          58   Chairman

Dr. Hong Chen.......................................          36   President, Chief Executive Officer and Director

Lynn Y. Liu.........................................          40   Regional President, Asia Pacific and Director

Joseph M. Zaelit....................................          54   Senior Vice President, Finance and Administration
                                                                   and Chief Financial Officer

Philip M. Sakakihara................................          56   Senior Vice President, Engineering and Network
                                                                   Operations

Kristin L. Steinmetz................................          39   Senior Vice President, Marketing and Business
                                                                   Development

Christophe J. Culine................................          35   Regional President, Europe, Americas and Africa

David L. Teichmann..................................          43   Vice President, General Counsel and Secretary

Barron B. Cox.......................................          46   Vice President, Human Resources

Dr. Ta-Lin Hsu......................................          56   Director

Dr. Yen-Son (Paul) Huang (2)........................          53   Director

Kheng Nam Lee.......................................          52   Director

Jozef Lernout.......................................          51   Director

Stanley J. Meresman (1) (2).........................          52   Director

---------------------
(1) Member of the audit committee
(2)  Member of the compensation committee

ROGER L. PEIRCE has served as our Chairman since July 1999 and as a director since March 1998. From August 1998 to March 1999, Mr. Peirce was Chairman and Chief Executive Officer of U.S. Wireless Data, a wireless point-of-sale services provider. From January 1994 to June 1998, he was Group President of Merchant Services for First Data Corp., a credit card processing services company. From 1981 to January 1994, he held various positions at VISA International, a credit card company, most recently as Chief Operating Officer. Mr. Peirce holds a B.A. degree in Mathematics from San Jose State University.

DR. HONG CHEN, one of our co-founders, has served as our Chief Executive Officer since our inception in February 1994 and as our President since July 1999. Dr. Chen also served as Chairman from February 1994 to July 1999. From February 1993 to February 1994, Dr. Chen was Senior Consultant with TRW Financial Systems, a systems integrator. Dr. Chen also serves as a technical advisory board member for the Industry Technology Research Institute in Taiwan. Dr. Chen holds a B.S. degree in Computer Science from Xian Jiaotong University and M.S. and Ph.D degrees in Computer Science from State University of New York at Stony Brook. Dr. Chen is married to Ms. Liu.

LYNN Y. LIU, one of our co-founders, has served as our Regional President, Asia Pacific since December 1998 and as a director since our inception in February 1994. From our inception to November 1998, she was our Chief Operating Officer and Executive Vice President responsible for product management, network operations and engineering. From October 1991 to October 1994, she held the positions of architect and engineering manager at MARCorp, a multimedia library software company. Ms. Liu holds a B.SA. degree in Library Science from National Taiwan University and an M.S. degree in Computer Science from State University of New York at Stony Brook. Ms. Liu is married to Dr. Chen.

JOSEPH M. ZAELIT has served as our Senior Vice President, Finance & Administration and Chief Financial Officer since January 1999. From June 1994 to June 1998, he served most recently as Senior Vice President, Finance & Administration and Chief Financial Officer at VeriFone, Inc., a manufacturer of electronic payment equipment. From 1973 to 1993, Mr. Zaelit held a variety of senior financial positions at Hewlett-Packard, most recently as Corporate Treasury Manager. Mr. Zaelit holds a B.S. degree in Accounting and an M.B.A. degree, each from the University of Utah, and is a Certified Public Accountant in California.

PHILIP M. SAKAKIHARA has served as our Senior Vice President, Engineering and Network Operations since December 1998. From December 1995 to November 1998, he was Vice President, Engineering and Worldwide Support for Prism Solutions, Inc., an enterprise software solutions company. From July 1994 to December 1995, he was Vice President, Engineering for Viewstar Corporation, an enterprise software solutions company. From May 1972 to July 1994, Mr. Sakakihara held various senior engineering and management positions with Hewlett-Packard, including General Manager of the Distributed Computing Products Operation. Mr. Sakakihara holds a B.S. degree in Applied Mathematics from San Jose State University and an M.S. degree in Applied Mathematics from Santa Clara University.

KRISTIN L. STEINMETZ has served as our Senior Vice President, Marketing and Business Development since July 1999. From June 1991 to July 1999, she served in various positions at AT&T Corporation, a global telecommunications company, most recently as Vice President of Global Services, Consumer Marketing Vice President and Director of Strategy and Business Planning. From 1989 to 1991, she held the position of Senior Management Consultant at Edgar, Dunn and Company, a consulting firm. Ms. Steinmetz holds a B.A. degree in Zoology from the University of California at Berkeley and an M.B.A. degree from Cornell University.

CHRISTOPHE J. CULINE has served as our Regional President, Europe, Americas and Africa since December 1998. From September 1996 to November 1998, he was our Vice President, Worldwide Sales. From April 1991 to August 1996, Mr. Culine held various positions, including Vice President, Worldwide Sales and Vice President, European Sales, with NCD Software, a wholly-owned subsidiary of NCD Corporation, an Internet software company. Mr. Culine holds a diploma from EUDIL (the University of Lille) in France.

DAVID L. TEICHMANN has served as our Vice President, General Counsel and Secretary since July 1998. From October 1993 to July 1998, he served in various positions at Sybase, Inc., a software company, including Vice President, International Law as well as Director of European Legal Affairs based out of Sybase's Netherlands headquarters. From March 1989 to October 1993, Mr. Teichmann was Assistant General Counsel handling legal matters in Asia-Pacific, Japan, Canada and Latin America for Tandem Computers Corporation, a computer company. Mr. Teichmann holds a B.A. degree in Political Science from Trinity College, an M.A.L.D. degree in Law & Diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University of Hawaii School of Law.

BARRON B. COX has served as our Vice President of Human Resources since August 1999. From May 1999 to July 1999, Mr. Cox served as our Senior Director of Human Resources. From September 1997 to June 1999, he was Vice President of Human Resources at Prism Solutions. From 1993 to 1997, he was Director of Human Resources at Scios, Inc., a biopharmaceutical company. From 1992 to 1993, Mr. Cox held the position of Director of Human Resources for Apple Computer's Enterprise Systems Division. Mr. Cox holds a B.S. degree in Political Science from Northeastern University.

DR. TA-LIN HSU has served as a director since August 1996. Since 1986, Dr. Hsu has served as Chairman of H & Q Asia Pacific. Dr. Hsu holds a B.S. degree in Physics from National Taiwan University and a Ph.D in Electrical Engineering from the University of California at Berkeley.

DR. YEN-SON (PAUL) HUANG has served as a director since August 1995. Since June 1996, Dr. Huang has served as Chairman and Chief Executive Officer of Novas Software, Inc., an integrated circuit debugging company. From January 1990 to May 1996, Dr. Huang was a co-founder and Vice President of Quickturn Design Systems, an integrated circuit emulation company. Dr. Huang is the author of Dracula, one of the leading design verification programs of the EDA industry. Dr. Huang serves on the board of directors of Quickturn Design Systems. Dr. Huang holds B.S. and M.S. degrees in Electrical Engineering from the National Chiao-Tung University in Taiwan and a Ph.D degree in Electrical Engineering from Santa Clara University.

KHENG NAM LEE has served as a director since August 1999. Since 1983, Mr. Lee has served Vertex Group in several capacities, including, as President of Vertex Management (II) Pte Ltd., a consulting firm, since March 1995. Mr. Lee holds a B.S. degree in Mechanical Engineering from Queen's University in Canada, an M.S. degree in Operations Research and System Analysis from the U.S. Naval Postgraduate School and a degree in Business Administration from the University of Singapore.

JOZEF LERNOUT has served as a director since April 1999. Mr. Lernout has served as Co-Chairman and Managing Director of Lernout & Hauspie, a speech recognition software company, since its inception in December 1987, as President from January 1994 until November 1996, as Co-Chairman of the Board since November 1996, as a member of the Office of the Chief Executive since February 1996 and as Co-Chairman in the Office of Chief Executive since October 1996. Mr. Lernout holds a B.Sc. degree in Physics from the Vlerick School in Ghent, Belgium.

STANLEY J. MERESMAN has served as a director since August 1997. From May 1989 to May 1997, Mr. Meresman was Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a computer manufacturer. Mr. Meresman serves on the board of directors of Polycom, Inc., a teleconference and video conferencing equipment company, and a number of private companies. Mr. Meresman holds a B.S. degree in Industrial Engineering and Operations Research from the University of California at Berkeley and an M.B.A. degree from Stanford University.

Executive officers are appointed by the board of directors and serve until their successors are qualified and appointed. Except for Dr. Chen and Ms. Liu, who are married, there are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

We currently have eight directors. Directors are elected by the stockholders at each annual meeting of stockholders and serve for one year or until their successors are duly elected and qualified. In addition, our bylaws provide that the authorized number of directors may be changed by resolution of the board of directors.

BOARD COMMITTEES

Our board of directors has a compensation committee and an audit committee.

COMPENSATION COMMITTEE. The current members of our compensation committee are Dr. Huang and Mr. Meresman. The compensation committee reviews and makes recommendations to our board concerning salaries and incentive compensation for our officers and employees. The compensation committee also administers our stock plans.

AUDIT COMMITTEE. The current members of our audit committee are Messrs. Meresman and Peirce. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has previously served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the creation of our compensation committee, compensation decisions with respect to officers and directors and with respect to option grants to employees were made by our full board.

DIRECTOR COMPENSATION

Mr. Peirce's offer letter, dated July 22, 1999, provides for an annual salary of $50,000 and a grant of a stock option to purchase 50,000 shares. The option will vest at a rate of 8.333% per month over the next 12 months and will be fully vested on July 19, 2000.

Each eligible director who is not our employee and who is or becomes a member of our board on or after the effective date of the registration statement, of which
this prospectus forms a part, will be granted an option to purchase       shares
under our 1999 Equity Incentive Plan, unless that director has previously received an option grant before the effective date. Immediately following each annual meeting of our stockholders, each eligible director will automatically be
granted an additional option to purchase       shares under the plan if the
director has served continuously as a member of the board for at least one year. Each of these options will have a ten year term and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months if the termination is due to death or disability. All options granted under the plan will be exercisable immediately upon date of grant. For initial grants, we have a right to repurchase the option shares at the exercise price which expires as to 20% of the shares 10 months after the date of grant and the remainder expires in equal monthly installments over the next 40 months. Grants subsequent to the initial grant to directors are also subject to repurchase. For such grants, our right to repurchase the option shares expire in equal installments over 50 months.

EXECUTIVE COMPENSATION

The following table shows compensation awarded to, earned by or paid for services rendered to GRIC in all capacities during 1998 by our chief executive officer and each of our three other most highly compensated executive officers whose salary and bonus for 1998 was more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          ANNUAL COMPENSATION
                                                                                        ------------------------
NAME AND PRINCIPAL POSITIONS                                                              SALARY       BONUS
--------------------------------------------------------------------------------------  ----------  ------------
Dr. Hong Chen.........................................................................  $  180,551            --
  Chairman and Chief Executive Officer

Christophe J. Culine..................................................................     207,322            --
  Regional President, Europe, Americas and Africa

Lynn Y. Liu...........................................................................     160,490            --
  Regional President, Asia Pacific

Thomas Oswold.........................................................................     197,856            --
  Former Senior Vice President Finance and Chief Financial Officer

Mr. Oswold's employment with us terminated as of April 1999.

Philip M. Sakakihara, our Senior Vice President, Engineering and Network Operations, was compensated at an annual rate of $200,000 in 1998.

David L. Teichmann, our Vice President, General Counsel and Secretary, was compensated at an annual rate of $160,000 in 1998.

                             OPTION GRANTS IN 1998

We did not grant any stock options in 1998 to any of the officers named in the summary compensation table above. Mr. Sakakihara was granted options to purchase 500,000 shares at an exercise price of $1.00 per share in 1998. Mr. Sakakihara's options represented 12.91% of the total options granted to our employees in 1998. Mr. Teichmann was granted options to purchase 100,000 shares at an exercise price of $1.00 per share in 1998. Mr. Teichmann's options represented 2.58% of the total options granted to our employees in 1998.

   AGGREGATE OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

The following table provides information concerning stock option exercises by each of the executive officers named in the summary compensation table above that exercised options during the year ended December 31, 1998. The table also provides information concerning unexercised options held by these officers as of this date that are "in-the-money", meaning that the assumed initial public
offering price of $    per share exceeds the exercise price per share. In the
following table, the heading "vested" refers to the number of shares as to which the option can be exercised.

                                                                          UNDERLYING       VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                      NUMBER OF SHARES               AT DECEMBER 31, 1998  AT DECEMBER 31, 1998
                                         ACQUIRED ON        VALUE    --------------------  ---------------------
NAME                                      EXERCISE        REALIZED    VESTED    UNVESTED     VESTED    UNVESTED
-----------------------------------  -------------------  ---------  ---------  ---------  ----------  ---------
Dr. Hong Chen......................               --             --         --         --          --         --
Christophe J. Culine...............               --             --    112,500     87,500
Lynn Y. Liu........................               --             --         --         --          --         --
Thomas Oswold......................               --             --     52,000    148,000

Upon the termination of Mr. Oswold's employment with us in April 1999, all of his unvested options were returned to our available option pool.

EMPLOYEE BENEFIT PLANS

1995 STOCK OPTION PLAN. As of August 31, 1999, options to purchase 518,994 shares of common stock were outstanding under the 1995 Stock Option Plan and options to purchase 848,504 shares had been exercised, of which 42,812 remain subject to our repurchase right. No additional options will be granted under this plan. Options granted under the stock option plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Equity Incentive Plan.

1997 STOCK OPTION PLAN. As of August 31, 1999, options to purchase 5,656,230 shares of common stock were outstanding under the 1997 Stock Option Plan and options to purchase 295,530 shares had been exercised, of which 158,000 remain subject to our right of repurchase. No additional options will be granted under this plan. Options granted under the stock option plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Equity Incentive Plan.

1999 EQUITY INCENTIVE PLAN. In September 1999, the board adopted, subject to
stockholder approval, the 1999 Equity Incentive Plan and reserved         shares
of common stock to be issued under this plan. On each January 1, the aggregate number of shares reserved for issuance under this plan will automatically increase by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year. In addition, shares under the 1997 Stock Option Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under the equity incentive plan. Shares will again be available for grant and issuance under the equity incentive plan that:

  - are subject to issuance upon exercise of an option granted under the equity incentive plan that cease to be subject to the option for any reason other than exercise of the option;

  - have been issued upon the exercise of an option granted under the equity incentive plan that are subsequently forfeited or repurchased by us at the original purchase price;

  - are subject to an award granted pursuant to a restricted stock purchase agreement under the equity incentive plan that are subsequently forfeited or repurchased by us at the original issue price; or

  - are subject to stock bonuses granted under the equity incentive plan that terminates without shares being issued.

This plan will become effective on the consummation of this offering and will terminate after 10 years, unless it is terminated earlier by our board. The plan will authorize the award of options, restricted stock awards and stock bonuses.
No person will be eligible to receive more than       shares in any calendar
year under the plan other than a new employee who will be eligible to receive no
more than       shares in the calendar year in which the employee commences employment.

The plan will be administered by our compensation committee, all of the members of which are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Also, our non-employee directors are entitled to receive automatic annual grants of fully vested options to purchase shares of our common stock, as described under "Management--Director Compensation."

The plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees or employees of our parent or subsidiary, if any. All other awards other than incentive stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of ours or of our parent or subsidiary, if any, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

Options may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a 50 month period. The maximum term of options granted under the plan is 10 years.

Awards granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution. They may be exercised during the lifetime of the optionee only by the optionee. The compensation committee could determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under the plan generally may be exercised for a period of time after the termination of the optionee's service to us or to our parent or subsidiary, if any. Options will generally terminate immediately upon termination of employment for cause.

The purchase price for restricted stock will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of certain services or performance goals.

If we are dissolved or liquidated or have a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. In the discretion of the compensation committee the vesting of these awards may accelerate upon one of these transactions.

1999 EMPLOYEE STOCK PURCHASE PLAN. In September 1999, the board adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan and reserved 500,000 shares for issuance under this plan. If our stockholders approve this plan, it will become effective one business day after consummation of this offering. On each January 1, the aggregate number of shares reserved for issuance under this plan will automatically increase by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. The plan will be administered by our compensation committee, which will have the authority to construe and interpret the plan.

Employees generally will be eligible to participate in the plan if they are employed ten days before the beginning of an offering period and they are customarily employed by us, or our parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated parent or subsidiaries.

Under the plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation and are subject to maximum purchase limitations. Participation in the plan will end automatically upon termination of employment for any reason.

Each offering period under the plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. Offering periods and purchase periods will begin on February 1 and August 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be February 1 and August 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.

The plan will provide that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event shall continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for our common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the duration of offering periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the affected offering period.

The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Rights granted under the plan will not be transferable by a participant other than by will or the laws of descent and distribution.

The plan will terminate 10 years from its inception, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding shares previously purchased under the plan. Except for the automatic annual increase of shares described above, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the plan. The board may make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

401(K) PLAN. We sponsor a defined contribution plan intended to qualify under
Section 401 of the Internal Revenue Code, or a 401(k) plan. All employees are generally eligible to participate and may enter the plan as of the first day of each calendar quarter. Participants may make pre-tax contributions to the plan up to the statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. Contributions to the plan by the participants or by us, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

EMPLOYMENT AGREEMENTS

On April 1, 1994, we entered into an employment agreement with Dr. Hong Chen. The employment agreement provides that Dr. Chen will receive a salary and additional compensation such as a bonus or stock options as determined by our board.

On April 1, 1994, we entered into an employment agreement with Lynn Y. Liu. The employment agreement provides that Ms. Liu will receive a salary and additional compensation such as a bonus or stock options as determined by our board.

OFFER LETTERS, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Mr. Zaelit's offer letter, dated January 15, 1999, provides for an initial annual salary of $190,000 and an annual bonus of up to 25% of his annual salary. Mr. Zaelit also received options to purchase 450,000 shares of our common stock, of which options to purchase 90,000 shares will vest in November 1999 and options to purchase 9,000 shares will vest monthly thereafter. Mr. Zaelit also has the right to receive options to purchase an additional 150,000 shares of our common stock that will be granted upon the fulfillment of certain objectives. In the event we are acquired and Mr. Zaelit's employment is terminated without cause, the outstanding options will become fully vested. If Mr. Zaelit's employment is terminated without cause, he will receive a severance payment equivalent to six months base salary. If Mr. Zaelit's employment is terminated with cause and is not due to a violation of state or federal law, he will receive a severance payment equivalent to three months base salary. If Mr. Zaelit's employment is terminated without cause within the first ten months of his employment date we will immediately vest the portion of the stock options that would have vested in November 1999, at the same price and terms, except in the event we engage in a change of control transaction. Mr. Zaelit's employment is at will and may be terminated at any time, with or without cause.

Mr. Sakakihara's offer letter, dated October 15, 1998, provides for an initial annual salary of $200,000 and an annual bonus of up to 30% of his annual salary. Mr. Sakakihara received options to purchase 350,000 shares of common stock, of which options to purchase 70,000 shares vested in September 1999 and options to purchase 7,000 shares vest monthly thereafter. In the event we are acquired, one-half of the then unvested options will become fully vested. If Mr. Sakakihara's employment is terminated without cause, he will receive a severance payment equivalent to six months base salary. If Mr. Sakakihara's employment is terminated with cause and is not due to a violation of state or federal law, he will receive a severance payment equivalent to three months base salary. Mr. Sakakihara's employment is at will and may be terminated at any time, with or without cause.

Mr. Culine's offer letter, dated August 21, 1996, provides for an initial annual salary of $100,000. The letter provides for additional annual compensation of $100,000 to be mutually agreed upon. Mr. Culine received options to purchase 200,000 shares of common stock, which vest over a four year period. In the event we are acquired and Mr. Culine's employment is terminated, 50% of the then unvested options will become fully vested. In addition, if Mr. Culine's employment is terminated, he will receive a severance payment equivalent to three months base salary. Mr. Culine's employment is at will and may be terminated by either party with two weeks notice.

Ms. Steinmetz's offer letter, dated July 28, 1999 provides for an initial annual salary of $192,310 per year and a one time sign on bonus of $50,000. Ms. Steinmetz received options to purchase 350,000 shares of common stock, of which options to purchase 70,000 shares will vest in May 2000 and options to purchase 7,000 shares will vest monthly thereafter. In the event we are acquired and Ms. Steinmetz's employment is terminated without cause, the options will become fully vested. If Ms. Steinmetz's employment is terminated without cause, she will receive a severance payment equivalent to six months base salary. If Ms. Steinmetz's employment is terminated with cause and is not due to a violation of state or federal law, she will receive a severance payment equivalent to six months base salary. Ms. Steinmetz's employment is at will and may be terminated at any time, with or without cause.

Mr. Teichmann's offer letter, dated June 8, 1998, provides for an initial annual salary of $160,000 and an annual bonus of up to $30,000. Mr. Teichmann received options to purchase 100,000 shares of common stock, of which options to purchase 20,000 shares vested in July 1999 and options to purchase 2,000 shares vest monthly thereafter. In the event we are acquired, the options will become fully vested. In the event we are acquired and Mr. Teichmann's employment is terminated, Mr. Teichmann will receive a severance payment equivalent to six months base salary and bonuses. If Mr. Teichmann's employment is terminated without cause, he will receive a severance payment equivalent to three months base salary and bonuses. Mr. Teichmann's employment is at will and may be terminated at any time, with or without cause.

Mr. Cox's offer letter, dated May 11, 1999, provides for an initial annual salary of $140,000 and an annual bonus of up to 20% of his annual salary. Mr. Cox received options to purchase 85,000 shares of common stock, of which options to purchase 17,000 shares will vest in March 2000 and options to purchase 1,700 shares will vest monthly thereafter. In the event that we are acquired and Mr. Cox's employment is terminated, the options will become fully vested. If Mr. Cox's employment is terminated without cause, he will receive a severance payment equivalent to three months base salary. If Mr. Cox's employment is terminated with cause and is not due to a violation of state or federal law, he will receive a severance payment equivalent to three months base salary. Mr. Cox's employment is at will and may be terminated at any time, with or without cause.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our certificate of incorporation, as will be effective upon the completion of this offering, includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breach of fiduciary duty as a director, except for liability:

  - for any breach of the director's duty of loyalty to us or our stockholders;

  - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  - for any transaction from which the director derived an improper personal benefit.

Our bylaws, as will be effective upon the completion of this offering, also provide that:

  - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  - we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers, unless otherwise required by law, our certificate of incorporation, or agreements;

  - we must advance expenses, as incurred, to our directors and officers in connection with a proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions;

  - the rights conferred in the bylaws are not exclusive; and

  - we may not retroactively amend the bylaws provisions relating to indemnity.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and bylaws and to provide additional procedural protections.

We maintain liability insurance for our directors and officers and expect to obtain additional coverage for securities matters.

The above items limiting the liability of our directors may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these items.

Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                             PRINCIPAL STOCKHOLDERS

The following table presents information as to the beneficial ownership of our common stock as of August 31, 1999 and as adjusted to reflect the sale of the common stock in this offering by:

  - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  - each of our directors;

  - each of our executive officers; and

  - all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of August 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated above, the address for each listed stockholder is c/o GRIC Communications, Inc., 1421 McCarthy Boulevard, Milpitas, California 95035.

The number of shares of common stock outstanding after this offering includes shares of common stock being offered and does not include the shares that are subject to the underwriters' over-allotment option. The percentage of common stock outstanding as of August 31, 1999 is based on 36,030,945 shares of common stock outstanding on that date, assuming all outstanding preferred stock has been converted into common stock.

                                                                                                PERCENTAGE OF SHARES
                                                                                 NUMBER OF          OUTSTANDING
                                                                                   SHARES     ------------------------
                                                                                BENEFICIALLY    BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                           OWNED       OFFERING     OFFERING
------------------------------------------------------------------------------  ------------  -----------  -----------
Kheng Nam Lee (1).............................................................     7,377,077        20.5%
Dr. Hong Chen (2).............................................................     3,480,000         9.7
SingTel Ventures (Cayman) Pte. Ltd. (3).......................................     2,670,926         7.4
Dr. Ta-Lin Hsu (4)............................................................     1,950,000         5.4
Jozef Lernout (5).............................................................     1,545,545         4.3
Lynn Y. Liu (6)...............................................................     1,500,000         4.2
Dr. Yen-Son (Paul) Huang (7)..................................................       654,741         1.8
Roger L. Peirce (8)...........................................................       230,000       *
Stanley J. Meresman (9).......................................................       180,000       *
Christophe J. Culine (10).....................................................       156,000       *
Philip M. Sakakihara (11).....................................................       139,000       *
David L. Teichmann (12).......................................................        36,000       *
Joseph M. Zaelit (13).........................................................         9,000       *
Kristin L. Steinmetz .........................................................             0          --
All thirteen directors and executive officers as a group (14).................    19,928,289        46.6%            %

---------------------

   * Represents less than 1% of our outstanding common stock.

 (1) Includes 5,450,000 shares held of record by Vertex Investment (II) Ltd. and 1,647,077 shares and immediately exercisable warrants to purchase 280,000 shares held of record by Vertex Technology Fund Ltd. Mr. Lee is the President of these entities. Mr. Lee disclaims beneficial ownership of the shares held by these entities, except to the extent he has a pecuniary interest in these entities. The address of these entities is 77 Science Park Drive, #02-15 Cintech III, Singapore Science Park, Singapore 118256.

 (2) Does not include 1,500,000 shares held by Dr. Chen's spouse, Lynn Y. Liu.

 (3) Includes 2,610,926 shares and immediately exercisable warrants to purchase 60,000 shares. The address of SingTel Ventures (Cayman) Pte. Ltd. is 31 Exeter Road, Comcentre, Singapore, 239732.

 (4) Includes 1,950,000 shares held by Asia Pacific Growth Fund II. Dr. Hsu is a member of H&Q Asia Pacific II LLC, the General Partner of Asia Pacific Growth Fund II L.P.

 (5) Includes 1,472,545 shares and immediately exercisable warrants to purchase 73,000 shares held of record by L&H Investment Company, N.V., of which Mr. Lernout is Chairman. Mr. Lernout disclaims beneficial ownership of these shares. The address of L&H Investment Company, N.V. is Sint Krispijnstraat 7, B-8900 Leper, Belgium.

 (6) Does not include 3,480,000 shares held by Ms. Liu's spouse, Dr. Hong Chen.

 (7) Includes 265,000 shares held of record by The Huang Revocable Living Trust dated February 7, 1996, of which Mr. Huang is a trustee. 132,800 of the shares held by this trust are subject to our right of repurchase. Also includes immediately exercisable warrants to purchase 8,000 shares.

 (8) Represents shares subject to options exercisable within 60 days of August 31, 1999, of which 174,727 shares are subject to our right of repurchase.

 (9) Includes 100,000 shares held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust U/D/T dated September 19, 1989, as amended, of which Mr. Meresman is a trustee. Of these shares, 59,000 are subject to our right of repurchase. Also includes 80,000 shares subject to options exercisable within 60 days of August 31, 1999, all of which are subject to our right of repurchase.

 (10) Represents shares subject to options exercisable within 60 days of August 31, 1999.

 (11) Represents shares subject to options exercisable within 60 days of August 31, 1999.

 (12) Represents shares subject to options exercisable within 60 days of August 31, 1999.

 (13) Represents shares subject to options exercisable within 60 days of August 31, 1999.

 (14) Includes 16,246,363 shares of issued and outstanding capital stock, of which 191,800 shares are subject to a right of repurchase by us. Includes 724,000 shares subject to options exercisable within 60 days of August 31, 1999, of which 254,727 shares are subject to our right of repurchase. Also includes immediately exercisable warrants to purchase 288,000 shares.

                           RELATED PARTY TRANSACTIONS

Other than the employment agreements, offer letters and severance agreements described in "Management," and the transactions described below, since we were formed there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  - in which the amount involved exceeded or will exceed $60,000; and

  - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

SERIES D PREFERRED STOCK AND BRIDGE FINANCINGS

Between December 1997 and June 1999, we sold an aggregate of 15,290,159 shares of Series D Preferred Stock at an effective purchase price of $2.50 per share, as adjusted by subsequent re-pricing amendments. See Note 7 to our Consolidated Financial Statements. Between September 1998 and March 1999, in connection with our bridge financings, we issued warrants to purchase an aggregate of 625,000 shares of our Series D Preferred Stock at a purchase price of $2.50 per share as adjusted by subsequent repricing amendments. See Note 4 to our Consolidated Financial Statements.

The following directors, executive officers and holders of more than 5% of our common stock participated in our preferred stock and bridge financings. Share numbers reflect the number of shares of common stock into which the preferred stock or warrants are convertible.

                                                                                            SERIES D    WARRANT
STOCKHOLDER                                                                                  SHARES     SHARES
-----------------------------------------------------------------------------------------  ----------  ---------
Vertex Investment (II) Ltd...............................................................     200,000          0
Vertex Technology Fund Ltd...............................................................   1,647,077    280,000
SingTel Ventures (Cayman) Pte. Ltd.......................................................   2,610,926     60,000
L&H Investment Company N.V...............................................................   1,472,545     73,000
Dr. Yen-Son (Paul) Huang.................................................................      81,741      8,000

Kheng Nam Lee, a director, is the President of Vertex Investment (II) Ltd. and Vertex Technology Fund Pte. Ltd.

Jozef Lernout, a director, is the Co-Chairman and Managing Director of L&H Investment Company N.V.

SINGAPORE TELECOMMUNICATIONS LTD. AGREEMENT

In August 1999, we entered into an agreement with Singapore Telecommunications Ltd. SingTel Ventures (Cayman) Pte. Ltd., a subsidiary of Singapore Telecommunications Ltd., is the holder of more than 5% of our common stock. Under this agreement, we provide CSP settlement services in exchange for licensing, maintenance, settlement and training and professional fees. The term of this agreement is two years and is automatically renewed on an annual basis unless sooner terminated for breach.

EMPLOYMENT AGREEMENTS AND OFFER LETTERS

Several of our officers have entered into employment agreements with us or accepted offer letters from us. See "Management--Employment Agreements" and "Management--Offer Letters, Severance and Change of Control Agreements."

                          DESCRIPTION OF CAPITAL STOCK

Immediately following the closing of this offering, our authorized capital stock
will consist of       shares of common stock, $0.001 par value per share, and
      shares of preferred stock, $0.001 par value per share.

Immediately before the closing of this offering, we will reincorporate in the state of Delaware. Following the closing of this offering, we intend to amend and restate our certificate of incorporation. Our certificate of incorporation, bylaws and fourth amended and restated registration rights agreement, described below, are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

As of August 31, 1999, 6,144,034 shares of common stock were outstanding and held of record by approximately 106 stockholders, assuming no exercise after August 31, 1999 of outstanding options or warrants.

DIVIDEND RIGHTS. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

VOTING RIGHTS. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

NO PREEMPTIVE OR SIMILAR RIGHTS. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS. Upon a liquidation, dissolution or winding-up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Upon the closing of this offering, each outstanding share of preferred stock will be converted into shares of common stock. See Note 7 of our Consolidated Financial Statements for a description of this preferred stock.

Following this offering, we will be authorized, subject to the limits imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders.

The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

WARRANTS

As of August 31, 1999, we had outstanding warrants to purchase:

  - 287,558 shares of common stock at an exercise price of $2.50 per share which will expire on November 11, 2003;

  - 625,000 shares of Series D Preferred Stock at an exercise price of $2.50 which will terminate on the closing of this offering if they are not exercised;

  - 49,629 shares of Series D Preferred Stock at an exercise price of $4.00 per share which will expire in November 2003; and

  - 33,000 shares of Series D Preferred Stock at an exercise price of $2.50 which will expire between December 2003 and August 2008.

REGISTRATION RIGHTS

The holders of 34,910,636 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

RIGHT TO DEMAND REGISTRATION. At any time six months after this offering, these stockholders can request that we file a registration statement so they can publicly sell their shares. The underwriters of any underwritten offering will have the right to limit the number of shares to be so included in a registration statement.

WHO MAY MAKE A DEMAND. America Online can require that we file a registration statement on a form other than Form S-3. After we are eligible to use Form S-3, America Online can only require that we file a registration statement on a form other than Form S-3 if the anticipated offering price per share exceeds $5.00. America Online also can require that we file a registration statement on Form S-3 if the reasonably anticipated offering price exceeds $500,000.

Holders of registrable shares may request a registration of their shares in an offering in which the reasonably anticipated offering price per share exceeds $5.00 and if the reasonably anticipated offering price exceeds $10,000,000, or holders of at least 20% of the shares, can require that we file a registration statement on a form other than a Form S-3. Holders that will register shares in an offering in which the reasonably anticipated offering price exceeds $500,000, or holders of at least 20% of the shares, can require that we file a registration statement on a Form S-3.

NUMBER OF TIMES HOLDERS CAN MAKE DEMANDS. We will be required to file up to two registration statements on a form other than a Form S-3 for America Online and up to five total registration statements, excluding any registration statements that are filed at the request of Dr. Chen, Ms. Liu and their affiliated entities. In addition, we are not required to file more than one registration statement during any six month period.

POSTPONEMENT. We may postpone the filing of a registration statement for up to 120 days on one occasion before we comply with a request to file a registration statement, if we determine that the filing would be seriously detrimental to us or our stockholders.

PIGGYBACK REGISTRATION RIGHTS. If we register any securities for public sale, the same stockholders with registration rights described above will have the right to include their shares in the registration statement. We will have the right to limit the number of shares to be so included in a registration statement up to a maximum of 70% of the total value of the securities to be registered.

EXPENSES OF REGISTRATION. We w ill pay for the expenses relating to any demand or piggyback registration. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to certain limited exceptions.

EXPIRATION OF REGISTRATION RIGHTS. The registration rights described above will expire on December 31, 2009. The registration rights will terminate earlier with respect to a particular stockholder if that holder owns less than 1% of our outstanding securities or can resell all of its securities in a three month period under Rule 144 of the Securities Act and we are subject to the reporting requirements of the Securities Exchange Act of 1934.

ANTI-TAKEOVER PROVISIONS

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

DELAWARE LAW

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an "interested stockholder" unless:

  - the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

  - upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  - on or subsequent to the date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

CHARTER AND BYLAW PROVISIONS

Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before the meeting. Our stockholders may only take actions at a stockholders meeting, and may not take any action by written consent. Our bylaws and certificate of incorporation provide that special meetings of the stockholders may only be called by our board, the chairman of our board, our chief executive officer or our president.

Our certificate of incorporation provides that our board of directors may issue preferred stock with voting or other rights without stockholder action. This provision may have the effect of delaying, deferring or preventing a takeover attempt.

Our bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is       .

LISTING

We have applied for our common stock to be quoted on The Nasdaq National Market under the symbol "GRIC."

                        SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock, including sales of shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding       shares of
common stock, assuming the cash exercise of outstanding warrants to purchase 995,187 shares of common stock and the exercise of options to purchase 1,011,317 shares of common stock, as of August 31, 1999, and assuming no exercise of the
underwriters' over-allotment option. Of these shares, the       shares sold in
this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates."

The remaining shares will become eligible for public sale as follows:

                                      APPROXIMATE NUMBER OF
                                      ADDITIONAL SHARES THAT
DATE                                       MAY BE SOLD                             COMMENT
------------------------------------  ----------------------  --------------------------------------------------
Date of this prospectus                               0       Freely tradable shares.
181 days after the date of this              24,889,633       Underwriters' lock-up released. These shares may
  prospectus                                                  be sold under Rule 144, 144(k) or 701.
January 18, 2000                              2,991,057       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
March 9, 2000                                   706,508       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
March 10, 2000                                1,472,545       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
April 19, 2000                                3,742,519       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
May 10, 2000                                     30,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
May 12, 2000                                    400,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
May 14, 2000                                    800,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
May 24, 2000                                    400,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
June 7, 2000                                  1,200,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
June 14, 2000                                   410,000       Restricted securities held for at least one year
                                                              may be sold under Rule 144.
August 31, 2000                                 995,187       Restricted securities held for at least one year
                                                              may be sold under Rule 144.

  LOCK-UP AGREEMENTS

All of our officers and directors and substantially all of our shareholders have signed lock-up agreements under which they agreed not to sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of CIBC World Markets for a period of 180 days after the date of this prospectus.

CIBC World Markets may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although it has no current intention to do so.

  RIGHT OF REPURCHASE

Directors who are granted options under our option plans may immediately exercise such options and acquire the total number of shares of common stock subject to such options. We have a right of repurchase on shares of common stock acquired by such directors to the extent that the number of shares acquired exceeds the number of shares that have vested.

  RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  - 1% of the number of shares of common stock then outstanding, which will
    equal approximately       shares immediately after this offering; or

  - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

  RULE 144(k)

Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire.

  RULE 701

Any employee, officer or director of, or consultant to, us who purchased his or her shares under a written compensatory plan or contract may be entitled to sell his or her shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, substantially all shares issued under Rule 701 are subject to lock-up agreements or other contractual resale restrictions and will only become eligible for sale when the 180-day lock-up agreements or other contractual resale restrictions expire.

  REGISTRATION RIGHTS

Upon completion of this offering, the holders of 34,026,886 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a discussion of these rights please see "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

  STOCK OPTIONS

Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates and our repurchase rights applicable to certain shares held by directors, be available for sale in the open market immediately after the lock-up agreements expire. As of August 31, 1999, options to purchase 6,211,794 shares of common stock were issued and outstanding of which options to purchase 1,011,317 shares were immediately exercisable.

  WARRANTS

As of August 31, 1999, we had outstanding warrants to purchase 287,558 shares of common stock and 707,629 shares of Series D Preferred Stock. When these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144. After the lock-up agreements described above expire, each of the outstanding warrants will have been outstanding for at least one year.

                                  UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., U.S. Bancorp Piper Jaffray Inc. and Volpe Brown Whelan & Company, LLC are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                                            NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
CIBC World Markets Corp..............................................................
U.S. Bancorp Piper Jaffray Inc.......................................................
Volpe Brown Whelan & Company, LLC....................................................

                                                                                       -----------------
    Total............................................................................
                                                                                       -----------------
                                                                                       -----------------

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about                  against
payment in immediately available funds. The representatives have advised GRIC that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities
dealers at such price less a concession of $         per share. The underwriters
may also allow, and such dealers may reallow, a concession not in excess of
$         per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

GRIC has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the
underwriters to purchase a maximum of       additional shares from GRIC to cover
over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be
$         , and the total proceeds to GRIC will be $         . The underwriters
have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                                                                                     TOTAL WITH
                                                                                   TOTAL WITHOUT   FULL EXERCISE
                                                                                    EXERCISE OF          OF
                                                                                   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                       PER SHARE       OPTION          OPTION
                                                                      -----------  --------------  --------------
GRIC................................................................   $            $               $
                                                                      -----------  --------------  --------------

GRIC estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $         .

GRIC has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

GRIC, its officers and directors, and substantially all securityholders have agreed to a 180-day "lock up" with respect to 36,030,945 shares of common stock and certain other GRIC securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This "lock up" means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, GRIC and such persons may not offer, sell, pledge or otherwise dispose of these GRIC securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed GRIC that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

There is no established trading market for the shares. The offering price for the shares has been determined by GRIC and the representatives, based on the following factors:

  - our record of operations;

  - our current financial position and future prospects;

  - the experience of our management;

  - the economics of our industry in general; and

  - prevailing market and economic conditions.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither GRIC nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

Fenwick & West LLP, Palo Alto, California, will provide a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus. Gibson, Dunn & Crutcher LLP, San Francisco, California, will pass upon specified legal matters on behalf of the underwriters. A partnership comprised of several partners of Fenwick & West LLP owns 30,000 shares of our Series D Preferred Stock.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1997 and 1998, and for the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                           GRIC COMMUNICATIONS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors....................................        F-2

Consolidated Balance Sheets..........................................................        F-3

Consolidated Statements of Operations................................................        F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Deficit)...................................................................        F-5

Consolidated Statements of Cash Flows................................................        F-6

Notes to Consolidated Financial Statements...........................................        F-7

                  REPORT OF ERNST & YOUNG INDEPENDENT AUDITORS

The Board of Directors and Stockholders
GRIC Communications, Inc.

We have audited the accompanying consolidated balance sheets of GRIC Communications, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GRIC Communications, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                       Ernst & Young LLP

San Jose, California
February 10, 1999

--------------------------------------------------------------------------------

The preceding report is in the form that will be signed upon approval by the Company's stockholders of the reincorporation of the Company in Delaware as described in Note 8 to the Consolidated Financial Statements.

                                                       /s/ Ernst & Young LLP

San Jose, California
September 21, 1999

                           GRIC COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                       DECEMBER 31,                      EQUITY
                                                                   --------------------   JUNE 30,     AT JUNE 30,
                                                                     1997       1998        1999          1999
                                                                   ---------  ---------  -----------  -------------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................................  $   8,481  $   1,362   $  16,593
  Accounts receivable, net of allowances of $214, $384, and $381
    at December 31, 1997 and 1998 and June 30, 1999..............        395        750       1,021
  Inventories....................................................        102        125          56
  Other current assets...........................................         46        141         249
                                                                   ---------  ---------  -----------
Total current assets.............................................      9,024      2,378      17,919
Property and equipment...........................................        778      2,055       2,172
Other assets.....................................................         53        307         357
                                                                   ---------  ---------  -----------
Total assets.....................................................  $   9,855  $   4,740   $  20,448
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $     670  $   3,975   $   3,890
  Accrued compensation and benefits..............................        345        881       1,001
  Other current liabilities......................................        170        595         655
  Current portion of long-term debt ($2,700 and $0 in stockholder notes at December 31, 1998 and June 30, 1999,
    respectively--see Note 4)....................................         --      4,436         373
                                                                   ---------  ---------  -----------
Total current liabilities........................................      1,185      9,887       5,919
Long-term debt and other long-term liabilities...................         19      1,069         995
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value:
  Authorized shares--16,870,000 issuable in series and none pro forma
  Issued and outstanding shares--14,596,752 at December 31, 1997,
    1998 and June 30, 1999, respectively (aggregate liquidation
    preference of $8,642); pro forma--none.......................      8,590      8,590       8,590            --
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value:
    Authorized shares--Series D 3,333,334, 3,333,334 and
      17,500,000 at December 31, 1997, 1998 and June 30, 1999,
      respectively; pro forma--none
    Issued and outstanding shares--1,208,332 and 2,437,500 at
      December 31, 1997 and 1998, respectively, and 15,290,159 at
      June 30, 1999, (aggregate liquidation preferences of
      $7,250, $9,750, and $38,225 at December 31, 1997, 1998, and
      June 30, 1999 respectively); pro forma--none...............          1          2          15            --
  Common stock, $0.001 par value:
    Authorized shares--30,000,000, 30,000,000, and 60,000,000 at
      December 31, 1997 and 1998, and June 30, 1999 respectively;
      pro forma
    Issued and outstanding shares--5,465,774, 5,546,802, and
      5,978,790 at December 31, 1997, 1998, and June 30, 1999,
      respectively; pro forma 35,865,701.........................          5          6           6            36
  Additional paid-in capital.....................................      7,331     10,364      39,753        48,328
  Accumulated deficit............................................     (7,276)   (25,178)    (34,830)      (34,830)
                                                                   ---------  ---------  -----------  -------------
Total stockholders' equity (deficit).............................         61    (14,806)      4,944     $  13,534
                                                                   ---------  ---------  -----------  -------------
                                                                                                      -------------
Total liabilities and stockholders' equity (deficit).............  $   9,855  $   4,740   $  20,448
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------

                            See accompanying notes.

                           GRIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                YEAR ENDED                 SIX MONTHS ENDED
                                                               DECEMBER 31,                    JUNE 30,
                                                      -------------------------------  ------------------------
                                                        1996       1997       1998        1998         1999
                                                      ---------  ---------  ---------  -----------  -----------
                                                                                             (UNAUDITED)
Revenues:
  Settlement........................................  $      --  $     254  $   1,666   $     629    $   1,966
  Software and other................................        403      1,280        883         310        1,098
                                                      ---------  ---------  ---------  -----------  -----------
    Total revenues..................................        403      1,534      2,549         939        3,064
                                                      ---------  ---------  ---------  -----------  -----------
Costs and expenses:
  Cost of settlement revenues.......................         --        156      1,444         391        1,523
  Cost of software and other revenues...............         --        708      2,482         219           74
  Network and operations............................         --        837      1,117         411        1,163
  Research and development..........................        998      2,314      5,080       2,397        3,430
  Sales and marketing...............................         49      3,723      6,373       2,932        3,560
  General and administrative........................        391      2,002      3,540       1,488        1,866
                                                      ---------  ---------  ---------  -----------  -----------
    Total costs and expenses........................      1,438      9,740     20,036       7,838       11,616
                                                      ---------  ---------  ---------  -----------  -----------
Operating loss......................................     (1,035)    (8,206)   (17,487)     (6,899)      (8,552)

Interest income and other, net......................        104         79        192         137          159
Interest expense....................................         --         --       (575)         --       (1,241)
                                                      ---------  ---------  ---------  -----------  -----------
Loss from continuing operations before income
  taxes.............................................       (931)    (8,127)   (17,870)     (6,762)      (9,634)

Provision for income taxes from continuing
  operations........................................         --         59         32          17           18
                                                      ---------  ---------  ---------  -----------  -----------
Net loss from continuing operations.................       (931)    (8,186)   (17,902)     (6,779)      (9,652)

Discontinued operations:
  Loss from discontinued operations.................     (1,683)      (774)        --          --           --
  Gain on disposal of discontinued operations.......         --      5,118         --          --           --
                                                      ---------  ---------  ---------  -----------  -----------
Net loss............................................  $  (2,614) $  (3,842) $ (17,902)  $  (6,779)   $  (9,652)
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Basic and diluted net loss per share from continuing
  operations........................................  $   (0.19) $   (1.58) $   (3.28)  $   (1.25)   $   (1.72)
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Basic and diluted net loss per share................  $   (0.52) $   (0.74) $   (3.28)  $   (1.25)   $   (1.72)
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Shares used to compute basic and diluted net loss
  per share.........................................  5,008,315  5,183,191  5,455,588   5,419,377    5,600,411
                                                      ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  -----------  -----------
Pro forma basic and diluted net loss per share from
  continuing operations.............................                        $   (0.81)               $   (0.35)
                                                                            ---------               -----------
                                                                            ---------               -----------
Shares used to compute pro forma basic and diluted
  net loss per share................................                        22,090,104              27,496,821
                                                                            ---------               -----------
                                                                            ---------               -----------

                            See accompanying notes.

                           GRIC COMMUNICATIONS, INC.
       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                        REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                                        ----------------------------------------------------------------------
                                                               SERIES A                SERIES B                SERIES C
                                                        ----------------------  ----------------------  ----------------------
                                                         SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                                        ---------  -----------  ---------  -----------  ---------  -----------
Balance at December 31, 1995..........................  3,400,000   $     680   6,470,000   $   3,208          --   $      --
  Issuance of Series C convertible preferred stock to
    investors for cash, exercise of warrants, and
    conversion of bridge loans at $1.00 per share, net
    of issuance costs of $25..........................         --          --          --          --   4,726,752       4,702
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --          --          --
  Net loss............................................         --          --          --          --          --          --
                                                        ---------       -----   ---------  -----------  ---------  -----------
Balance at December 31, 1996..........................  3,400,000   $     680   6,470,000   $   3,208   4,726,752   $   4,702
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $6.00 per share........................         --          --          --          --          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --          --          --
  Net loss............................................         --          --          --          --          --          --
                                                        ---------       -----   ---------  -----------  ---------  -----------
Balance at December 31, 1997..........................  3,400,000         680   6,470,000       3,208   4,726,752       4,702
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $6.00 previously to $4.00 per share...............         --          --          --          --          --          --
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $4.00 per share, net of issuance costs
    of $15............................................         --          --          --          --          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --          --          --
  Issuance of Series D warrants and common stock
    warrants..........................................         --          --          --          --          --          --
  Net loss............................................         --          --          --          --          --          --
                                                        ---------       -----   ---------  -----------  ---------  -----------
Balance at December 31, 1998..........................  3,400,000         680   6,470,000       3,208   4,726,752       4,702
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $4.00 to $2.50 per share (unaudited)..............         --          --          --          --          --          --
  Conversion of 1998 bridge financing to Series D
    convertible preferred stock at $2.50 per share
    (unaudited).......................................         --          --          --          --          --          --
  Issuance of Series D convertible preferred stock at
    $2.50 per share, net of issuance costs of $326
    (unaudited).......................................         --          --          --          --          --          --
  Issuance of Series D warrants (unaudited)...........         --          --          --          --          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash (unaudited)................         --          --          --          --          --          --
  Warrant revaluation (unaudited).....................         --          --          --          --          --          --
  Net loss (unaudited)................................         --          --          --          --          --          --
                                                        ---------       -----   ---------  -----------  ---------  -----------
Balance at June 30, 1999 (unaudited)..................  3,400,000   $     680   6,470,000   $   3,208   4,726,752   $   4,702
                                                        ---------       -----   ---------  -----------  ---------  -----------
                                                        ---------       -----   ---------  -----------  ---------  -----------


                                                                                        STOCKHOLDERS' EQUITY (DEFICIT)
                                                                                ----------------------------------------------

                                                                                       SERIES D
                                                                                CONVERTIBLE PREFERRED
                                                                TOTAL                   STOCK                COMMON STOCK
                                                        ----------------------  ----------------------  ----------------------
                                                         SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                                        ---------  -----------  ---------  -----------  ---------  -----------
Balance at December 31, 1995..........................  9,870,000   $   3,888          --   $      --   5,000,000   $       5
  Issuance of Series C convertible preferred stock to
    investors for cash, exercise of warrants, and
    conversion of bridge loans at $1.00 per share, net
    of issuance costs of $25..........................  4,726,752       4,702          --          --          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --      13,750
  Net loss............................................         --          --          --          --          --          --
                                                        ---------  -----------  ---------         ---   ---------         ---
Balance at December 31, 1996..........................  14,596,752  $   8,590          --   $      --   5,013,750   $       5
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $6.00 per share........................         --          --   1,208,332           1          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --     452,024          --
  Net loss............................................         --          --          --          --          --          --
                                                        ---------  -----------  ---------         ---   ---------         ---
Balance at December 31, 1997..........................  14,596,752      8,590   1,208,332           1   5,465,774           5
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $6.00 previously to $4.00 per share...............         --          --     604,168          --          --          --
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $4.00 per share, net of issuance costs
    of $15............................................         --          --     625,000           1          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash............................         --          --          --          --      81,028           1
  Issuance of Series D warrants and common stock
    warrants..........................................         --          --          --                      --
  Net loss............................................         --          --          --          --          --          --
                                                        ---------  -----------  ---------         ---   ---------         ---
Balance at December 31, 1998..........................  14,596,752      8,590   2,437,500           2   5,546,802           6
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $4.00 to $2.50 per share (unaudited)..............         --          --   1,462,500           2          --          --
  Conversion of 1998 bridge financing to Series D
    convertible preferred stock at $2.50 per share
    (unaudited).......................................         --          --   1,120,049           1          --          --
  Issuance of Series D convertible preferred stock at
    $2.50 per share, net of issuance costs of $326
    (unaudited).......................................         --          --   10,270,110         10          --          --
  Issuance of Series D warrants (unaudited)...........         --          --          --          --          --          --
  Issuance of common stock upon exercise of employee
    stock options for cash (unaudited)................         --          --          --          --     431,988          --
  Warrant revaluation (unaudited).....................         --          --          --          --          --          --
  Net loss (unaudited)................................         --          --          --          --          --          --
                                                        ---------  -----------  ---------         ---   ---------         ---
Balance at June 30, 1999 (unaudited)..................  14,596,752  $   8,590   15,290,159  $      15   5,978,790   $       6
                                                        ---------  -----------  ---------         ---   ---------         ---
                                                        ---------  -----------  ---------         ---   ---------         ---


                                                                                            TOTAL
                                                                                        STOCKHOLDERS'
                                                          ADDITIONAL     ACCUMULATED       EQUITY
                                                        PAID IN-CAPITAL    DEFICIT        (DEFICIT)
                                                        ---------------  ------------  ---------------
Balance at December 31, 1995..........................     $      26      $     (820)     $    (789)
  Issuance of Series C convertible preferred stock to
    investors for cash, exercise of warrants, and
    conversion of bridge loans at $1.00 per share, net
    of issuance costs of $25..........................            --              --             --
  Issuance of common stock upon exercise of employee
    stock options for cash............................             1              --              1
  Net loss............................................                        (2,614)        (2,614)
                                                             -------     ------------       -------
Balance at December 31, 1996..........................            27      $   (3,434)     $  (3,402)
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $6.00 per share........................         7,249              --          7,250
  Issuance of common stock upon exercise of employee
    stock options for cash............................            55              --             55
  Net loss............................................                        (3,842)        (3,842)
                                                             -------     ------------       -------
Balance at December 31, 1997..........................         7,331          (7,276)            61
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $6.00 previously to $4.00 per share...............            --              --             --
  Issuance of Series D convertible preferred stock to
    investors for cash and cancellation of notes
    payable at $4.00 per share, net of issuance costs
    of $15............................................         2,485              --          2,486
  Issuance of common stock upon exercise of employee
    stock options for cash............................            12              --             13
  Issuance of Series D warrants and common stock
    warrants..........................................           536              --            536
  Net loss............................................            --         (17,902)       (17,902)
                                                             -------     ------------       -------
Balance at December 31, 1998..........................        10,364         (25,178)       (14,806)
  Issuance of Series D convertible preferred stock to
    adjust the cost of previously issued shares from
    $4.00 to $2.50 per share (unaudited)..............            (2)             --             --
  Conversion of 1998 bridge financing to Series D
    convertible preferred stock at $2.50 per share
    (unaudited).......................................         2,800              --          2,801
  Issuance of Series D convertible preferred stock at
    $2.50 per share, net of issuance costs of $326
    (unaudited).......................................        25,339              --         25,349
  Issuance of Series D warrants (unaudited)...........           689              --            689
  Issuance of common stock upon exercise of employee
    stock options for cash (unaudited)................           236              --            236
  Warrant revaluation (unaudited).....................           327              --            327
  Net loss (unaudited)................................            --          (9,652)        (9,652)
                                                             -------     ------------       -------
Balance at June 30, 1999 (unaudited)..................     $  39,753      $  (34,830)     $   4,944
                                                             -------     ------------       -------
                                                             -------     ------------       -------

                           GRIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     YEARS ENDED                  SIX MONTHS ENDED
                                                                    DECEMBER 31,                      JUNE 30,
                                                           -------------------------------  ----------------------------
                                                             1996       1997       1998         1998           1999
                                                           ---------  ---------  ---------  -------------  -------------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss.................................................  $  (2,614) $  (3,842) $ (17,902)   $  (6,779)     $  (9,652)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization of equipment.............        557        272      1,006          388            720
  Gain on sale of subsidiary.............................         --     (5,118)        --           --             --
  Noncash interest expense...............................         --         --         --           --            273
  Noncash warrant expense--preferred stock...............         --         --        408           --            920
  Noncash warrant expense--common stock..................         --         --          1           --             45
  Net changes in assets and liabilities:
    Trade accounts receivable............................       (184)      (210)      (355)         (34)          (271)
    Inventories..........................................         --       (101)       (23)        (122)            69
    Other current assets.................................        (43)        (2)       (95)         (65)          (108)
    Other assets.........................................         --        (53)      (127)        (105)            --
    Net assets relating to discontinued operations.......       (372)     1,236         --           --             --
    Accounts payable.....................................        169        500      3,305          172            (85)
    Accrued compensation and benefits....................         32        312        536          194            120
    Other current liabilities............................         --        171        425           55             60
    Other long-term liabilities..........................         --         20         15           --             28
                                                           ---------  ---------  ---------  -------------  -------------
Net cash used in operating activities....................     (2,455)    (6,815)   (12,806)      (6,296)        (7,881)

INVESTING ACTIVITIES
Capital expenditures.....................................       (819)      (797)    (2,283)      (1,249)          (722)
Proceeds from sale of discontinued operations............         --      5,446         --           --             --
                                                           ---------  ---------  ---------  -------------  -------------
Net cash provided by (used in) investing activities......       (819)     4,649     (2,283)      (1,249)          (722)

FINANCING ACTIVITIES
Proceeds from issuance of debt...........................         --         --      5,753           --             --
Payment of debt..........................................         --         --       (282)          --         (1,576)
Proceeds from sales of preferred stock...................      4,702      7,250      2,486        2,501         25,174
Sale of common stock.....................................          1         55         13            5            236
                                                           ---------  ---------  ---------  -------------  -------------
Net cash provided by financing activities................      4,703      7,305      7,970        2,506         23,834
                                                           ---------  ---------  ---------  -------------  -------------

Net increase (decrease) in cash and cash equivalents.....      1,429      5,139     (7,119)      (5,039)        15,231
Cash and cash equivalents at beginning of period.........      1,913      3,342      8,481        8,481          1,362
                                                           ---------  ---------  ---------  -------------  -------------
Cash and cash equivalents at end of period...............  $   3,342  $   8,481  $   1,362    $   3,442      $  16,593
                                                           ---------  ---------  ---------  -------------  -------------
                                                           ---------  ---------  ---------  -------------  -------------

SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE PERIOD
Tax paid.................................................  $      --  $       9  $       7    $       5      $       1
Interest paid............................................  $      --  $      --  $     165    $      --      $     322
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES
Conversion of 1999 bridge notes (interest) into Series D
  preferred stock........................................  $      --  $      --  $      --    $      --      $     175
Conversion of 1998 bridge notes (principle and interest)
  into Series D preferred stock..........................  $      --  $      --  $      --    $      --      $   2,801
Equipment capital leases.................................  $      --  $      --  $      --    $      --      $     115

                            See accompanying notes.

                           GRIC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED

                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

GRIC Communications, Inc. (GRIC or the Company) is a global provider of IP-based communications infrastructure and clearinghouse services that enable telecommunication companies, emerging telecommunications providers and Internet service providers to offer IP-based products and services to their end-user subscribers worldwide. These services include Internet roaming and Internet telephony.

The predecessor corporation, incorporated in California in 1994, was both an Internet service provider in Northern California and a developer of software for the ISP community, including our current Internet roaming software. In 1997 we sold our local ISP business and related assets. Operations that related to our ISP business through 1997 are reflected as discontinued activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

The consolidated financial statements include all the accounts of GRIC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1998 and 1999. Results for the six-month period ended June 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or any future period.

  DISCONTINUED OPERATIONS

In May 1997, the Company sold a 55% interest in its local internet access service provider subsidiary, AimNet, in exchange for approximately $2,004,000 cash and the remaining 45% was sold in September 1997 in exchange for approximately $3,442,000 cash. AimNet operated as a separate segment of the business as an ISP and has been accounted for as discontinued operations. Revenues earned by AimNet were approximately $3,010,000 and $1,632,000 in the years ended December 31, 1996 and 1997, respectively.

  USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED

                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FOREIGN CURRENCY REMEASUREMENT

Adjustments resulting from the process of remeasurement into U.S. dollars of the foreign currency financial statements of the Company's wholly owned foreign subsidiaries, for which the U.S. dollar is the functional currency, are included in operations and have not been material.

  REVENUE RECOGNITION

The Company derives revenues primarily from licenses of software to customers seeking to offer Internet roaming, Internet telephony and Internet fax services to their end-users, and from settlement services the Company provides to customers through its network. The Company also derives revenues from the sales of equipment, maintenance and support services.

Settlement revenues are generated when customers' end-users initiate Internet roaming services or originate Internet telephony and Internet fax communications. Cost of settlement revenues represents the amounts paid to access points of presence for services provided. The Company recognizes roaming services revenue and related costs at the time services are rendered to users. The Company has minimum purchase commitments with some members and bears the risk of loss related to collection for services.

Software and other revenues consist primarily of revenues from software licenses, and to a lessor extent sales of equipment such as Internet telephony gateways and Internet dialers and fax cards. It also includes technical support, consulting, installation and training service and maintenance revenues. Software license revenues are recognized upon delivery provided no significant vendor obligations or contingencies remain, and collection of the receivable is probable.

Revenues related to significant postcontract support agreements (generally product maintenance agreements) are deferred and recognized over the period of the agreements.

  CASH AND CASH EQUIVALENTS

GRIC considers all highly liquid instruments purchased with an original maturity of 90 days or less at the date of purchase to be cash equivalents. All of the Company's cash and cash equivalents consist of monies held in demand deposits.

  INVENTORIES

Inventories, which consist of finished goods, are valued at the lower of cost or market on a first-in, first-out basis.

  PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, generally the shorter of the lease term or two to three years.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED

                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which provides for the establishment of deferred tax assets and liabilities based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade accounts receivable. The Company is exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet. The credit risk in the Company's trade accounts receivable is mitigated by the Company's credit evaluation process. The Company generally does not require collateral and maintains adequate reserves for potential credit losses.

  ADVERTISING EXPENSES

Advertising expenditures are charged to operations as incurred and are not material for any of the periods presented.

  COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS 130 in the year ended December 31, 1998. The Company had no other comprehensive income items to report for the all periods presented.

  SEGMENT INFORMATION

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to shareholders. The Company adopted SFAS 131 in the year ended December 1998. The Company operates solely in one segment, providing a global network for ISPs and telcos, and therefore, there is no impact to the Company's consolidated financial statements due to the adoption of SFAS 131.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED

                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The following is a summary of revenue and long-lived assets by geographical area for the periods presented (in thousands):

                                                                                              SIX MONTHS ENDED JUNE
                                                               YEARS ENDED DECEMBER 31,                30,
                                                            -------------------------------  ------------------------
                                                              1996       1997       1998        1998         1999
                                                            ---------  ---------  ---------  -----------  -----------
                                                                                                   (UNAUDITED)
Revenue by external customers:
  United States...........................................  $      12  $     407  $     640   $     472    $     773
  South East Asia.........................................        309        415        623         134          904
  Japan...................................................         39        151        454         125          506
  Europe..................................................         --        193        282          84          307
  China...................................................         39        223        212          40          220
  Rest of World...........................................          4        145        338          84          354
                                                            ---------  ---------  ---------  -----------  -----------
                                                            $     403  $   1,534  $   2,549   $     939    $   3,064
                                                            ---------  ---------  ---------  -----------  -----------
                                                            ---------  ---------  ---------  -----------  -----------
Long-lived assets:
  United States...........................................  $     255  $     705  $   1,954   $   1,561    $   2,093
  Rest of World...........................................         --         73        101          78           79
                                                            ---------  ---------  ---------  -----------  -----------
                                                            $     255  $     778  $   2,055   $   1,639    $   2,172
                                                            ---------  ---------  ---------  -----------  -----------
                                                            ---------  ---------  ---------  -----------  -----------

Revenue by external customer is based on the customers' billing location. Long-lived assets are those assets used in each geographic location. No single customer accounted for 10% of consolidated revenues for the year ended December 31, 1998. For the year ended December 31, 1997 one customer accounted for 22% of consolidated revenues. For the year ended December 31, 1996, another customer accounted for 12% of consolidated revenues.

  STOCK-BASED COMPENSATION

The Company has elected to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair-value based method, as provided by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), are also reflected in the accompanying notes to the consolidated financial statements. Options issued to nonemployees are accounted for in accordance with SFAS 123 using a fair value approach.

  NET LOSS PER SHARE

Basic net loss per share and diluted net loss per share are presented in conformity with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) for all periods presented.

In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED

                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dilutive securities have been excluded from the computation of basic and diluted net loss per share as their effect is antidilutive.

  UNAUDITED PRO FORMA PRESENTATIONS

As more fully discussed in Note 7, all preferred stock will automatically be converted into shares of common stock in the event of the Company undertaking an initial public offering. The Company intends to obtain from the preferred stockholders waivers or consents sufficient to ensure the automatic conversion of all preferred stock to common stock upon the Company's initial public offering. The unaudited pro forma stockholders' equity included on the balance sheet reflects the conversion of the preferred stock into 29,886,911 shares of common stock as if the conversion occurred on June 30, 1999.

Unaudited basic and diluted pro forma net loss per share, as presented in the consolidated statement of operations, has been computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of the preferred stock to common stock as if such conversion had occurred on January 1, 1998 for the year ended December 31, 1998, and on January 1, 1999 for the six month period ended June 30, 1999, or at the date of original issuance, if later.

  RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1)." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortize such costs. The Company does not expect the adoption of this standard to have a significant impact on the Company's financial results.

In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities (SOP 98-5)." SOP 98-5, effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company expensed these costs as incurred, the adoption of this standard had no impact on the Company's results of operations, financial position, or cash flows.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position, or cash flows upon the adoption of SFAS 133.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT

Property and equipment comprises the following (in thousands):

                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                        --------------------   JUNE 30,
                                                                          1997       1998        1999
                                                                        ---------  ---------  -----------
                                                                                              (UNAUDITED)
Computer hardware and software........................................  $     749  $   2,515   $   3,320
Office furniture and equipment........................................        363        834         848
Leasehold improvements................................................         --         46          64
                                                                        ---------  ---------  -----------
                                                                            1,112      3,395       4,232
Less accumulated depreciation and amortization........................       (334)    (1,340)     (2,060)
                                                                        ---------  ---------  -----------
                                                                        $     778  $   2,055   $   2,172
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------

4. DEBT

  BRIDGE LOAN

On November 5, 1998, the Company entered into an agreement with a bank for a short-term note for a maximum of $1.5 million with maturity at December 31, 1998 (the Bridge Loan). On December 31, 1998, this agreement was extended to the earlier of March 31, 1999 or the sale of preferred stock equal to or greater than the note amount. The maximum amount available during the renewal period was $1 million. The interest rate during the initial period was 0.50 percentage points above the lender's prime rate and changed to 1.25 percentage points above the lender's prime rate during the renewal period.

Substantially all of the Company's assets were pledged as collateral for the bridge loan, other than assets held under permitted liens, which include purchase money liens on equipment incurred for financing of the equipment.

At December 31, 1998, $1.5 million was outstanding under this facility. The lenders' prime rate at December 31, 1998 was 7.75%. Prior to March 20, 1999 the outstanding amount was repaid.

  CONVERTIBLE PROMISSORY NOTES

On September 1, 1998, certain stockholders of the Company advanced loans to the Company totaling $2.7 million in exchange for convertible promissory notes (the 1998 Bridge Financing). The loans bore interest at 1% above the Bank of America reference rate and were convertible into shares of Series D preferred stock at a conversion price of $4.00 per share at the earlier of the initial closing of the first preferred stock financing following September 1, 1998 and January 31, 1999. The warrants issued in connection with the promissory notes incorporated antidilution protection.

At December 31, 1998, $2.7 million was outstanding under these agreements. On January 31, 1999, $2.7 million in principal and approximately $101,000 in accrued interest were converted into 700,030 shares of Series D preferred stock.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

4. DEBT (CONTINUED)
During the period from January through March 1999, certain shareholders of the Company and additional third parties advanced loans to the Company totaling $12.75 million in exchange for convertible promissory notes (the 1999 Bridge Financing). The loans bore interest at 1% above the Bank of America reference rate and, together with interest thereon of approximately $175,000, were converted into 5,170,110 shares of Series D preferred stock at a conversion price of $2.50 per share in April 1999.

  EQUIPMENT PROMISSORY NOTES

In August and October 1998, the Company entered into various senior secured promissory note agreements with a lender in connection with the purchase of equipment. A total of $1.3 million has been advanced with repayment being due in 42 installments as follows (in thousands):

1999.......................................................................  $     422
2000.......................................................................        496
2001.......................................................................        496
2002.......................................................................        264
                                                                             ---------
Total installments due.....................................................      1,678
Less amount representing interest..........................................        407
                                                                             ---------
Present value of future payments...........................................      1,271
Less current portion.......................................................        236
                                                                             ---------
Long-term obligation.......................................................  $   1,035
                                                                             ---------
                                                                             ---------

Collateral for the promissory notes consists of all equipment purchased by the amounts advanced.

5. COMMITMENTS AND CONTINGENCIES

GRIC leases all of its facilities under operating leases that expire at various dates through 2003. The future fiscal year minimum operating lease commitments were as follows at December 31, 1998 (in thousands):

1999.......................................................................  $     762
2000.......................................................................        762
2001.......................................................................        798
2002.......................................................................        891
2003.......................................................................        150
                                                                             ---------
Operating lease commitments................................................  $   3,363
                                                                             ---------
                                                                             ---------

Rent expense charged to operations totaled approximately $32,000, $263,000, and $688,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

During the year ended December 31, 1998, the Company recorded a charge of $1.5 million related to a purchase commitment for licenses of certain customized software as the Company does not anticipate the utilization of the required volume of purchases.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
  LEGAL MATTERS

The Company is involved in certain claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

6. INCOME TAXES

The provision for income taxes attributable to continuing operations consists of foreign income and withholding taxes of approximately $59,000 and $32,000 for the years ended December 31, 1997 and 1998, respectively.

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate (35%) to income before taxes is as follows (in thousands):

                                                                                      1997       1998
                                                                                    ---------  ---------
Tax at federal statutory rate.....................................................  $  (2,844) $  (6,255)
Unutilized net operating losses...................................................      2,844      6,255
Foreign tax.......................................................................         59         32
                                                                                    ---------  ---------
Total.............................................................................  $      59  $      32
                                                                                    ---------  ---------
                                                                                    ---------  ---------

Significant components of the Company's deferred tax assets are as follows:

                                                                                       DECEMBER 31,
                                                                                   ---------------------
                                                                                     1997        1998
                                                                                   ---------  ----------
Deferred tax assets (in thousands):
  Net operating loss carryforwards...............................................  $   2,682  $    8,912
  Tax credit carryforwards.......................................................        257         400
  Accruals and reserves not currently deductible.................................        203       1,210
                                                                                   ---------  ----------
Total deferred tax assets........................................................      3,142      10,522
Valuation allowance..............................................................     (3,142)    (10,522)
                                                                                   ---------  ----------
Net deferred tax assets..........................................................  $      --  $       --
                                                                                   ---------  ----------
                                                                                   ---------  ----------

SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

The valuation allowance increased by approximately $1.7 million, and $7.4 million during the years ended December 31, 1997 and 1998, respectively.

As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $22 million. As of December 31, 1998, the Company also had federal and state research and development tax credit carryforwards of approximately $300,000 and $150,000, respectively. The federal and state net operating loss and tax credit carryforwards will expire at various dates beginning in 2002 through 2018, if not utilized.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

6. INCOME TAXES

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss and tax credit carryforwards before utilization.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

The Company has convertible preferred stock that consists of (i) Series A, B, and C redeemable convertible preferred stock and (ii) Series D convertible preferred stock, collectively referred to as "preferred stock."

  REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock at December 31, 1997, 1998, and June 30, 1999 is as follows:

                                               SHARES ISSUED AND OUTSTANDING
                                          ----------------------------------------
               PER SHARE                         DECEMBER 31,           JUNE 30,
              LIQUIDATION    AUTHORIZED   --------------------------      1999
    SERIES    PREFERENCE       SHARES         1997          1998      ------------
-----------  -------------  ------------  ------------  ------------  (UNAUDITED)
A..........    $    0.20       3,400,000     3,400,000     3,400,000     3,400,000
B..........    $    0.50       6,470,000     6,470,000     6,470,000     6,470,000
C..........    $    1.00       7,000,000     4,726,752     4,726,752     4,726,752
                            ------------  ------------  ------------  ------------
                              16,870,000    14,596,752    14,596,752    14,596,752
                            ------------  ------------  ------------  ------------
                            ------------  ------------  ------------  ------------

At any time after August 16, 2001, the holders of a majority of the then outstanding shares of Series C convertible preferred stock may request the redemption of all of the outstanding shares of Series C convertible preferred stock. The Company shall redeem such shares at a price per share of $1.00 plus any declared and unpaid dividends for Series C convertible preferred stock.

At any time after the Series C convertible preferred stockholders have requested redemption, the holders of a majority of the then outstanding Series A and B convertible preferred stock may request the redemption of all the outstanding shares of Series A and B convertible preferred stock. The Company shall redeem such shares at a price per share of $0.20 and $0.50 for Series A and B, respectively, plus any declared and unpaid dividends for Series A and B convertible preferred stock, respectively.

If the Company chooses not to redeem the Series A, B, or C convertible preferred stock when requested by the majority holders of such outstanding shares, the Series A, B and C convertible preferred stock shall begin accruing dividends at 8% per annum of the redemption price.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) CONVERTIBLE PREFERRED STOCK

Convertible preferred stock at December 31, 1997, 1998, and June 30, 1999 is as follows:

                                               SHARES ISSUED AND OUTSTANDING
                                          ----------------------------------------
               PER SHARE                         DECEMBER 31,
              LIQUIDATION    AUTHORIZED   --------------------------  JUNE 30,1999
    SERIES    PREFERENCE       SHARES         1997          1998      ------------
-----------  -------------  ------------  ------------  ------------  (UNAUDITED)
D..........    $    6.00       3,333,334     1,208,332            --            --
D..........    $    4.00       3,333,334            --     2,437,500            --
D..........    $    2.50      17,500,000            --            --    15,290,159

The holders of redeemable convertible preferred stock and convertible preferred stock (the preferred stock) are entitled to receive noncumulative dividends, when and if declared by the Board of Directors, out of legally available funds, in the amount per share of preferred stock equal to 10% per annum of their respective liquidation values, payable before any dividends may be paid on common stock. As of December 31, 1998, no dividends have been declared or paid by the Company.

The holders of the preferred stock have the right at any time after the date of issuance to convert their shares into a like number of shares of common stock on a one-for-one basis, subject to adjustments for future dilution. The preferred stock automatically converts into common stock, at the then applicable conversion price, at the earlier of (i) Company undertaking an initial public offering at a price per share of not less than $5.00 per share (as to the Series A, B, and C convertible preferred stock only) or not less than $10.00 per share (as to the Series D convertible preferred stock only) and with aggregate proceeds in excess of $10,000,000 or (ii) the affirmative vote or written consent of holders of at least two-thirds of the outstanding shares of all series of preferred stock voting as a single class and the holders of at least two-thirds of the outstanding shares of Series D preferred stock voting as a separate class. The company intends to obtain from the preferred stockholders waivers or consents sufficient to ensure the automatic conversion of all preferred stock to common stock upon the Company's initial public offering. All preferred stockholders are entitled to vote on all matters in the same manner and with the same effect as if their stock had been converted into common stock. At December 31, 1998 and June 30, 1999, the Company had reserved 20,203,334 and 34,370,000 shares of common stock for issuance upon the conversion of the preferred stock, respectively.

In the event of liquidation, the preferred stockholders are entitled to a per share liquidation preference distribution plus accrued dividends, if any, on each share of preferred stock. The remaining balance of proceeds is to be paid to common stockholders and preferred stockholders, as if converted into common stock, ratably.

In April 1999, the Board of Directors and stockholders of the Company authorized the sale and issuance of additional shares of Series D convertible preferred stock at a price of $2.50 per share. In addition, the Board of Directors and stockholders of the Company approved the repricing of the Series D convertible preferred stock sold to investors prior to April 1999 from $4.00 to $2.50, and the Company entered into amendment agreements with such investors to amend the purchase price accordingly and issue the requisite additional shares resulting therefrom (the 1999 Series D convertible Repricing). The Board of Directors also approved the repricing of the warrants issued in connection with the 1998 Bridge Financing from $4.00 per share to $2.50 per share, which in turn results in a modification of the number of shares that may be purchased upon exercise of the warrants

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) such that the aggregate number of shares of Series D convertible preferred stock purchasable increased from 168,750 to 270,000 shares.

Pursuant to an additional Series D convertible preferred stock purchase agreement, the Company issued and sold a total of 5,100,000 shares of Series D convertible preferred stock in a series of closings from April 1999 through June 1999. In addition, the Company converted bridge loan principal and interest from the 1999 Bridge Financing into 5,170,110 shares of Series D convertible preferred stock and issued 1,882,519 shares of Series D convertible preferred stock due to the 1999 Series D convertible Repricing. As of June 30, 1999, an aggregate total of 15,290,159 shares of Series D convertible preferred stock had been issued and were outstanding.

  PREFERRED STOCK WARRANTS

In connection with the granting of the Bridge Loan, the Company issued a warrant to purchase 45,000 shares of Series D preferred stock at $4.00 per share. The warrant expires on November 5, 2003 and was fully exercisable at December 31, 1998. In connection with the original terms of the warrant, the number of shares of Series D Preferred Stock purchasable upon exercise of the warrants was increased from 45,000 to 49,629 as a result of the 1999 Series D convertible repricing.

In connection with the extension of the Bridge Loan in December 1998, the Company issued an additional warrant to purchase up to 20,000 shares of Series D preferred stock, subject to adjustment, at the price per share at which the Company closed its Series D preferred stock financing ($2.50). The warrant expires on December 31, 2003 and in the first quarter of 1999, the warrant became exercisable as to 5,000 shares only, based upon the conditions in the original warrant.

In connection with the equipment promissory notes, the Company issued fully exercisable warrants for the purchase of 28,000 shares of Series D preferred stock at $4.00 per share. The warrants expire on the earlier of August 10, 2008 or the fifth anniversary of an initial public offering of the Company's common stock and was exercisable at December 31, 1998. The Company intends to reprice these warrants from $4.00 to $2.50 in the third quarter of fiscal 1999.

In connection with the issuance of the 1998 bridge financing from certain stockholders, the Company issued fully exercisable warrants for the purchase of 168,750 shares of the Company's Series D preferred stock at $4.00 per share. These warrants expire on the earlier of five years from the date of the warrants (September 1998), the date of a firm commitment for an initial public offering of Company's common stock, a merger or sale of the Company, or the liquidation of the Company. In connection with the 1999 Series D convertible repricing, the number of warrants to purchase Series D convertible preferred stock was increased from 168,750 to 270,000, and the exercise price per share was adjusted from $4.00 to $2.50. The additional warrants and change in exercise price was effective in July 1999.

In connection with the 1999 Bridge Financing, the Company issued fully exercisable warrants for the purchase of 355,000 shares of Series D preferred stock at $2.50 per share. These warrants expire on the earlier of five years from the date of the warrants (between January and March 2004), the date of a firm commitment for an initial public offering of the Company's common stock, the merger or sale of the Company, and the liquidation of the Company.

The Company has recorded approximately $531,000 at December 31, 1998 and an additional $837,000 at June 30, 1999 to reflect the fair value of the above warrants, which are being amortized over the life of the respective underlying arrangements. Amortization of approximately $408,000 and $920,000

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) has been included in the year ended December 31, 1998 and six months ended June 30, 1999, respectively. The fair value of the warrants was calculated using the Black-Scholes option pricing model.

As of December 31, 1998 and June 30, 1999 the Company had reserved 261,750 and 606,379 shares of Series D convertible preferred stock for the exercise of these warrants, respectively.

  COMMON STOCK WARRANTS

In connection with entering into a roaming agreement with a certain customer, the Company issued a warrant for the purchase of 260,000 shares of the Company's common stock at the lower of the last price at which Series D convertible preferred stock is issued or $4.00 per share. As a result of the $2.50 per share issuance of Series D convertible preferred stock in 1999, the warrant was adjusted pursuant to its terms such that the number of shares exercisable increased to 287,558 effective May 1999. The warrant, which expires on the earlier of November 12, 2003 or the first anniversary of the date that the roaming agreement with the customer is terminated, was exercisable at December 31, 1998.

The warrant was valued utilizing the Black-Scholes option pricing model. The Company was required to reevaluate the warrant fair value for all periods through June 30, 1999 at which point a final measurement date existed. The fair value of the warrant at June 30, 1999 was determined to be $184,000. The fair value of the warrant is being amortized over the life of the agreement. The Company included an immaterial charge to operations for all periods presented.

At December 31, 1998 and June 30, 1999, the Company had reserved 260,000 and 287,558 shares of common stock for the exercise of the warrant, respectively.

  STOCK OPTION PLANS

On July 17, 1995, the Company adopted the 1995 Stock Option Plan (the 1995
Plan), which provides for the granting of incentive stock options to employees and directors and nonqualified stock options to employees, consultants, and directors. Under the 1995 Plan, the Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value at the date of grant, while nonstatutory stock options may have exercise prices not less than 85% of the fair market value as of the date of grant. The exercise price of each option granted to individuals who, at the time the option is granted, own stock representing more than 10% of the combined voting power of all stock of the Company, shall be at least 110% of the fair market value. Options generally vest with respect to 25% of the shares twelve months after the options' grant date and the remainder ratably over the following twelve calendar quarters and expire no later than ten years from the date of grant.

On August 20, 1997, the Company adopted the 1997 Stock Option Plan (the 1997
Plan), which provides for the granting of incentive stock options to employees and directors and nonqualified stock options to employees, consultants, and directors. The first grants under the 1997 Plan were made as of November 1997. Under the 1997 Plan, the Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value at the date of grant, while nonstatutory stock options may have exercise prices not less than 85% of the fair market value as of the date of grant. The exercise price of any option granted to a 10% shareholder will not be less than 110% of the fair market value of the shares on the date of grant. Options granted under the 1997 Plan for new employees generally

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) vest with respect to 20% of the shares ten months after the respective employees' hire date and the remainder ratably over the following forty months and expire no later than ten years from the date of grant. As of April 1999, follow-on grants to existing employees generally vest ratably over fifty months from the date of grant. Prior to April 1999, follow-on grants to employees vested on the same schedule as grants made to new employees.

Stock option activity was as follows:

                                                                                          OPTIONS OUTSTANDING
                                                                                      ----------------------------
                                                                                                      WEIGHTED
                                                                                        NUMBER         AVERAGE
                                                                                       OF SHARES   EXERCISE PRICE
                                                                                      -----------  ---------------
Outstanding at December 31, 1995....................................................      841,000     $    0.10
  Granted...........................................................................      958,500     $    0.10
  Exercised.........................................................................      (13,750)    $    0.10
  Canceled..........................................................................      (66,437)    $    0.10
                                                                                      -----------
Outstanding at December 31, 1996....................................................    1,719,313     $    0.10
  Granted...........................................................................    1,301,000     $    0.59
  Exercised.........................................................................     (452,024)    $    0.12
  Canceled..........................................................................     (642,689)    $    0.11
                                                                                      -----------
Outstanding at December 31, 1997....................................................    1,925,600     $    0.43
  Granted...........................................................................    3,872,650     $    0.94
  Exercised.........................................................................      (81,028)    $    0.17
  Canceled..........................................................................     (533,671)    $    0.67
                                                                                      -----------
Balance at December 31, 1998........................................................    5,183,551     $    0.79
Granted (unaudited).................................................................    2,810,615     $    1.35
Exercised (unaudited)...............................................................     (431,988)    $    0.56
Canceled (unaudited)................................................................   (1,097,884)    $    0.89
                                                                                      -----------
Balance at June 30, 1999 (unaudited)................................................    6,464,294     $    1.03
                                                                                      -----------
                                                                                      -----------

The following tables summarize information about options outstanding at December 31, 1998:

                             OUTSTANDING OPTIONS               EXERCISABLE OPTIONS
                   ----------------------------------------  ------------------------
                                  WEIGHTED       WEIGHTED                  WEIGHTED
                                   AVERAGE        AVERAGE                   AVERAGE
    RANGE OF       NUMBER OF     CONTRACTUAL     EXERCISE     NUMBER OF    EXERCISE
 EXERCISE PRICE      SHARES         LIFE           PRICE       SHARES        PRICE
-----------------  ----------  ---------------  -----------  -----------  -----------
                                   (YEARS)
$0.10............     923,350          7.37      $    0.10      699,133    $    0.10
$0.25............      53,251          8.55      $    0.25       19,190    $    0.25
$0.60--$0.80.....   1,540,300          9.17      $    0.78      248,815    $    0.76
$1.00............   2,641,650          9.93      $    1.00       60,000    $    1.00
$5.00............      25,000          8.04      $    5.00       10,938    $    5.00

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

Shares of common stock of the Company reserved for future issuance at December 31, 1998 are as follows:

Warrants.......................................................    521,750
Stock options..................................................  5,453,198
Series A redeemable convertible preferred stock................  3,400,000
Series B redeemable convertible preferred stock................  6,470,000
Series C redeemable convertible preferred stock................  7,000,000
Series D convertible preferred stock...........................  3,333,334
                                                                 ---------
                                                                 26,178,282
                                                                 ---------
                                                                 ---------

  PRO FORMA INFORMATION

The Company has elected to follow APB Opinion No. 25, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

Pro forma information regarding net income and earnings per share is required by SFAS 123. The fair value of options granted in fiscal years 1996, 1997, and 1998 reported below has been estimated at the date of grant using the minimum value method assuming no expected dividends and the following weighted average assumptions:

                                                                                 EMPLOYEE STOCK OPTIONS
                                                                          -------------------------------------
                                                                             1996         1997         1998
                                                                             -----        -----        -----
Expected life (years)...................................................         4-5          4-5          4-5
Risk-free interest rate (percentage)....................................         7-8          7-8          7-8

The option models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted average estimated fair values of employee stock options for fiscal years 1996, 1997, and 1998 were $0.03, $0.18, and $0.27 per share, respectively.

                           GRIC COMMUNICATIONS, INC.

         (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) The effect of applying the minimum value option valuation model to the Company's stock option grants did not result in pro forma net income materially different from historical amounts reported. Therefore, such pro forma information is not separately presented herein.

8. SUBSEQUENT EVENTS

  REINCORPORATION AND PUBLIC OFFERING

In September 1999, the Board of Directors approved (i) the Company's reincorporation in the state of Delaware, (ii) the designation of common stock and preferred stock with $0.001 par value per share, (iii) management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell up to $80,000,000 of its common stock to the public and, (iv) management to effect a reverse stock split of its common stock. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLAN

In September 1999, the Board of Directors approved, effective the date of the Company's initial public offering of its common stock, (i) the termination of the 1995 Plan and the 1997 Plan such that no new options shall be granted under these plans, (ii) the adoption of the 1999 Equity Incentive Plan (the Equity
Plan) and reserved        shares that will be outstanding immediately after the
initial public offering of its common stock for issuance under the Equity Plan and (iii) the adoption of the 1999 Employee Stock Purchase Plan (the Purchase
Plan) and reserved 500,000 shares of the Company's common stock, post any stock split, being reserved for issuance under the Purchase Plan.

--------------------------------------------------------------------------------

                                     [LOGO]

                                          SHARES

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                          , 1999

                               CIBC WORLD MARKETS
                           U.S. BANCORP PIPER JAFFRAY
                          VOLPE BROWN WHELAN & COMPANY

------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

UNTIL              , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table lists the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered under this registration statement. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Securities and Exchange Commission registration fee......................  $  13,900
NASD filing fee..........................................................      5,500
Nasdaq National Market filing fee........................................     95,000
Legal fees and expenses..................................................    500,000
Accounting fees and expenses.............................................    250,000
Printing and engraving expenses..........................................    250,000
Road show expenses.......................................................     30,000
Directors and officers liability insurance...............................
Blue sky fees and expenses...............................................     10,000
Transfer agent and registrar fees and expenses...........................      5,000
Miscellaneous............................................................     50,000
      Total..............................................................  $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  - for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant's Bylaws also provide that:

  - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  - the Registrant may indemnify its agents as set forth in the Delaware General Corporation Law unless otherwise required by law, our certificate of incorporation or agreements;

  - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  - the rights conferred in the Bylaws are not exclusive; and

  - the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section     of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

See also "Undertakings" in Item 17.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT DOCUMENT                                                                                  NUMBER
----------------------------------------------------------------------------------------------  -----------
Underwriting Agreement........................................................................        1.01
Registrant's Certificate of Incorporation.....................................................        3.01
Registrant's Bylaws...........................................................................        3.03
Fourth Amended and Restated Registration Rights Agreement dated April 16, 1999................        4.02
Form of Indemnity Agreement...................................................................       10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The Registrant sold the following securities in the past three years.

1. As of August 31, 1999, we have sold and issued 1,144,034 shares of our common stock for an aggregate purchase price of $361,731 to employees, directors and consultants pursuant to option exercises under our stock option plans.

2. In July 1997, we sold 70,000 shares of Common Stock to an outside director for an aggregate purchase price of $17,500.

3. Between December 1997 and June 1999, we sold and issued 15,290,159 shares of Series D Preferred Stock to a group of investors for an aggregate purchase price of $38,225,397.50.

4. In August 1998, we issued warrants to purchase an aggregate of 28,000 shares of Series D Preferred Stock in connection with an equipment financing.

5. In September 1998, we issued warrants to purchase an aggregate of 168,750 shares of Series D Preferred Stock to a group of investors in connection with a bridge loan financing. The number of shares which may be acquired upon exercise of this warrant is currently 270,000.

6. In September 1998, in connection with a bridge financing, we issued convertible promissory notes to a group of investors. In January 1999, the convertible notes and all related interest were converted into 1,120,049 shares of Series D Preferred Stock which are included in the aggregate number of shares referred to in paragraph 3 above.

7. In October 1998, we issued a warrant to purchase 45,000 shares of Series D Preferred Stock to a commercial lender. The number of shares which may be acquired upon exercise of this warrant was later adjusted to 49,629.

8. In November 1998, we issued a warrant to purchase 260,000 shares of common stock to a customer, in connection with a strategic alliance. The number of shares which may be acquired upon exercise of this warrant was later adjusted to 287,558.

9. In December 1998, we issued a warrant to purchase 20,000 shares of Series D Preferred Stock to a commercial lender. The number of shares which may be acquired upon exercise of this warrant was later adjusted to 5,000.

10. Between January 1999 and March 1999 we issued warrants to purchase an aggregate of 355,000 shares of Series D Preferred Stock to a group of investors in connection with a bridge loan financing.

11. Between January 1999 and March 1999, in connection with a bridge loan financing, we issued convertible promissory notes to a group of investors. In April 1999, the convertible notes and all related interest were converted into 5,170,110 shares of Series D Preferred Stock which are included in the aggregate number of shares referred to in paragraph 3 above.

All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

(a) The following exhibits are filed with this registration statement:

  EXHIBIT                                                    EXHIBIT
  NUMBER                                                      TITLE
-----------  -------------------------------------------------------------------------------------------------------
      1.01   Form of Underwriting Agreement.*

      3.01   The Registrant's Certificate of Incorporation.*

      3.02   The Registrant's Bylaws.*

      3.03   The Registrant's Certificate of Retirement of preferred stock.*

      3.04   The Registrant's Certificate of Designation of preferred stock.*

      4.01   Form of specimen certificate for the Registrant's common stock.*

      4.02   Fourth Amended and Restated Registration Rights Agreement, dated April 16, 1999, among Registrant and the security holders listed in the agreement.

      5.01   Opinion of Fenwick & West LLP regarding the legality of the shares of common stock being registered.*

     10.01   Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.*

     10.02   Employee Agreement effective March 1, 1994 between Aimnet Corporation and Dr. Hong Chen.

     10.03   Employee Agreement effective March 1, 1994 between Aimnet Corporation and Lynn Y. Liu.

     10.04   Offer letter dated August 21, 1996 by the Registrant to Christophe U. Culine.

     10.05   Offer letter dated June 8, 1998 by the Registrant to David L. Teichmann.

     10.06   Offer letter dated October 15, 1998 by the Registrant to Phillip M. Sakakihara.

     10.07   Offer letter dated January 15, 1999 by the Registrant to Joseph M. Zaelit.

  EXHIBIT                                                    EXHIBIT
  NUMBER                                                      TITLE
-----------  -------------------------------------------------------------------------------------------------------
     10.08   Offer letter dated May 11, 1999 by the Registrant to Barron B. Cox.

     10.09   Offer letter dated July 28, 1999 by the Registrant to Kristin L. Steinmetz.

     10.10   Offer letter dated July 22, 1999 by the Registrant to Roger L. Peirce.

     10.11   Aimnet Corporation 1995 Stock Option Plan.

     10.12   GRIC Communications, Inc. (formerly Aimquest Corporation) 1997 Stock Option Plan.

     10.13   The Registrant's 1999 Equity Incentive Plan.*

     10.14   The Registrant's 1999 Employee Stock Purchase Plan.*

     10.15   Restricted Stock Purchase dated July 1997 between Aimquest Corporation and Stanley J. Meresman.

     10.16   Warrant to purchase common stock of the Registrant issued to America Online, Inc. dated as of November
             12, 1998.

     10.17   Warrant to purchase Series D Preferred Stock of the Registrant issued to Silicon Valley Bank dated as of December 31, 1998.

     10.18   Warrant to purchase Series D Preferred Stock of the Registrant issued to Silicon Valley Bank dated as of November 5, 1998.

     10.19   Warrant to purchase Series D Preferred Stock of the Registrant issued to Phoenix Leasing Incorporated dated as of August 10, 1998.

     10.20   Warrant to purchase Series D Preferred Stock of the Registrant issued to Robert A. Kingsbook dated as of August 10, 1998.

     10.21   Loan and Security Agreement dated November 5, 1998 between the Registrant and Silicon Valley Bank, together with Intellectual Property Agreement dated November 5, 1998.

     10.22   Senior Loan and Security Agreement dated August 10, 1998 between the Registrant and Phoenix Leasing
             Incorporated, together with a form of Senior Secured Promissory Note.

     10.23   Lease dated January 6, 1998 among the Registrant, John Arrillaga Survivor's Trust and Richard T. Peery
             Separate Property Trust.

     10.24   Agreement dated August 3, 1999 between the Registrant and Singapore Telecommunications Ltd.

     23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).*

     23.02   Consent of Ernst & Young LLP, Independent Auditors.

     24.01   Power of attorney (see pg. II-6 of this registration statement).

     27.01   Financial Data Schedule.

---------------------

*   To be filed by amendment

(b) The following financial statement is filed with this registration statement:

    Schedule II--Valuation and Qualifying Accounts

Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 21st day of September, 1999.

                                GRIC COMMUNICATIONS, INC.

                                By:              /s/ DR. HONG CHEN
                                      ----------------------------------------
                                                   Dr. Hong Chen
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Joseph M. Zaelit and David L. Teichmann, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

PRINCIPAL EXECUTIVE OFFICER:

      /s/ DR. HONG CHEN
------------------------------  President, Chief Executive  September 21, 1999
        Dr. Hong Chen               Officer and Director

PRINCIPAL FINANCIAL OFFICER:

                                  Senior Vice President,
     /s/ JOSEPH M. ZAELIT               Finance and
------------------------------    Administration and Chief  September 21, 1999
       Joseph M. Zaelit              Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

     /s/ KIM S. SILVERMAN
------------------------------     Corporate Controller     September 21, 1999
       Kim S. Silverman

ADDITIONAL DIRECTORS:

     /s/ ROGER L. PEIRCE        Chairman                    September 21, 1999
------------------------------
       Roger L. Peirce

       /s/ LYNN Y. LIU          Director                    September 21, 1999
------------------------------
         Lynn Y. Liu

      /s/ DR. TA-LIN HSU        Director                    September 21, 1999
------------------------------
        Dr. Ta-Lin Hsu

 /s/ DR. YEN-SON (PAUL) HUANG   Director                    September 21, 1999
------------------------------
   Dr. Yen-Son (Paul) Huang

      /s/ KHENG NAM LEE         Director                    September 21, 1999
------------------------------
        Kheng Nam Lee

      /s/ JOZEF LERNOUT         Director                    September 21, 1999
------------------------------
        Jozef Lernout

   /s/ STANLEY J. MERESMAN      Director                    September 21, 1999
------------------------------
     Stanley J. Meresman

                                 EXHIBIT INDEX

  EXHIBIT                                                    EXHIBIT
  NUMBER                                                      TITLE
-----------  -------------------------------------------------------------------------------------------------------

      4.02   Fourth Amended and Restated Registration Rights Agreement, dated April 16, 1999, among Registrant and the security holders listed in the agreement.

     10.02   Employee Agreement effective March 1, 1994 between Aimnet Corporation and Dr. Hong Chen.

     10.03   Employee Agreement effective March 1, 1994 between Aimnet Corporation and Lynn Y. Liu.

     10.04   Offer letter dated August 21, 1996 by the Registrant to Christophe U. Culine.

     10.05   Offer letter dated June 8, 1998 by the Registrant to David L. Teichmann.

     10.06   Offer letter dated October 15, 1998 by the Registrant to Phillip M. Sakakihara.

     10.07   Offer letter dated January 15, 1999 by the Registrant to Joseph M. Zaelit.

     10.08   Offer letter dated May 11, 1999 by the Registrant to Barron B. Cox.

     10.09   Offer letter dated July 28, 1999 by the Registrant to Kristin L. Steinmetz.

     10.10   Offer letter dated July 22, 1999 by the Registrant to Roger L. Peirce.

     10.11   Aimnet Corporation 1995 Stock Option Plan.

     10.12   GRIC Communications, Inc. (formerly Aimquest Corporation) 1997 Stock Option Plan.

     10.15   Restricted Stock Purchase Agreement dated July 1997 between Aimquest Corporation and Stanley J.
             Meresman.

     10.16   Warrant to purchase common stock of the Registrant issued to America Online, Inc. dated as of November
             12, 1998.

     10.17   Warrant to purchase Series D Preferred Stock of the Registrant issued to Silicon Valley Bank dated as of December 31, 1998.

     10.18   Warrant to purchase Series D Preferred Stock of the Registrant issued to Silicon Valley Bank dated as of November 5, 1998.

     10.19   Warrant to purchase Series D Preferred Stock of the Registrant issued to Phoenix Leasing Incorporated dated as of August 10, 1998.

     10.20   Warrant to purchase Series D Preferred Stock of the Registrant issued to Robert A. Kingsbook dated as of August 10, 1998.

     10.21   Loan and Security Agreement dated November 5, 1998 between the Registrant and Silicon Valley Bank, together with Intellectual Property Agreement dated November 5, 1998.

     10.22   Senior Loan and Security Agreement dated August 10, 1998 between the Registrant and Phoenix Leasing
             Incorporated, together with a form of Senior Secured Promissory Note.

     10.23   Lease dated January 6, 1998 among the Registrant, John Arrillaga Survivor's Trust and Richard T. Peery
             Separate Property Trust.

     10.24   Agreement dated August 3, 1999 between the Registrant and Singapore Telecommunications Ltd.

     23.02   Consent of Ernst & Young LLP, Independent Auditors.

     24.01   Power of attorney (see pg. II-6 of this registration statement).

     27.01   Financial Data Schedule.